   As filed with the Securities and Exchange Commission on November 13, 2001


                                                     Registration No. 333-71048

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               -----------------

                                AMENDMENT NO. 1


                                      TO

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                               -----------------
                         NETSCREEN TECHNOLOGIES, INC.
            (Exact name of Registrant as specified in its charter)

           Delaware                         3576                 77-0469208
(State or other jurisdiction of (Primary standard industrial  (I.R.S. employer incorporation or organization)  classification code number)  identification no.)

                         NETSCREEN TECHNOLOGIES, INC.
                              350 Oakmead Parkway
                          Sunnyvale, California 94085
                                (408) 730-6000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                               -----------------
                               Robert D. Thomas
                     President and Chief Executive Officer
                         NETSCREEN TECHNOLOGIES, INC.
                              350 Oakmead Parkway
                          Sunnyvale, California 94085
                                (408) 730-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                               -----------------
                                  Copies to:
          Laird H. Simons, III, Esq.        Nora L. Gibson, Esq.
           Robert A. Freedman, Esq.      Michael D. Weisberg, Esq.
           R. Gregory Roussel, Esq.          Lora D. Blum, Esq.
              D. Sejin Kim, Esq.         Elizabeth A. Cheever, Esq.
            Melanie P. Grace, Esq.    WILSON SONSINI GOODRICH & ROSATI
              FENWICK & WEST LLP          Professional Corporation
             Two Palo Alto Square      One Market, Spear Street Tower
          Palo Alto, California 94306 San Francisco, California 94105
                (650) 494-0600                 (415) 947-2000

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               -----------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   Title of Each Class of Securities          Proposed Maximum            Amount of
           to be Registered              Aggregate Offering Price(1) Registration Fee(2)
-----------------------------------------------------------------------------------------
Common stock, $0.001 par value per share         $92,000,000               $23,000
-----------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2) Previously paid.

                               -----------------
    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.



                Subject to Completion. Dated November 13, 2001.


                                _______ Shares


                         NetScreen Technologies, Inc.

   [LOGO] NETSCREEN TECHNOLOGIES, INC.

                                 Common Stock

                               -----------------

    This is an initial public offering of shares of common stock of NetScreen Technologies, Inc. All of the shares of common stock are being sold by NetScreen.

    Prior to this offering, there has been no public market for our common stock. We estimate that the initial public offering price per share will be
between $   and $   . We have applied for approval for quotation of our common stock on the Nasdaq National Market under the symbol "NSCN."

    See "Risk Factors" beginning on page 7 to read about factors you should consider before buying shares of our common stock.

                               -----------------

    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               -----------------

                                        Per Share Total
                                        --------- -----
Initial public offering price..........     $       $
Underwriting discount..................     $       $
Proceeds, before expenses, to NetScreen     $       $

    To the extent that the underwriters sell more than   shares of our common
stock, the underwriters have the option to purchase up to an additional shares from us at the initial public offering price, less the underwriting discount.

    The underwriters expect to deliver the shares in New York, New York on    ,
2001.

Goldman, Sachs & Co.
                      JPMorgan
                                       UBS Warburg

                                                            Wachovia Securities


                               -----------------

                        Prospectus dated        , 2001.

                            Description of Artwork

Inside Front Cover Page

    Caption on top of page--Text reading "NetScreen Technologies: Network Security Solutions."


    Below caption--Text reading "Our broad family of high performance, centrally managed, ASIC-based network security systems and appliances delivers firewall protection and secure virtual private network communication with integrated network traffic management."



    Center of page--In the center of the page is a cloud divided into two sections. One section includes text labeling it the "Service Provider Network." The other section is labeled "Internet." Overlapping both sections of the cloud are product photographs of a NetScreen-1000 and a NetScreen-500 labeled "NetScreen-1000" and "NetScreen-500," respectively, in a smaller font. Below the cloud and photographs is the text "Network Infrastructure Security."



    To the left of the cloud is the text "Centralized Security Management" with a screen shot of NetScreen's central management software depicting connected points on a map of the world. Under the screen shot are the words
"NetScreen-Global PRO."


    Surrounding the cloud is a series of five pictures, each connected to the cloud by a bold line. Three pictures are above the cloud and two are below.


    Going clockwise around the cloud and beginning with the top left is a picture entitled "Branch Office/Small to Medium Enterprise" above a product photograph of a NetScreen-100 with the words "NetScreen-100," "NetScreen-50" and "NetScreen-25" in a smaller font below. Reference to each of these appliances listed below the photograph of the NetScreen-100 is made to indicate their applicability to the branch office/medium enterprise environment.


    The next picture, which is directly above the cloud, is entitled "Small Office/Teleworker" and contains a photograph of a NetScreen-5XP, which is labeled "NetScreen-5XP" in a smaller font below.

    The picture to the top right of the cloud is entitled "Mobile Users" and contains a depiction of two unbranded stylized computer laptops, each connected to the cloud by a line. Beneath the laptops is the text "NetScreen-Remote VPN Client Software."


    Continuing clockwise around the cloud, the picture on the bottom right of the page is entitled "Data Center." At the bottom of the left side of this picture is the text "Single Customer Dedicated Security." On the left side of the picture is a product photograph of a NetScreen-500 with the text "NetScreen-1000," "NetScreen-500" and "NetScreen-100" in a smaller font immediately above. Below the product photograph is a depiction of an array of two unbranded stylized servers. The product photograph and servers are enclosed in a faint box. Reference to each of the products listed above the photograph of the NetScreen-500 is made to indicate its applicability to the single customer dedicated security environment. At the bottom of the right side of this picture is the text "Multi-Customer Cloud-Based Security." On top of the right side of this picture is the text "NetScreen-1000" and "NetScreen-500" in smaller font. Below that text is a product photograph of a NetScreen-1000 connected to an array of three unbranded servers, each enclosed in its own faint box. The product photograph is connected to the servers by a wide tube containing three different colored lines of dots that become solid lines upon exiting the tube, with each line connecting to a different server. Reference to each of the products listed above the photograph of the NetScreen-1000 is made to indicate its applicability to the multi-customer cloud-based security environment. This picture is divided into two parts to show the two most common deployments of our products by data centers.


    Finally, the picture on the bottom left of the page is entitled "Enterprise Central Site." The picture contains a product photograph of a NetScreen-500 with the text "NetScreen-1000" and "NetScreen-500" in smaller font above. To the right of the product photograph is an array of three unbranded stylized servers, each connected to the product with a solid line above the text "Mail and Web Server Security." Below the product photograph is a series of three shaded ovals, each containing two unbranded stylized personal computers. The product photograph is connected to the ovals by a wide tube containing three different colored lines of dots that become solid lines upon exiting the tube, with each line connecting to a different oval. The series of ovals is labeled "Intranet or Departmental Security Zones." Reference to each of the products listed above the photograph of the NetScreen-500 is made to indicate its applicability to a multi-department enterprise security environment.

    Bottom of page--At the bottom of this page is the NetScreen logo.

                              PROSPECTUS SUMMARY

    You should read this summary together with the entire prospectus, including the more detailed information in our consolidated financial statements and related notes appearing elsewhere in this prospectus.

                         NetScreen Technologies, Inc.


    We develop, market and sell a broad family of network security systems and appliances that deliver high performance, cost-effective security for enterprises and service providers. Our security systems and appliances deliver integrated firewall, virtual private network and network traffic management capabilities in a single device using our proprietary application specific integrated circuit, referred to as GigaScreen ASIC, and proprietary security operating system and applications, referred to as ScreenOS. Firewalls help prevent unauthorized network access by establishing a perimeter defense between two networks, such as an enterprise's network and the Internet. Firewalls enable users to establish security policies designed to permit only authorized traffic into and out of a connected network. Virtual private networks, or VPNs, allow access to an internal network through the Internet and are deployed by creating links, running over a public network, to connect two or more locations. VPNs can be made secure from malicious eavesdropping by encrypting and authenticating the information. Our products' network traffic management capabilities control the rate at which packets of information are forwarded through our products or across a network to its destination so that the bandwidth of that network is used efficiently.



    Our products are based on industry standard communication protocols in order to be integrated easily into networks and interoperate with other security devices and software applications based on these industry standard communication protocols. Our security systems and appliances can be centrally managed with our suite of flexible management software, which enables secure, scalable monitoring of devices, network traffic and security events and policy administration for both enterprises and service providers. Our end customers are a broad range of enterprises and service providers, including established companies and large communication service providers. Our family of products enables our end customers to address their network security, VPN and traffic management needs cost-effectively across their networks.



    Over the past several years, Internet usage has grown rapidly as an increasing number of individual users and enterprises connect to the Internet at ever greater access speeds. As individual users and enterprises increasingly use the Internet to conduct business, the amount of confidential information delivered over or accessible through the Internet is also increasing. Maintaining the security of sensitive information and confidential communications is essential. In recent years, there has been an increase in the frequency and severity of attempted breaches of network security, often referred to as hacker attacks. To prevent network security breaches, enterprises and service providers are deploying firewalls at the access points where their networks connect to the Internet or other networks. Additionally, as enterprises seek to save time and network costs by deploying VPNs in lieu of private, dedicated communications networks, they are securing these VPNs to prevent malicious network eavesdropping. Existing solutions, such as software-based security products or hardware-based security products running on general purpose platforms, have failed to address a number of key network security requirements such as high performance, integrated firewall, VPN and traffic management capabilities, ease of installation and the ability to block processing-intensive network attacks. Additionally, most network security vendors do not offer a broad range of solutions that address network security needs across the network.

    We offer a family of network security products designed to meet the needs of a wide range of customers and networks from single user environments to large-scale, carrier class network deployments. Our security systems, the NetScreen-1000 and NetScreen-500, deliver highly reliable, flexible and integrated firewall, VPN and traffic management capabilities to high bandwidth environments for large numbers of users, providing our enterprise customers with secure e-business Web sites and central site Internet access and VPN connectivity. Our systems can also be deployed by service providers to secure large-scale networks and as multi-customer platforms simplifying the delivery of managed security services. Our security appliances, the NetScreen-100, NetScreen-50, NetScreen-25, NetScreen-10 and NetScreen-5XP, deliver cost-effective, easy to deploy firewall, VPN and traffic management capabilities for lower bandwidth environments with fewer users, providing remote users, small to medium-sized businesses and enterprise remote locations with secure Internet access and communication. Using our family of security systems and appliances, our NetScreen-Global PRO, NetScreen-Global PRO Express and NetScreen-Global Manager management software and our NetScreen-Remote VPN client software, enterprises and service providers are able to deploy a single vendor solution, which improves the manageability of their networks and significantly reduces the potential security gaps that are introduced when a solution is deployed using equipment from multiple vendors.



    Our objective is to capitalize on our technology and expand our market presence to become the premier provider of high performance network security systems, appliances and software worldwide. The key elements of our strategy are to:


    .   increase our market share in the enterprise market;


    .   extend our presence in the service provider market;



    .   expand our technology capabilities to address customer needs;


    .   expand our alliances to develop enhanced security solutions; and

    .   increase our brand awareness and strengthen our distribution channels.

                             Corporate Information

    We were incorporated in Delaware in October 1997. Our principal executive offices are located at 350 Oakmead Parkway, Sunnyvale, California 94085, and our telephone number at this location is (408) 730-6000. Our Web site address is netscreen.com. The information on our Web site does not constitute part of this prospectus.


    We have registered NetScreen as our trademark and use the NetScreen logo and NetScreen Technologies, GigaScreen, NetScreen-Global Manager, NetScreen-Global PRO, NetScreen-Global PRO Express, NetScreen-Remote, ScreenOS, NetScreen-1000, NetScreen-500, NetScreen-100, NetScreen-50, NetScreen-25, NetScreen-10, NetScreen-5XP and NetScreen-5 as our trademarks. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                                 The Offering

Common stock offered..............................    shares

Common stock to be outstanding after this offering    shares

Use of proceeds................................... We intend to use the net proceeds from this offering for general corporate purposes and
                                                   working capital requirements. We may also
                                                   use a portion of the net proceeds to fund
                                                   possible investments in, or acquisitions of,
                                                   complementary businesses, products or
                                                   technologies. See "Use of Proceeds."

Proposed Nasdaq National Market symbol............ "NSCN"

    The number of shares of common stock to be outstanding after this offering is based upon:


    .   56,253,824 shares of common stock outstanding as of September 30, 2001;
        and



    . 5,762,502 shares of Series F preferred stock issued in October 2001, which are convertible into an equal number of shares of common stock upon the closing of this offering.


    The number of shares of common stock to be outstanding after this offering excludes:


    . 8,958,149 shares of common stock issuable upon exercise of options outstanding as of September 30, 2001 with a weighted average exercise price of $3.22 per share;


    . 123,196 shares of common stock issuable upon exercise of warrants outstanding as of September 30, 2001 with a weighted average exercise price of $1.73 per share; and

    . 23,313,789 shares of common stock available for issuance under our employee benefit plans, including 20,000,000 shares of common stock reserved for issuance under our 2001 equity incentive plan and 1,000,000 shares of common stock reserved for issuance under our 2001 employee stock purchase plan, both of which will become effective on the date of this prospectus.

    Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the underwriters' over-allotment option and assumes the conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering. The share and per share amounts presented in this prospectus have been retroactively restated to give effect to all stock splits.

                      Summary Consolidated Financial Data
                   (in thousands, except per share amounts)




                                                                       Period From
                                                                       October 30,
                                                                           1997
                                                                      (Inception) to   Year Ended September 30,
                                                                      September 30,  ----------------------------
                                                                           1998        1999      2000      2001
                                                                      -------------- --------  --------  --------
Consolidated Statement of Operations Data:
Total revenues.......................................................    $   665     $  5,871  $ 26,584  $ 85,563
Gross margin.........................................................        476        4,183    18,209    59,767
Loss from operations.................................................     (3,822)     (19,810)  (33,478)  (32,223)
Net loss.............................................................     (3,758)     (19,730)  (33,021)  (31,305)
Deemed dividend on Series E redeemable convertible preferred stock...         --           --      (699)   (2,923)
Net loss applicable to common stockholders...........................     (3,758)     (19,730)  (33,720)  (34,228)
Net loss per share applicable to common stockholders:
 Basic and diluted...................................................    $ (1.22)    $  (2.99) $  (2.82) $  (2.05)
 Weighted average shares--basic and diluted..........................      3,079        6,598    11,954    16,696
Pro forma net loss per share applicable to common stockholders:
 Basic and diluted...................................................                                    $  (0.70)
 Weighted average shares--basic and diluted..........................                                      49,169



    The gross margin and all loss amounts above are presented net of stock-based compensation of $332,000, $14.7 million and $19.0 million in the years ended September 30, 1999, 2000 and 2001, respectively. See note 1 of the notes to our consolidated financial statements for a description of the method that we used to compute our net loss per share and pro forma net loss per share. Pro forma basic and diluted net loss per share has been calculated assuming the conversion into common stock of all preferred stock outstanding at September 30, 2001 as if all shares had converted on October 1, 2000 or, if later, on the dates of their original issuance.



                                                                       September 30, 2001
                                                                 -------------------------------
                                                                                      Pro Forma
                                                                  Actual   Pro Forma As Adjusted
                                                                 --------  --------- -----------
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments............... $ 17,655   $47,525    $
Working capital.................................................    8,330    38,200
Total assets....................................................   50,201    80,071
Total long-term obligations, less current portion...............    2,663     2,663     2,663
Redeemable convertible preferred stock..........................   56,542        --        --
Total net capital deficiency (pro forma stockholders' equity)...  (42,611)   43,801



    The pro forma column of consolidated balance sheet data reflects the sale of 5,762,502 shares of Series F preferred stock in October 2001 and the automatic conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering. The pro forma as adjusted column of consolidated balance sheet data also reflects the receipt of the net proceeds from the sale of the shares of common stock offered by us at an assumed initial
public offering price of $     per share, after deducting the estimated
underwriting discount and the estimated offering expenses payable by us.

                                 RISK FACTORS

    You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. The consequences of any of the following risks could cause the trading price of our common stock to decline, and you might lose all or part of your investment.

                         Risks Related to Our Business

Downturns in the Internet infrastructure, network security and related markets may decrease our revenues and margins.


    The market for our products depends on economic conditions affecting the broader Internet infrastructure, network security and related markets. Downturns in these markets may cause enterprises and service providers to delay or cancel security projects, reduce their overall or security-specific information technology budgets or reduce or cancel orders for our products. In this environment, customers may experience financial difficulty, cease operations or fail to budget for the purchase of our products. This, in turn, may lead to longer sales cycles, delays in payment and collection, and price pressures, causing us to realize lower revenues and margins. In particular, capital spending in the information technology sector generally has decreased in the past 12 months, and many of our customers and potential customers have experienced declines in their revenues and operations. In addition, the terrorist acts of September 11, 2001 have created an uncertain economic environment and we cannot predict the impact of these events, any future terrorist acts or any related military action, on our customers or business. We believe that, in light of these events, some businesses may curtail or eliminate capital spending on information technology. If capital spending in our markets declines, it may be necessary for us to gain significant market share from our competitors in order to achieve our financial goals and achieve profitability.


Competition may decrease our revenues, market share and gross margins.

    The market for network security products is highly competitive, and we expect competition to intensify in the future. Competitors may introduce new competitive products for the same markets currently served by our products. These products may have better performance, lower prices and broader acceptance than our products. Competition may reduce the overall market for our products.

    Current and potential competitors in our market include the following, all of which sell worldwide or have a presence in most of the major geographical markets for their products:

    . firewall and VPN software vendors such as Check Point Software Technologies Ltd. and Symantec Corporation;

    . network equipment manufacturers such as Cisco Systems, Inc., Lucent Technologies Inc., Nokia Corporation and Nortel Networks Corporation;

    . security appliance suppliers such as SonicWALL, Inc. and WatchGuard Technologies, Inc.;

    .   computer and network component manufacturers; and


    . low cost Internet hardware suppliers with products that include network security functionality.


    Many of our current or potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales, marketing and other resources than we do. In addition, some of our competitors currently combine their products with other companies' networking and security products to compete with our products. These competitors also often combine their sales and marketing efforts to compete with our products. This competition may result in reduced prices and longer sales cycles for our products. If any of our larger competitors were to commit greater technical, sales, marketing and other resources to our markets, our ability to compete would be adversely affected.

We anticipate continued losses and may not achieve profitability.


    We have incurred significant losses since our inception in October 1997. As of September 30, 2001, we had an accumulated deficit of $91.4 million. We expect to continue to incur losses for the foreseeable future. We had net losses applicable to common stockholders of $19.7 million for the year ended September 30, 1999, $33.7 million for the year ended September 30, 2000 and $34.2 million for the year ended September 30, 2001. We have large fixed expenses, and we expect to continue to incur significant and increasing sales and marketing, research and development and administrative expenses. As a result, we will need to generate significantly higher total revenues to achieve profitability. Revenue growth depends on many factors, including those described elsewhere in these "Risk Factors." Our revenues may not grow, and we may never achieve profitability. A failure to achieve profitability or a delay in any anticipated timing to achieve profitability could cause our stock price to decline.


We may experience issues with our financial controls and operations that could harm our financial condition and results of operations.

    Our ability to sell our products and implement our business plan successfully in a volatile and growing market requires effective management systems and a system of financial processes and controls. Growth is likely to place a considerable strain on our systems, processes and controls. In connection with our year 2000 audit, weaknesses were identified in our ability to produce accurate financial statements on a timely basis. Deficiencies in our infrastructure and our finance personnel adversely affected our ability to record, process and report financial data on a timely basis. These deficiencies also impaired our ability to apply revenue recognition policies consistently, to balance and analyze our accounts receivable, and to track data relating to distributor and value-added reseller sales and ending inventory levels on a timely basis. We believe that we have addressed all of these issues. We have improved our infrastructure, personnel, processes and controls to allow us to produce accurate financial statements on a timely basis. Our anticipated growth in future operations will continue to place a strain on our management systems, controls and resources. To address these issues, we will need to continue to improve our financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force worldwide. If we are unable to maintain an adequate level of financial processes and controls, we may not be able to accurately report our financial performance on a timely basis and our business and stock price would be harmed.

The long sales and implementation cycles for our products may cause revenues and operating results to vary significantly.

    An end customer's decision to purchase our products often involves a significant commitment of its resources and a lengthy evaluation and product qualification process. Throughout the sales cycle, we often spend considerable time educating and providing information to prospective customers regarding the use and benefits of our products. Budget constraints and the need for multiple approvals within enterprises and service providers may also delay the purchase decision. Failure to obtain the required approval for a particular project or purchase decision may delay the purchase of our products. As a result, the sales cycle for our security systems is typically 60 to 90 days. Additionally, our network security systems are designed for the enterprise and service provider markets that require us to maintain a sophisticated sales force, engage in extensive negotiations, and provide high level engineering support to complete sales. We have been selling our security systems for only a short period of time. We have limited experience selling into the enterprise and service provider markets and in achieving end customer adoption of our security systems. If our security systems are not successful with these end customers, our operating results will be below our expectations and the expectations of investors and market analysts, which would likely cause the price of our common stock to decline.


Even after making the decision to purchase our products, our end customers may not deploy our products broadly within their networks. The timing of implementation can vary widely and depends on the skill set of the end customer, the size of the network deployment, the complexity of the end customer's network environment and the degree of hardware and software configuration necessary to deploy our products. End customers with large networks usually expand their networks in large increments on a periodic basis. Large deployments and purchases of our security systems also require a significant outlay of capital from end customers.

The unpredictability of our quarterly results may cause the trading price of our common stock to decline.

    Our quarterly revenues and operating results have varied in the past and will likely continue to vary in the future due to a number of factors, many of which are outside of our control. Any of these factors could cause our stock price to decline. The primary factors that may affect revenues and operating results include the following:

    .   the demand for our products;

    .   the length of our sales cycle;

    .   the timing of recognizing revenues;

    .   new product introductions by us or our competitors;

    . changes in our pricing policies or the pricing policies of our competitors;

    . our ability to develop, introduce and ship in a timely manner new products and product enhancements that meet customer requirements;

    . our ability to obtain sufficient supplies of sole or limited source components, including application specific integrated circuits, or ASICs, and power supplies, for our products;

    .   variations in the prices of the components we purchase;

    . our ability to attain and maintain production volumes and quality levels for our products at reasonable prices at our third-party manufacturers; and

    . our ability to manage our customer base and credit risk and to collect our accounts receivable.


    Our operating expenses are largely based on anticipated revenues and a high percentage of our expenses are, and will continue to be, fixed in the short term. As a result, lower than anticipated revenues for any reason could cause significant variations in our operating results from quarter to quarter and, because of our rapidly growing operating expenses, could result in substantial operating losses.


    Due to the factors summarized above, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. Also, it is likely that, in some future quarters, our operating results will be below the expectations of public market analysts and investors. In this event, the price of our common stock would likely decline.

Our limited operating history makes it difficult to evaluate our business and prospects.


    As a result of our limited operating history, we have little meaningful historical financial data upon which to plan operating expenses or forecast our revenues accurately. Specifically, we began operations in October 1997, and we began shipping the NetScreen-100 and NetScreen-10 in June 1998, the NetScreen-5 in September 1999, the NetScreen-1000 in May 2000, the NetScreen-500 in May 2001, the NetScreen-5XP, the successor to the NetScreen-5, in June 2001 and the NetScreen-50 and NetScreen-25 in November 2001. We began shipping NetScreen-Remote VPN client software in August 1998, NetScreen-Global Manager management software in September 1999, NetScreen-Global PRO management software in March 2001 and NetScreen-Global PRO Express management software in November 2001. The revenue and income potential of our products and business is unproven, and the markets that we are addressing are volatile. If our products are not successful, our operating results would be below our expectations and the expectations of investors and market analysts, which would likely cause the price of our common stock to decline.


If we fail to address evolving standards in the network security industry, our business could be harmed.

    The market for network security products is characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. In developing and introducing our products, we have made, and will continue to make, assumptions with respect to which features, security standards and performance criteria will be required by our customers. If we implement features, security standards and performance criteria that are different from those required by our customers, market acceptance of our products may be significantly reduced or delayed and our business would be seriously harmed. In this environment, we may have difficulty selling one or more of our products, which could lead to reduced market share and lower revenues. In addition, the introduction of products embodying new technologies could render our existing products obsolete, which would have a direct, adverse effect on our market share and revenues.

Failure to develop or introduce new products or product enhancements might cause our revenues to decline.

    We expect to introduce new products and enhancements in the future to address current and evolving customer requirements. We also expect to develop products with strategic partners and incorporate third-party advanced security capabilities into our products. We may not be able to develop new products or product enhancements in a timely manner, or at all. Any failure to develop or introduce these new products and product enhancements might cause our products to be less competitive and our revenues to decline. In addition, our assumptions about customer requirements may be wrong. Even if we are able to develop and introduce new products and enhancements, these products or enhancements may not achieve widespread market acceptance. Any failure of our future products or product enhancements to achieve market acceptance could cause our revenues to decline.

We derive a substantial portion of our revenues from international customers, and our failure to address the difficulties associated with marketing, selling and supporting our products outside the United States could cause our sales to decline.


    We have established subsidiaries in Hong Kong, Japan, Korea, Singapore and the United Kingdom, representative offices in Australia and China and a registered branch in France to market, sell and service our products. We intend to expand substantially our existing international operations and to enter new international markets. This expansion will require significant management attention and financial resources. We currently have limited experience in marketing and distributing our products internationally and in developing versions of our products that comply with local standards.

We may not be able to maintain or increase international market demand for our products. In addition, international operations are subject to other inherent risks, including:

    . potential foreign government regulation of our technology or unexpected changes in regulatory requirements;

    .   greater difficulty and delays in accounts receivable collection;

    .   difficulties and costs of staffing and managing foreign operations;

    .   reduced protection for intellectual property rights in some countries;

    .   currency fluctuations; and

    .   potentially adverse tax consequences.


    Revenues from outside of North America were 48% of our total revenues for the year ended September 30, 2001, 23% of our total revenues for the year ended September 30, 2000 and 35% of our total revenues for the year ended September 30, 1999. We expect revenues from outside of North America will continue to represent a substantial portion of our total revenues for the foreseeable future. To the extent we are unable to favorably renew our distributor and value-added reseller agreements or make alternative arrangements, revenues from our international operations may decrease.


    Our international sales are currently denominated in U.S. dollars. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make our products less price competitive in international markets. In the future, we may elect to invoice some of our international customers in local currency, which could subject us to fluctuations in exchange rates between the U.S. dollar and the local currency.

Our reliance on third parties to manufacture, assemble and test our products could cause a delay in our ability to fill orders, which might cause us to lose sales.


    Flash Electronics, Inc. manufactures, assembles and tests the NetScreen-100, NetScreen-50, NetScreen-25 and NetScreen-10 products at its Fremont, California facility. C-MAC Industries, Inc. manufactures, assembles and tests the NetScreen-1000, NetScreen-500 and NetScreen-5XP products at its San Jose, California facility. We currently do not have a long-term supply contract with either Flash Electronics or C-MAC Industries, and we purchase from these manufacturers on a purchase order basis. If we should fail to manage our relationship with Flash Electronics or C-MAC Industries effectively, or if either of these manufacturers experiences delays, disruptions or quality control problems in its manufacturing operations, our ability to ship products to our customers could be delayed.



    The absence of dedicated capacity with Flash Electronics and C-MAC Industries means that, with little or no notice, they could refuse to continue manufacturing some or all of our products. Qualifying a new contract manufacturer and commencing volume production is expensive and time-consuming. If we are required or choose to change contract manufacturers, we would lose revenues and damage our customer relationships. Recently, C-MAC Industries signed a definitive agreement to be acquired by Solectron Corporation. Failure to work efficiently and effectively with the combined company following the acquisition would have an adverse effect on revenues and damage our customer relationships.



    Our proprietary GigaScreen ASIC, which is key to the functionality of our hardware-based products, is fabricated by foundries operated by Toshiba America Electronic Components, Inc. We have no long-term contract with Toshiba and purchase our ASICs on a purchase order basis. If Toshiba materially delays its supply of ASICs to us, or requires us to find an alternate supplier and we are not able to do so on a timely and reasonable basis, our business would be harmed.

    Our reliance on third-party manufacturers also exposes us to the following risks outside our control:

    .   unexpected increases in manufacturing and repair costs;

    . interruptions in shipments if one of our manufacturers is unable to complete production;

    .   inability to control quality of finished products;

    .   inability to control delivery schedules;

    .   unpredictability of manufacturing yields;

    .   financial strength to meet procurement and manufacturing needs; and

    . potential lack of adequate capacity to provide all or a part of the services we require.

Our reliance on single or limited sources for key components may inhibit our ability to deliver products to our customers, which would negatively impact present and future sales.

    We currently purchase several key components, including semiconductors, from single or limited sources. We carry very little inventory of some of our products and product components, and we rely on our suppliers to deliver necessary components to our contract manufacturers in a timely manner based on forecasts we provide. Some of the semiconductors we require are very complex, and we may not be able to develop an alternate source in a timely manner, which could hurt our ability to deliver our products to our customers. We also purchase power supplies from a single source and purchase other custom components from other sole or limited sources. If we are unable to buy these components on a timely basis, we will not be able to deliver products to our customers, which would negatively impact present and future revenues and, in turn, seriously harm our business.

    At various times, some of the key components for our products, such as flash memory, have been in short supply. Delays in receiving components would harm our ability to deliver our products on a timely basis. In addition, because we rely on purchase orders rather than long-term contracts with our suppliers, we cannot predict with certainty our ability to procure components in the longer term. If we receive a smaller allocation of components than is necessary to manufacture products in quantities sufficient to meet customer demand, customers could choose to purchase competing products.

We depend on our key personnel to manage our business effectively in a rapidly changing market, and if we are unable to hire additional personnel or retain existing personnel, our ability to execute our business strategy would be impaired.


    Our future success depends upon the continued services of our executive officers, including in particular Robert D. Thomas, Feng Deng and Yan Ke, and other key engineering, sales, marketing and support personnel. None of our officers or key employees is bound by an employment agreement for any specific term, and no one is constrained from terminating his or her employment relationship with us at any time. In addition, since a number of our long-standing employees have most of their stock options or restricted stock vested, their economic incentive to remain in our employ may be diminished. Further, we do not have key person life insurance policies covering any of our employees. We also intend to hire a significant number of engineering, sales, marketing and support personnel in the future, and we believe our success depends, in large part, upon our ability to attract and retain these key employees. Competition for personnel is intense, especially in the San Francisco Bay Area. In particular, we have experienced difficulty in hiring qualified ASIC, software, system and test, and customer support engineers, and we may not be successful in attracting and retaining these individuals. The loss of the services of any of our key employees, the inability to attract or retain qualified personnel in the future, or delays in hiring required personnel, could delay the development and introduction of, and negatively impact our ability to sell, our products.

A breach of network security could harm public perception of our products, which could cause us to lose revenues.

    If an actual or perceived breach of network security occurs in one of our end customer's security systems, regardless of whether the breach is attributable to our products, the market perception of the effectiveness of our products could be harmed. This could cause us to lose current and potential end customers or cause us to lose current and potential value-added resellers and distributors. Because the techniques used by computer hackers to access or sabotage networks change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques.

    Because we are in the business of providing network security, our own networks may be more likely to become a target of hacker attacks. If attacks on our internal networks are successful, public perception of our products would be harmed.

If we fail to develop or maintain relationships with significant resellers, or if these resellers are not successful in their sales efforts, sales of our products may decrease and our operating results would suffer.


    We derived approximately 80% of our total revenues from value-added resellers and distributors in the year ended September 30, 2001, and we expect our revenues to continue to depend in large part on the performance of these third-party resellers. Sometimes purchasers of security solutions choose their products based on which security solution is carried by the value-added reseller or distributor from which they buy other products rather than solely on performance characteristics. We have no long-term contracts or minimum purchase commitments with any of our value-added resellers and distributors. In addition, our value-added resellers and distributors may sell products and services that are competitive with ours, may devote more resources to those competitive products and may cease selling our products and services altogether. The loss of or reduction in sales to our larger value-added resellers or distributors could reduce our revenues. If we fail to develop and maintain additional relationships with significant resellers, or if these resellers are not successful in their sales efforts, sales of our products may decrease and our operating results would suffer.


Undetected product errors or defects could result in loss of revenues, delayed market acceptance and claims against us.

    We offer a warranty on all of our products, allowing the end customer to have any defective unit repaired, or to receive a replacement product for it. Our products may contain undetected errors or defects. If there is a product failure, we may have to replace all affected products without being able to book revenue for the replacement units, or we may have to refund the purchase price for the defective units. Some errors are discovered only after a product has been installed and used by end customers. Any errors discovered after commercial release could result in loss of revenues and claims against us.

    If we are unable to fix errors or other problems that later are identified after full deployment, in addition to the consequence described above, we could experience:

    .   failure to achieve market acceptance;

    .   loss of customers;

    .   loss of or delay in revenues and loss of market share;

    .   diversion of development resources;

    .   increased service and warranty costs;

    .   legal actions by our customers; and

    .   increased insurance costs.

If our products do not interoperate with our end customers' networks, installations would be delayed or cancelled, which could significantly reduce our revenues.

    Our products are designed to interface with our end customers' existing networks, each of which has different specifications and utilizes multiple protocol standards. Many of our end customers' networks contain multiple generations of products that have been added over time as these networks have grown and evolved. Our products must interoperate with all of the products within these networks as well as with future products that might be added to these networks in order to meet our end customers' requirements. If we find errors in the existing software used in our end customers' networks, we may elect to modify our software to fix or overcome these errors so that our products will interoperate and scale with their existing software and hardware. If our products do not interoperate with those within our end customers' networks, installations could be delayed or orders for our products could be cancelled, which could significantly reduce our revenues.

If we fail to predict our manufacturing requirements accurately, we could incur additional costs or experience manufacturing delays, which could reduce our gross margins or cause us to lose sales.

    Because we currently do not have long-term supply contracts with our contract manufacturers, they are not obligated to supply products to us for any specific period, in any specific quantity or at any certain price, except as may be provided in a particular purchase order. We provide forecasts of our demand to our contract manufacturers up to six months prior to scheduled delivery of products to our customers. If we overestimate our requirements, our contract manufacturers may have excess inventory, which would increase our costs. If we underestimate our requirements, our contract manufacturers may have an inadequate component inventory, which could interrupt manufacturing of our products and result in delays in shipments and revenues. In addition, lead times for materials and components that we order vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. We may also experience shortages of components from time to time, which also could delay the manufacturing of our products.

We might have to defend lawsuits or pay damages in connection with any alleged or actual failure of our products and services.

    Because our products and services provide and monitor network security and may protect valuable information, we could face claims for product liability, tort or breach of warranty. Anyone who circumvents our security measures could misappropriate the confidential information or other property of end customers using our products or interrupt their operations. If that happens, affected end customers or others may sue us. In addition, we may face liability for breaches caused by faulty installation of our products by our service and support organizations. Provisions in our contracts relating to warranty disclaimers and liability limitations may be unenforceable. Some courts, for example, have found contractual limitations of liability in standard computer and software contracts to be unenforceable in some circumstances. Defending a lawsuit, regardless of its merit, could be costly and could divert management attention. Our business liability insurance coverage may be inadequate or future coverage may be unavailable on acceptable terms or at all. Our business liability insurance has no specific provisions for product liability for network security breaches.

If we fail to protect our intellectual property rights, end customers or potential competitors might be able to use our technologies to develop their own solutions, which could weaken our competitive position or reduce our revenues.

    We rely and plan to continue to rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to and distribution of our software, documentation and other proprietary information. Unauthorized parties may attempt to copy or otherwise to obtain and use our products or technology. Monitoring unauthorized use of our products is difficult, and the steps we have taken may not prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

We could become subject to litigation regarding intellectual property rights that could be costly and result in the loss of significant rights.

    In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We may become a party to litigation in the future to protect our intellectual property or as a result of an alleged infringement of another party's intellectual property. Claims for alleged infringement and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation could also force us to do one or more of the following:

    . stop or delay selling, incorporating or using products that use the challenged intellectual property;

    . obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license might not be available on reasonable terms or at all; or

    .   redesign the products that use that technology.

    If we are forced to take any of these actions, our business might be seriously harmed. Our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that could be imposed.

The inability to obtain any third-party license required to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, which could seriously harm our business, financial condition and results of operations.

    From time to time, we may be required to license technology from third parties to develop new products or product enhancements. Third-party licenses may not be available to us on commercially reasonable terms or at all. The inability to obtain any third-party license required to develop new products or product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, which could seriously harm our business, financial condition and results of operations.

We will record substantial expenses related to our issuance of stock options and our sale of stock that will have a material negative impact on our financial condition and results of operations.


    We have granted stock options under our stock option plan since November 1997. We are required to recognize, as a reduction of stockholders' equity, deferred stock compensation equal to the difference between the deemed fair market value of our common stock for financial reporting purposes and the exercise price of these options at the date of grant. This deferred compensation is amortized over the vesting period of the applicable options, generally four years, using the straight line vesting method. At September 30, 2001, approximately $54.9 million of deferred stock compensation related to employee stock options remained unamortized. The resulting amortization expense will have a material negative impact on our results of operations in future periods.

Governmental regulations affecting the import or export of products could negatively affect our revenues.

    Governmental regulation of imports or exports or failure to obtain required export approval of our encryption technologies could harm our international and domestic sales. The United States and various foreign governments have imposed controls, export license requirements and restrictions on the import or export of some technologies, especially encryption technology. In addition, from time to time, governmental agencies have proposed additional regulation of encryption technology, such as requiring the escrow and governmental recovery of private encryption keys. In particular, in light of recent terrorist activity, governments could enact additional regulation or restrictions on the use, import or export of encryption technology. Additional regulation of encryption technology could delay or prevent the acceptance and use of encryption products and public networks for secure communications. This might decrease demand for our products and services. In addition, some foreign competitors are subject to less stringent controls on exporting their encryption technologies. As a result, they may be able to compete more effectively than we can in the domestic and international network security market.

Earthquakes, other natural disasters and power shortages may damage our facilities or the facilities of third parties on which we depend.

    Our corporate headquarters and our key third-party manufacturers are located in Northern California near major earthquake faults that have experienced earthquakes in the past. An earthquake or other natural disaster near our headquarters or near one or more of the facilities of third parties upon which we rely could disrupt our operations or the operations of those parties. Additionally, the loss of electric power, such as the temporary loss of power caused by power shortages in the grid servicing of our facilities or the facilities of these third parties in Northern California, could disrupt operations or impair critical systems. None of these disruptions would be covered by insurance, so the supply of our products could be limited, our business could be hampered and our financial condition and results of operations could be harmed.

                        Risks Related to this Offering

The price of our common stock is likely to be volatile, and you may not be able to sell your shares at or above the initial public offering price.

    The market prices of the securities of technology-related companies have been extremely volatile. Thus, the market price of our common stock is likely to be subject to wide fluctuations. If our revenues do not grow or grow more slowly than we anticipate, if operating or capital expenditures exceed our expectations and cannot be reduced appropriately, or if some other event adversely affects us, the market price of our common stock could decline. In addition, if the market for technology-related stocks or the stock market in general experiences a continued or greater loss in investor confidence or otherwise fails, the market price of our common stock could decline for reasons unrelated to our business, results of operations and financial condition. The market price of our stock also might decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. General political or economic conditions, such as a recession or interest rate or currency rate fluctuations, could also cause the market price of our common stock to decline.

The concentration of our capital stock ownership with insiders upon the completion of this offering will likely limit your ability to influence corporate matters.

    We anticipate that our executive officers, our directors, our greater than 5% stockholders and entities affiliated with any of them together will
beneficially own approximately   % of our
outstanding common stock following the completion of this offering. As a result, these stockholders will be able to exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership might also have the effect of delaying or preventing a change in our control that might be viewed as beneficial by other stockholders.

Management could invest or spend the proceeds of this offering in ways that might not enhance our results of operations or market share.

    We have made no specific allocations of the net proceeds of this offering. Consequently, management will retain a significant amount of discretion over the application of these proceeds and could spend the proceeds in ways that do not improve our operating results or increase our market share. In addition, these proceeds may not be invested to yield a favorable rate of return.

Future sales of shares by existing stockholders could cause our stock price to decline.

    If our existing stockholders sell, or are perceived to sell, substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decline. Based on shares outstanding as of September 30, 2001 and including shares of Series F preferred stock issued in October 2001, upon completion of this offering, we will have outstanding approximately shares of common stock, assuming no exercise of the underwriters' over-allotment option. Of these shares, only shares of common stock sold in this offering will be freely tradable, without restriction, in the public market. After the lockup agreements pertaining to this offering expire 180 days from the date of this prospectus, an additional 56,253,824 shares will be eligible for sale in the public market, 35,004,435 of which are held by directors, executive officers and other affiliates, and are subject to volume limitations under Rule 144 of the Securities Act and various vesting agreements. In addition, the 9,081,345 shares subject to outstanding options and warrants and the 23,313,789 shares reserved for future issuance under our stock option and purchase plans will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements, the lock-up agreements and Rules 144 and 701 under the Securities Act. Goldman Sachs may also, in its sole discretion, permit our officers, directors and current stockholders to sell shares prior to the expiration of the lock-up agreements. See "Shares Eligible for Future Sale" for more information regarding shares of our common stock that may be sold by existing stockholders after the closing of this offering.

Provisions in our charter documents might deter a company from acquiring us, which could inhibit your ability to receive an acquisition premium for your shares.


    We have adopted a classified board of directors. Upon completion of this offering, our board will be divided into three classes that serve staggered three-year terms. Only one class of directors will be elected each year, while the directors in the other classes will continue on our board for the remainder of their terms. This classification of our board could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, control of NetScreen since it would make it more difficult and time-consuming to replace our then current directors. In addition, our stockholders are unable to call special meetings of stockholders, to act by written consent, to remove any director or the entire board of directors without a supermajority vote or to fill any vacancy on our board of directors. Our stockholders must also meet advance notice requirements for stockholder proposals. Our board may also issue preferred stock without any vote or further action by the stockholders. These provisions and other provisions under Delaware law could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. See "Description of Capital Stock" for a more complete description of the anti-takeover provisions of our charter documents and Delaware law.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our industry, our beliefs and our assumptions. Words such as "anticipates," "believes," "plans," "expects," "future" and "intends" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this prospectus. These forward-looking statements reflect our view only as of the date of this prospectus.

                                USE OF PROCEEDS

    We estimate that our net proceeds from the sale of the    shares of common
stock offered by us will be approximately $   million, at an assumed initial
public offering price of $   per share, after deducting the estimated
underwriting discount and the estimated offering expenses payable by us. If the underwriters' option to purchase additional shares in this offering is exercised in full, we estimate that our net proceeds will be approximately $ million.

    We are conducting this offering primarily to increase our equity capital, to create a public market for our common stock and to facilitate future access by us to public equity markets. We intend to use the net proceeds from this offering for general corporate purposes and working capital requirements. We may also use a portion of the net proceeds to fund possible investments in, or acquisitions of, complementary businesses, products or technologies. Currently, there are no commitments or agreements regarding any investments or acquisitions. Pending their ultimate use, we intend to invest the net proceeds from this offering in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

    We have never declared or paid any dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any dividends in the foreseeable future.

                                CAPITALIZATION


    The following table presents our capitalization as of September 30, 2001:


    .   on an actual basis;


    . on a pro forma basis to give effect to the issuance and sale of 5,762,502 shares of Series F preferred stock in October 2001 and the automatic conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering; and


    .   on a pro forma as adjusted basis to reflect the sale of the     shares
        of common stock offered by us at an assumed initial public offering
        price of $   per share, after deducting the estimated underwriting
        discount and the estimated offering expenses payable by us.


                                                                         September 30, 2001
                                                                  -------------------------------
                                                                                        Pro Forma
                                                                   Actual   Pro Forma  As Adjusted
                                                                  --------  ---------  -----------
                                                                           (in thousands)
Long-term obligations, less current portion...................... $  2,663  $   2,663   $   2,663
                                                                  --------  ---------   ---------
Redeemable convertible preferred stock, $0.001 par value,
  issuable in series: 33,600,000 shares authorized and
  32,473,082 shares issued and outstanding at September 30,
  2001, no shares issued and outstanding pro forma and pro
  forma as adjusted..............................................   56,542         --          --
                                                                  --------  ---------   ---------
Net capital deficiency (pro forma stockholders' equity):
   Preferred Stock, $0.001 par value: 10,000,000 shares
     authorized, pro forma and pro forma as adjusted; no
     shares issued and outstanding...............................       --         --          --
   Common stock, $0.001 par value: 100,000,000 shares
     authorized, 23,780,742 shares issued and outstanding,
     actual; and 62,016,326 shares issued and outstanding, pro
     forma; 500,000,000 shares authorized,      shares
     issued and outstanding, pro forma as adjusted...............       24         62
   Additional paid-in capital....................................  105,267    219,266
   Accumulated deficit...........................................  (91,436)  (119,061)   (119,061)
   Deferred stock compensation...................................  (54,895)   (54,895)    (54,895)
   Stockholders' notes receivable................................   (1,571)    (1,571)     (1,571)
                                                                  --------  ---------   ---------
       Total net capital deficiency (pro forma stockholders'
         equity).................................................  (42,611)    43,801
                                                                  --------  ---------   ---------
       Total capitalization...................................... $ 16,594  $  46,464   $
                                                                  ========  =========   =========



    The number of shares of common stock outstanding as of September 30, 2001 excludes:



    . 8,958,149 shares of common stock issuable upon exercise of options outstanding as of September 30, 2001 with a weighted average exercise price of $3.22 per share;



    . 123,196 shares of common stock issuable upon exercise of warrants outstanding as of September 30, 2001 with a weighted average exercise price of $1.73 per share; and



    . 23,313,789 shares of common stock available for issuance under our employee benefit plans, including 20,000,000 shares of common stock reserved for issuance under our 2001 equity incentive plan and 1,000,000 shares of common stock reserved for issuance under our 2001 employee stock purchase plan, both of which will become effective on the date of this prospectus.


    This table should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus.

                                   DILUTION

    If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering. Pro forma net tangible book value is equal to total assets less intangible assets and liabilities.


    Our pro forma net tangible book value as of September 30, 2001 was approximately $43.8 million, or $0.71 per share, after giving effect to the sale of 5,762,502 shares of Series F preferred stock for aggregate net proceeds of $29.9 million and a deemed dividend of $27.6 million related to the Series F preferred stock in October 2001 and the automatic conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering. After giving effect to the receipt of the net proceeds from the issuance and
sale of the    shares of common stock offered by us at an assumed initial
public offering price of $     per share, after deducting the estimated
underwriting discount and the estimated offering expenses payable by us, our pro forma net tangible book value as of September 30, 2001 would have been
approximately $   million, or $    per share. This represents an immediate
increase in pro forma net tangible book value of $    per share to existing
stockholders and an immediate dilution of $   per share to new investors.
Dilution is determined by subtracting pro forma net tangible book value per share after this offering from the assumed initial public offering price per
share of $   per share. The following table illustrates this per share dilution.



 Assumed initial public offering price per share.....................       $
 Pro forma net tangible book value per share as of September 30,
   2001.............................................................. $0.71
 Increase in pro forma net tangible book value per share attributable to new investors..................................................
                                                                      -----
 Pro forma net tangible book value per share after this offering.....
                                                                            --
 Dilution per share to new investors.................................       $
                                                                            ==



    The following table presents, as of September 30, 2001, on the pro forma basis described above, the number of shares of common stock purchased from us, the total consideration paid or to be paid to us, and the average price per share paid or to be paid to us by existing stockholders and by new investors, before deducting the estimated underwriting discount and the estimated offering expenses payable by us:





                               Shares Purchased  Total Consideration  Average
                              -----------------  ------------------    Price
                                Number   Percent   Amount    Percent Per Share
                              ---------- ------- ----------- ------- ---------
  Existing stockholders...... 56,253,824       % $56,390,969       %   $1.00
  Private placement investors  5,762,502          30,000,161            5.21
  New investors..............
                              ----------  -----  -----------  -----
     Total...................             100.0% $            100.0%
                              ==========  =====  ===========  =====



    As of September 30, 2001, there were options outstanding to purchase 8,958,149 shares of our common stock with a weighted average exercise price of $3.22 per share and warrants outstanding to purchase 123,196 shares of our common stock with a weighted average exercise price of $1.73 per share. To the extent any of these options or warrants are exercised, there will be further dilution to new public investors.

                     SELECTED CONSOLIDATED FINANCIAL DATA


    The selected consolidated financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus. The consolidated statement of operations data for the years ended September 30, 1999, 2000 and 2001, and the consolidated balance sheet data as of September 30, 2000 and 2001, have been derived from our audited consolidated financial statements appearing elsewhere in this prospectus, which have been audited by Ernst & Young LLP, independent auditors. The consolidated statement of operations data for the period from October 30, 1997 (inception) to September 30, 1998, and the consolidated balance sheet data as of September 30, 1998 and 1999, have been derived from audited consolidated financial statements not appearing in this prospectus. The historical results are not necessarily indicative of the operating results to be expected in the future.






                                                October 30,
                                                    1997
                                               (Inception) to   Year Ended September 30,
                                               September 30,  ----------------------------
                                                    1998        1999      2000      2001
                                               -------------- --------  --------  --------
                                                 (in thousands, except per share amounts)
Consolidated Statement of Operations Data:
Revenues:
 Product......................................    $   648     $  5,669  $ 23,438  $ 71,197
 Maintenance and service......................         17          202     3,146    14,366
                                                  -------     --------  --------  --------
   Total revenues.............................        665        5,871    26,584    85,563
                                                  -------     --------  --------  --------
Cost of revenues:
 Product*.....................................        189        1,538     6,578    22,128
 Maintenance and service*.....................         --          150     1,797     3,668
                                                  -------     --------  --------  --------
   Total cost of revenues.....................        189        1,688     8,375    25,796
                                                  -------     --------  --------  --------
Gross margin..................................        476        4,183    18,209    59,767
                                                  -------     --------  --------  --------
Operating expenses:
 Research and development*....................      2,318       15,840    14,365    25,595
 Sales and marketing*.........................      1,505        6,713    27,536    54,784
 General and administrative*..................        475        1,440     9,786    11,611
                                                  -------     --------  --------  --------
   Total operating expenses...................      4,298       23,993    51,687    91,990
                                                  -------     --------  --------  --------
Loss from operations..........................     (3,822)     (19,810)  (33,478)  (32,223)
Interest and other income, net................         64           80       457     1,086
                                                  -------     --------  --------  --------
Loss before taxes.............................     (3,758)     (19,730)  (33,021)  (31,137)
Provision for income taxes....................         --           --        --      (168)
                                                  -------     --------  --------  --------
Net loss......................................     (3,758)     (19,730)  (33,021)  (31,305)
Deemed dividend on Series E redeemable
 convertible preferred stock..................         --           --      (699)   (2,923)
                                                  -------     --------  --------  --------
Net loss applicable to common stockholders....    $(3,758)    $(19,730) $(33,720) $(34,228)
                                                  =======     ========  ========  ========
Basic and diluted net loss per share
 applicable to common stockholders............    $ (1.22)    $  (2.99) $  (2.82) $  (2.05)
                                                  =======     ========  ========  ========
Shares used in computing basic and diluted
 net loss per share applicable to common
 stockholders.................................      3,079        6,598    11,954    16,696
                                                  =======     ========  ========  ========
Pro forma basic and diluted net loss per
 share applicable to common stockholders......                                    $  (0.70)
                                                                                  ========
Shares used in computing pro forma basic and
 diluted net loss per share applicable to
 common stockholders..........................                                      49,169
                                                                                  ========
----------
* Includes stock-based compensation of the
  following:
   Cost of product revenues...................                $     --  $    991  $  1,405
   Cost of maintenance and service revenues...                      --       671     1,210
   Research and development...................                      75     4,082     6,376
   Sales and marketing........................                     236     5,993     9,348
   General and administrative.................                      21     3,003       704
                                                              --------  --------  --------
   Total stock-based compensation.............                $    332  $ 14,740  $ 19,043
                                                              ========  ========  ========



                                                                   September 30,
                                                       -------------------------------------
                                                        1998      1999      2000      2001
                                                       -------  --------  --------  --------
                                                                   (in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments..... $ 1,463  $  5,947  $ 31,869  $ 17,655
Working capital.......................................   1,730     4,177    23,964     8,330
Total assets..........................................   3,522    10,390    48,115    50,201
Total long-term obligations, less current portion.....     183       580       673     2,663
Redeemable convertible preferred stock................   5,679    16,497    53,629    56,542
Total net capital deficiency..........................  (3,327)  (11,693)  (27,683)  (42,611)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "intend" or "continue," the negative of these terms or other comparable terminology. These statements are only predictions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including, but not limited to, those presented in "Risk Factors" and elsewhere in this prospectus.

Overview


    We develop, market and sell a broad family of network security systems and appliances that deliver high performance, cost-effective security for enterprises and service providers. Our security systems and appliances deliver integrated firewall, virtual private network, and network traffic management capabilities in a single device using our proprietary application specific integrated circuit, referred to as GigaScreen ASIC, and proprietary security operating system and applications, referred to as ScreenOS. Firewalls help prevent unauthorized network access by establishing a perimeter defense between two networks, such as an enterprise's network and the Internet. Firewalls enable users to establish security policies designed to permit only authorized traffic into and out of a connected network. Virtual private networks, or VPNs, allow access to an internal network through the Internet and are deployed by creating links, running over a public network, to connect two or more locations. VPNs can be made secure from malicious eavesdropping by encrypting and authenticating the information. Our products' network traffic management capabilities control the rate at which packets of information are forwarded through our products or across a network to its destination so that the bandwidth of that network is used efficiently.



    Our products are based on industry standard communication protocols in order to be integrated easily into networks and interoperate with other security devices and software applications based on these industry standard communication protocols. Our security systems and appliances can be centrally managed with our suite of flexible management software, which enables secure, scalable monitoring of devices, network traffic and security events and policy administration for both enterprises and service providers. Our end customers are a broad range of enterprises and service providers, including established companies and large communication service providers. Our family of products enables our end customers to address their network security, VPN and traffic management needs cost-effectively across their networks.



    From our inception in October 1997 through May 1998, our activities were primarily devoted to expanding our research and development capabilities, designing our ASICs, developing our ScreenOS, and developing and testing our NetScreen-100 and NetScreen-10 security appliances. We began shipping the NetScreen-100 and NetScreen-10 security appliances in June 1998, the NetScreen-5 security appliance in September 1999, the NetScreen-1000 security system in May 2000, the NetScreen-500 security system in May 2001 and the NetScreen-5XP security appliance, the successor to the NetScreen-5, in June 2001. We began shipping NetScreen-Remote VPN client software in August 1998, NetScreen-Global Manager management software in September 1999 and NetScreen-Global PRO management software in March 2001. We have incurred significant losses in each fiscal period and, as of September 30, 2001, we had an accumulated deficit of $91.4 million.


    We derive our revenues primarily from sales of our hardware-based security systems and appliances and maintenance, and, to a lesser extent, from software products and services. We generally recognize revenues when persuasive evidence of an arrangement exists, delivery or customer acceptance, where applicable, has occurred, the fee is fixed or determinable, and collection is probable. We sell to value-added resellers, distributors and end customers. We derived approximately 80% of our total revenues from value-added resellers and distributors in the year ended September 30, 2001. Our agreements with distributors provide for limited stock rotation and price protection rights. Stock rotation rights provide distributors with the right to exchange unsold inventory for alternate products of equal or greater value. Price protection rights grant distributors the right to credit on future purchases in the event of decreases in the prices of our products. We defer revenues on all sales to our distributors until the distributor has sold our products to its customers. Our agreements with value-added resellers typically do not include stock rotation or price protection rights. At the time of shipment to value-added resellers, we reserve for estimated returns and exchanges. These revenue reserves are estimated and adjusted periodically based on historical rates of returns and allowances, inventory levels at value-added resellers and other related factors.



    We defer a portion of our product revenues based on the value of maintenance arrangements included with each product sale and recognize these revenues over the applicable maintenance period. We also derive a portion of our revenues from sales of separate extended maintenance arrangements. We sell hardware maintenance, 24 hours a day, seven days a week technical support, and software maintenance to end customers. These arrangements are sold as a bundle or as discrete offerings providing only hardware maintenance, technical support or software maintenance. For bundled arrangements, revenues are allocated among the elements based on their relative fair values, as determined by the price charged by us when each element is sold separately (renewal rate), and are recognized over the period of the related maintenance obligation.


    Our hardware products carry a one-year warranty that includes factory repair services or replacement parts as needed. We accrue estimated expenses for warranty obligations at the time products are shipped.

    Cost of product revenues consists primarily of the costs associated with manufacturing, assembling and testing our products, related overhead costs, and compensation and other costs related to manufacturing support and logistics. We rely on contract manufacturers to manufacture our hardware products. Accordingly, a significant portion of our cost of product revenues consists of payments to these contract manufacturers. Cost of maintenance and service revenues consists of customer support costs, training and professional service expenses and warranty-related costs.

    Our gross margin has been and will continue to be affected by a variety of factors, including competition, the mix and average selling prices of products, maintenance and services, new product introductions and enhancements, the cost of components and manufacturing labor, fluctuations in manufacturing volumes, component shortages, and the mix of distribution channels through which our products are sold. Our gross margin will be adversely affected by price declines if we are unable to reduce costs on existing products and to continue to introduce new products with higher margins.

    Research and development expenses consist primarily of salaries and related expenses for development and engineering personnel, fees paid to consultants, license fees paid to third parties and prototype costs related to the design, development, testing and enhancement of our ASICs, security systems and appliances, ScreenOS, management applications and VPN client software. We expense our research and development costs as they are incurred. Several components of our research and development effort require significant expenditures, the timing of which can cause significant quarterly variability in our expenses. We are devoting substantial resources to the continued development of new products. To meet the changing requirements of our customers, we will need to fund investments in several development projects in parallel. As a result, we expect our research and development expenses to increase in absolute dollars in the future.

    Sales and marketing expenses consist primarily of salaries, commissions and related expenses for personnel engaged in marketing, sales and sales support functions and costs associated with promotional and other marketing activities. We intend to expand our sales operations substantially, both domestically and internationally, in order to increase sales of our products. In addition, we believe part of our future success will be dependent upon establishing successful relationships with a variety of additional resellers in other countries. We expect that sales and marketing expenses will increase substantially in absolute dollars as we expand our sales efforts in additional domestic and international locations, hire additional sales and marketing personnel and initiate additional marketing programs.

    General and administrative expenses consist primarily of salaries and related expenses for executive, finance, accounting, legal and human resources personnel, professional fees and corporate expenses. We expect general and administrative expenses to increase in absolute dollars as we employ additional personnel and incur additional costs related to the growth of our business and our operation as a public company.


    In connection with the granting of employee stock options that had exercise prices subsequently deemed to be below fair market value on the date of grant, we have recorded deferred stock-based compensation. Deferred stock compensation represents the difference between the deemed fair market value of our common stock for financial reporting purposes on the date of grant and the exercise price of these options. Restricted stock acquired through the exercise of unvested stock options is subject to our right to repurchase the unvested stock at the price paid, which right lapses over the vesting period of the exercised option. Deferred stock compensation is included as a reduction of stockholders' equity and is amortized over the vesting period of the applicable options or the repurchase period for the applicable restricted stock, generally four years, using the straight line vesting method. This stock-based compensation expense relates to stock options granted to individuals in all cost of revenues and operating expense categories and has been included with other expenses in those categories. As of September 30, 2001, $54.9 million of deferred stock compensation remained unamortized.



    We have recorded a deemed dividend of $699,000 and $2.9 million in the years ended September 30, 2000 and 2001, respectively, to account for the cumulative dividend on the Series E preferred stock.



Results of Operations for the Years Ended September 30, 2000 and 2001


  Revenues


    Product Revenues. Revenues from sales of our products increased from $23.4 million in the year ended September 30, 2000 to $71.2 million in the year ended September 30, 2001. This increase was attributable to a higher volume of products shipped, expansion of our distribution channels, expansion of our product offerings to include the NetScreen-1000 and NetScreen-500, and increasing demand in our markets.



    Maintenance and Service Revenues. Revenues from maintenance and services increased from $3.1 million in the year ended September 30, 2000 to $14.4 million in the year ended September 30, 2001. This increase was a result of the higher volume of products shipped and the related recognition of revenues associated with the allocated portion of product revenues attributable to maintenance and services over the applicable maintenance period.



    No single customer accounted for 10% or more of our total revenues in either year. North American sales accounted for approximately 77% of our total revenues in the year ended September 30, 2000 and 52% of our total revenues in the year ended September 30, 2001.

    There can be no assurance that our revenues will continue to increase in absolute dollars or at the rate at which they have grown in recent periods.

  Cost of Revenues; Gross Margin


    Cost of revenues including stock-based compensation increased from $8.4 million in the year ended September 30, 2000 to $25.8 million in the year ended September 30, 2001. Excluding stock-based compensation of $1.7 million and $2.6 million in the years ended September 30, 2000 and 2001, respectively, cost of revenues increased from $6.7 million in the year ended September 30, 2000 to $23.2 million in the year ended September 30, 2001.This increase, excluding stock-based compensation, was related primarily to the increase in our revenues and increases in related product costs and, to a lesser extent, to increases in costs related to increased headcount in the manufacturing support and customer support organizations. Gross margin, excluding stock-based compensation, as a percentage of total revenues was 74.7% in the year ended September 30, 2000 compared to 72.9% in the year ended September 30, 2001. The decrease in gross margin percentage, despite our significant growth in revenues, was primarily attributable to the increase in product costs and to increased revenues from lower margin products, partially offset by increased higher margin maintenance and service revenues.


  Operating Expenses


    Research and Development Expenses. Research and development expenses including stock-based compensation increased 78.2% from $14.4 million in the year ended September 30, 2000 to $25.6 million in the year ended September 30, 2001. Excluding stock-based compensation of $4.1 million and $6.4 million in the years ended September 30, 2000 and 2001, respectively, research and development expenses increased 86.9% from $10.3 million in the year ended September 30, 2000 to $19.2 million in the year ended September 30, 2001. These expenses, excluding stock-based compensation, represented 38.7% and 22.5% of total revenues for these periods, respectively. The dollar increase was primarily attributable to increased personnel costs, the allocated portion of increased facility expenses related to a larger facility, increased prototype expenses associated with the development of new products and increased product development efforts.



    Sales and Marketing Expenses. Sales and marketing expenses including stock-based compensation increased 99.0% from $27.5 million in the year ended September 30, 2000 to $54.8 million in the year ended September 30, 2001. Excluding stock-based compensation of $6.0 million and $9.3 million in the years ended September 30, 2000 and 2001, respectively, sales and marketing expenses increased 110.9% from $21.5 million in the year ended September 30, 2000 to $45.4 million in the year ended September 30, 2001. These expenses, excluding stock-based compensation, were 81.0% and 53.1% of total revenues for these periods, respectively. The dollar increase was primarily related to the expansion of our sales and marketing organizations, including growth in our domestic and international sales forces and the associated sales office expenses. The dollar increase was also due to increased salary, commission and bonus expenses related to higher sales volumes, increased travel expenses, increased outside sales consultant fees and product demonstration unit costs. Marketing-related program costs designed to improve our market penetration also increased, mainly due to increased costs of marketing development, reseller incentive programs, advertising and trade shows. Allocated facility expenses, depreciation and amortization also increased due to our move to a larger facility and to related leasehold improvements.



    General and Administrative Expenses. General and administrative expenses including stock-based compensation increased 18.6% from $9.8 million in the year ended September 30, 2000 to $11.6 million in the year ended September 30, 2001. Excluding stock-based compensation of $3.0 million and $704,000 in the years ended September 30, 2000 and 2001, respectively, general and administrative expenses increased 60.8% from $6.8 million in the year ended September 30, 2000 to

$10.9 million in the year ended September 30, 2001. These expenses, excluding stock-based compensation, were 25.5% and 12.7% of total revenues for these periods, respectively. The dollar increase was primarily related to the expansion of our general and administrative organization to support additional finance, human resource, legal and other administrative activities and greater infrastructure requirements, resulting in an increase in salaries and related personnel costs, and to increased outside consulting costs, including legal, accounting and other professional services fees associated with our financial audit, information systems implementation and other consulting and, to a lesser extent, to an increased bad debt provision due to increased accounts receivable.



    Stock-based Compensation. In connection with the grant of employee stock options in the year ended September 30, 2001, we recorded deferred stock compensation of $6.8 million. During the year ended September 30, 2001, we recorded stock-based compensation expense of $19.0 million. As of September 30, 2001, $54.9 million of deferred stock compensation remained unamortized.



  Interest and Other Income, Net



    Interest and other income, net, was approximately $457,000 in the year ended September 30, 2000 compared to interest and other income, net, of $1.1 million in the year ended September 30, 2001. The increase in interest and other income was primarily a result of larger cash, cash equivalent and short-term investment balances in the year ended September 30, 2001.


  Provision for Income Taxes




    We recorded an income tax provision of $168,000 for the year ended September 30, 2001, primarily related to income taxes currently payable on income generated in non-U.S. tax jurisdictions for which no U.S. benefit is currently recognizable. Due to operating losses and the Company's inability to recognize an income tax benefit from these losses, there is no provision for income taxes for the year ended September 30, 2000. We had net deferred tax assets of approximately $13.9 million as of September 30, 2000 and $25.3 million as of September 30, 2001. Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which are uncertain. Accordingly, a valuation allowance, in an amount equal to the total deferred tax assets as of September 30, 2000 and September 30, 2001, has been established to reflect these uncertainties. Our deferred tax assets primarily relate to net operating loss carryforwards and deferred compensation. As of September 30, 2001, we had federal and state net operating loss carryforwards of approximately $16.2 million and $13.8 million, respectively. We also had federal and state research and development tax credit carryforwards of approximately $1.1 million. The net operating loss and tax credit carryforwards will expire at various dates beginning in 2005, if not utilized. We have not recognized any benefit from these carryforwards. Utilization of the net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating loss and tax credit carryforwards before utilization.


Results of Operations for the Years Ended September 30, 1999 and 2000

  Revenues

    Product Revenues. Revenues from sales of our products increased from $5.7 million in the year ended September 30, 1999 to $23.4 million in the year ended September 30, 2000. This increase was attributable to a higher volume of products shipped, expansion of our distribution channels, expansion of our product offerings to include the NetScreen-1000, and increased demand in our markets.


    Maintenance and Service Revenues. Revenues from maintenance and services increased from approximately $202,000 in the year ended September 30, 1999 to $3.1 million in the year ended

September 30, 2000. This increase was a result of the higher volume of products shipped and the related recognition of revenues associated with the allocated portion of product revenues attributable to maintenance and services over the applicable maintenance period.

    Two customers accounted for 11% and 10% of our total revenues in the year ended September 30, 1999, while no single customer accounted for 10% or more of our total revenues in the year ended September 30, 2000. North American sales accounted for approximately 65% of our total revenues in the year ended September 30, 1999 and 77% of our total revenues in the year ended September 30, 2000.

  Cost of Revenues; Gross Margin


    Cost of revenues including stock-based compensation increased from $1.7 million in the year ended September 30, 1999 to $8.4 million in the year ended September 30, 2000. Excluding stock-based compensation of $1.6 million in the year ended September 30, 2000, cost of revenues increased from $1.7 million in the year ended September 30, 1999 to $6.7 million in the year ended September 30, 2000. This increase, excluding stock-based compensation, was related primarily to the increase in our revenues and increases in related product costs and, to a lesser extent, to increases in costs related to increased headcount in the manufacturing support and customer support organizations and increased warranty provisions. Gross margin, excluding stock-based compensation, as a percentage of total revenues increased from 71.2% in the year ended September 30, 1999 to 74.7% in the year ended September 30, 2000. This increase in gross margin percentage was primarily attributable to decreased product costs as a percentage of total revenues due to higher purchasing volume and resulting lower product costs.


  Operating Expenses


    Research and Development Expenses. Research and development expenses including stock-based compensation decreased 9.3% from $15.8 million in the year ended September 30, 1999 to $14.4 million in the year ended September 30, 2000. Research and development expenses, excluding stock-based compensation of $75,000 and $4.1 million in the years ended September 30, 1999 and 2000, respectively, decreased 34.8% from $15.8 million in the year ended September 30, 1999 to $10.3 million in the year ended September 30, 2000. These expenses, excluding stock-based compensation, represented 268.5% and 38.7% of total revenues for these periods, respectively. The higher research and development expenses in the year ended September 30, 1999 were due to approximately $7.3 million of compensation-related charges resulting from the accelerated vesting of stock options to one of our co-founders and approximately $3.7 million of compensation relating to stock options issued to consultants. Salary and related costs for engineering and development personnel excluding these two items increased from the year ended September 30, 1999 to the year ended September 30, 2000. Additionally, prototype expenses associated with the development of new products and ongoing support of current and future product development efforts increased from the year ended September 30, 1999 to the year ended September 30, 2000.



    Sales and Marketing Expenses. Sales and marketing expenses including stock-based compensation increased 310.2% from $6.7 million in the year ended September 30, 1999 to $27.5 million in the year ended September 30, 2000. Sales and marketing expenses, excluding stock-based compensation of $236,000 and $6.0 million in the years ended September 30, 1999 and 2000, respectively, increased 232.6% from $6.5 million in the year ended September 30, 1999 to $21.5 million in the year ended September 30, 2000. These expenses, excluding stock-based compensation, were 110.3% and 81.0% of total revenues for these periods, respectively. The dollar increase was primarily related to the expansion of our sales and marketing organizations, including growth in our domestic and international sales forces, increased outside sales consultant fees, increased salary, commission and bonus expenses related to higher sales volumes, and increased travel expenses. Marketing-related program costs designed to improve our market penetration also increased, mainly due to increased costs of advertising, the development of our corporate Web site and trade shows.


    General and Administrative Expenses. General and administrative expenses including stock-based compensation expenses increased 579.6% from $1.4 million in the year ended September 30, 1999 to $9.8 million in the year ended September 30, 2000. Excluding stock-based compensation of $21,000 and $3.0 million in the years ended September 30, 1999 and 2000, respectively, general and administrative expenses increased 378.0% from $1.4 million in the year ended September 30, 1999 to $6.8 million in the year ended September 30, 2000. These expenses, excluding stock-based compensation, were 24.2% and 25.5% of total revenues for these periods, respectively. The dollar increase was related primarily to an increased bad debt provision due to increased accounts receivable and, to a lesser extent, to outside consulting costs, including legal, accounting and other professional services fees associated with a potential merger that was terminated in June 2000 and other activities. Also, the headcount in the general and administrative organization increased from period to period to support additional finance, human resource, legal and other administrative activities and infrastructure requirements, resulting in an increase in salaries and related personnel costs.



    Stock-based Compensation. In connection with the grant of employee stock options in the year ended September 30, 2000, we recorded deferred stock compensation of approximately $101.1 million. Stock-based compensation expense was $14.7 million in the year ended September 30, 2000.


  Interest and Other Income, Net

    Interest and other income, net increased from approximately $80,000 in the year ended September 30, 1999 to approximately $457,000 in the year ended September 30, 2000, primarily as a result of greater cash, cash equivalents and short-term investment balances in the year ended September 30, 2000.

  Provision for Income Taxes

    We recorded no tax provision in the year ended September 30, 1999 or the year ended September 30, 2000 because we incurred net losses in both periods.

Quarterly Results of Operations


    The following tables present our quarterly results of operations in dollars and as a percentage of revenues for the four quarters of fiscal 2000 and the four quarters of fiscal 2001. The information for these quarters is unaudited but has been prepared on the same basis as the audited financial statements appearing elsewhere in this prospectus. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited quarterly results when read in conjunction with our audited consolidated financial statements and the related notes. These operating results are not necessarily indicative of the results of any future period. All amounts below are presented net of stock-based compensation.



                                            Dec. 31,  Mar. 31,  Jun. 30,  Sep. 30,   Dec. 31,  Mar. 31,  Jun. 30,  Sep. 30,
                                              1999      2000      2000      2000       2000      2001      2001      2001
                                            --------  --------  --------  --------   --------  --------  --------  --------
                                                                             (in thousands)
Revenues:
  Product.................................. $ 2,520   $ 3,151   $ 6,870   $ 10,897   $14,509   $15,840   $19,107   $21,741
  Maintenance and service..................     346       454       999      1,347     2,647     3,228     3,896     4,595
                                            -------   -------   -------   --------   -------   -------   -------   -------
   Total revenues..........................   2,866     3,605     7,869     12,244    17,156    19,068    23,003    26,336
                                            -------   -------   -------   --------   -------   -------   -------   -------
Cost of revenues:
  Product..................................     920       731     1,703      3,224     4,161     5,119     5,950     6,898
  Maintenance and service..................     178       313       485        821     1,046       730     1,023       869
                                            -------   -------   -------   --------   -------   -------   -------   -------
   Total cost of revenues..................   1,098     1,044     2,188      4,045     5,207     5,849     6,973     7,767
                                            -------   -------   -------   --------   -------   -------   -------   -------
Gross margin...............................   1,768     2,561     5,681      8,199    11,949    13,219    16,030    18,569
                                            -------   -------   -------   --------   -------   -------   -------   -------
Operating expenses:
  Research and development.................   1,951     3,679     3,663      5,072     5,078     6,439     6,970     7,108
  Sales and marketing......................   3,437     4,986     7,940     11,173    12,306    13,749    14,573    14,156
  General and administrative...............     867     1,913     2,873      4,133     2,864     1,629     3,486     3,632
                                            -------   -------   -------   --------   -------   -------   -------   -------
   Total operating expenses................   6,255    10,578    14,476     20,378    20,248    21,817    25,029    24,896
                                            -------   -------   -------   --------   -------   -------   -------   -------
Loss from operations.......................  (4,487)   (8,017)   (8,795)   (12,179)   (8,299)   (8,598)   (8,999)   (6,327)
Net interest income (expense)..............      23       (11)     (124)       569       499       351       179        57
                                            -------   -------   -------   --------   -------   -------   -------   -------
Loss before taxes..........................  (4,464)   (8,028)   (8,919)   (11,610)   (7,800)   (8,247)   (8,820)   (6,270)
Provision for income taxes.................      --        --        --         --        --        --        --      (168)
                                            -------   -------   -------   --------   -------   -------   -------   -------
Net loss...................................  (4,464)   (8,028)   (8,919)   (11,610)   (7,800)   (8,247)   (8,820)   (6,438)
Deemed dividend on Series E preferred stock      --        --        --       (699)     (731)     (731)     (730)     (731)
                                            -------   -------   -------   --------   -------   -------   -------   -------
Net loss applicable to common stockholders. $(4,464)  $(8,028)  $(8,919)  $(12,309)  $(8,531)  $(8,978)  $(9,550)  $(7,169)
                                            =======   =======   =======   ========   =======   =======   =======   =======

                                            Dec. 31,  Mar. 31,  Jun. 30,  Sep. 30,   Dec. 31,  Mar. 31,  Jun. 30,  Sep. 30,
                                              1999      2000      2000      2000       2000      2001      2001      2001
                                            --------  --------  --------  --------   --------  --------  --------  --------
                                                                  (as a percentage of total revenues)
Revenues:
  Product..................................      88%       87%       87%        89%       85%       83%       83%       83%
  Maintenance and service..................      12        13        13         11        15        17        17        17
                                            -------   -------   -------   --------   -------   -------   -------   -------
   Total revenues..........................     100       100       100        100       100       100       100       100
                                            -------   -------   -------   --------   -------   -------   -------   -------
Cost of revenues:
  Product..................................      32        20        22         26        24        27        26        26
  Maintenance and service..................       6         9         6          7         6         4         4         3
                                            -------   -------   -------   --------   -------   -------   -------   -------
   Total cost of revenues..................      38        29        28         33        30        31        30        29
                                            -------   -------   -------   --------   -------   -------   -------   -------
Gross margin...............................      62        71        72         67        70        69        70        71
                                            -------   -------   -------   --------   -------   -------   -------   -------
Operating expenses:
  Research and development.................      68       102        47         41        29        34        30        27
  Sales and marketing......................     120       139       101         91        72        72        64        54
  General and administrative...............      30        53        36         34        17         8        15        14
                                            -------   -------   -------   --------   -------   -------   -------   -------
   Total operating expenses................     218       294       184        166       118       114       109        95
                                            -------   -------   -------   --------   -------   -------   -------   -------
Loss from operations.......................    (156)     (223)     (112)       (99)      (48)      (45)      (39)      (24)
Net interest income (expense)..............       1        --        (1)         4         3         2         1        --
                                            -------   -------   -------   --------   -------   -------   -------   -------
Loss before taxes..........................    (155)     (223)     (113)       (95)      (45)      (43)      (38)      (24)
Provision for income taxes.................      --        --        --         --        --        --        --        --
                                            -------   -------   -------   --------   -------   -------   -------   -------
Net loss...................................    (155)%    (223)%    (113)%      (95)%     (45)%     (43)%     (38)%     (24)%
                                            =======   =======   =======   ========   =======   =======   =======   =======

    In the past, our quarterly operating results have varied significantly and we expect these fluctuations to continue. Future operating results may vary depending on a number of factors, many of which are outside of our control.

Liquidity and Capital Resources


    We have funded our operations through September 30, 2001 primarily through the private sale of convertible preferred stock in the net amount of $52.9 million.



    Net cash used in operating activities for the years ended September 30, 2000 and 2001 was $10.0 million and $6.9 million, respectively. The net cash used in operating activities for both periods was primarily the result of our net loss before stock-based compensation and increases in accounts receivable due to higher revenues.



    Net cash used in investing activities for the years ended September 30, 2000 and 2001 was $7.5 million and $6.0 million, respectively. The cash used in investing activities was primarily the result of purchases of computer equipment and computer software and net purchases of short-term investments.



    Net cash provided by financing activities for the year ended September 30, 2000 was $37.6 million, primarily from the sale of convertible preferred stock. Net cash used in financing activities for the year ended September 30, 2001 was approximately $1.8 million, primarily due to the increase in restricted cash partially offset by net proceeds from borrowing arrangements.



    As of September 30, 2001, our principal source of liquidity was $17.7 million of cash, cash equivalents and short-term investments. In addition, we had $3.2 million remaining available under our equipment financing arrangements, all of which will terminate by November 30, 2001. At that date, we had future minimum lease payments under noncancelable operating leases of $4.9 million and long-term debt obligations, including the current portion, of $4.2 million. At September 30, 2001, we had no material commitments for capital expenditures, but we expect to spend over $5.6 million on capital expenditures during the next 12 months.



    In October 2001, the Company issued 5,762,502 shares of Series F preferred stock at a price of $5.21 per share for a total purchase price of approximately $30.0 million. The fair value of the shares at the time of issuance was estimated to be approximately $10.00 per share. The difference between the fair value of $10.00 per share and the issue price of $5.21 per share will be accounted for as a deemed dividend totaling approximately $27.6 million in the quarter ending December 31, 2001.


    We currently anticipate that the net proceeds from the sale of our Series F preferred stock and our initial public offering, together with our current cash, cash equivalent and short-term investment balances, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. However, we may need to raise additional funds sooner to fund more rapid expansion, to develop new or enhance existing products or services, to respond to competitive pressures or to acquire complementary businesses, products or technologies.

Recent Accounting Pronouncements

    In July 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 141, "Business Combination", or SFAS 141. SFAS 141 establishes new standards for accounting and reporting for business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is prohibited. We will adopt this statement during the first quarter of fiscal 2002 and do not believe that SFAS 141 will have a material effect on our operating results of financial position.

    In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets, or SFAS 142, which supersedes APB Opinion No. 17, "Intangible Assets." SFAS 142 establishes new standards for goodwill, including the elimination of goodwill amortization, which is to be replaced with methods of periodically evaluating goodwill for impairment. We will adopt this statement during the first quarter of fiscal 2002 and do not believe that SFAS 142 will have a material effect on our operating results or financial position.

Quantitative and Qualitative Disclosures About Market Risk

    We develop products in the United States and sell them worldwide. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. Since our sales are currently priced in U.S. dollars and are translated to local currency amounts, a strengthening of the dollar could make our products less competitive in foreign markets. Interest income is sensitive to changes in the general level of U.S. interest rates, particularly since our investments are in short-term investments calculated at variable rates. Based on the short-term nature and current levels of our investments, we have concluded that there is no current material market risk exposure.

                                   BUSINESS

Overview


    We develop, market and sell a broad family of network security systems and appliances that deliver high performance, cost-effective security for enterprises and service providers. Our security systems and appliances deliver integrated firewall, virtual private network and network traffic management capabilities in a single device using our proprietary application specific integrated circuit, referred to as GigaScreen ASIC, and proprietary security operating system and applications, referred to as ScreenOS. Firewalls help prevent unauthorized network access by establishing a perimeter defense between two networks, such as an enterprise's network and the Internet. Firewalls enable users to establish security policies designed to permit only authorized traffic into and out of a connected network. Virtual private networks, or VPNs, allow access to an internal network through the Internet and are deployed by creating links, running over a public network, to connect two or more locations. VPNs can be made secure from malicious eavesdropping by encrypting and authenticating the information. Our products' network traffic management capabilities control the rate at which packets of information are forwarded through our products or across a network to its destination so that the bandwidth of that network is used efficiently.



    Our products are based on industry standard communication protocols in order to be integrated easily into networks and interoperate with other security devices and software applications based on these industry standard communication protocols. Our security systems and appliances can be centrally managed with our suite of flexible management software, which enables secure, scalable monitoring of devices, network traffic and security events, and policy administration for both enterprises and service providers. Our end customers are a broad range of enterprises and service providers, including established companies and large communication service providers. Our family of products enables our end customers to address their network security, VPN and traffic management needs cost-effectively across their networks.


Industry Background

  Growth in Internet Usage and Connectivity


    Internet usage is growing rapidly as an increasing number of computer users connect to the Internet. According to International Data Corporation, or IDC, the number of Internet users worldwide will increase from approximately 400 million in 2000 to approximately one billion in 2005. With Internet usage becoming more prevalent, enterprises, including traditional and Internet-centric businesses, are increasingly relying on the Internet to conduct their business. Enterprises are leveraging the ubiquity and networking advantages of the Internet by connecting their internal networks to the Internet in order to expand their operations, facilitate companywide communications, enable e-commerce and transaction processing, and communicate with customers, suppliers and business partners. They are accomplishing this by connecting to the Internet at a variety of access points, including major corporate offices, branch offices, remote user locations, Internet data centers and e-business Web sites.


    As enterprises increase their use of and reliance on the Internet, service providers, including traditional local and long distance telephone companies, Internet service providers, managed security service providers, Internet data center operators and metropolitan area network service providers, are building higher capacity networks. These networks are being built to provide Internet connectivity, to enable e-commerce and business-to-business transactions and to deliver new value-added services, such as Web site, application and storage hosting, content delivery networks, voice over IP network services and wireless data services. Many service providers are also creating new managed security service offerings, which are sold to enterprises as value-added services. According to IDC estimates, the value-added services market will grow from almost $6.6 billion in 2000 to almost $49.7 billion in 2005, a compound annual growth rate of 59%.

  Increasing Internet Access Speeds

    While Internet usage and connectivity are increasing, the access speed at which individuals and enterprises are connecting to the Internet is also increasing. Consumers and small offices are shifting from dial-up connections to broadband connections, using cable or digital subscriber line, or DSL, modems, which enable Internet access at speeds up to 20 times faster than dial-up modems. According to IDC estimates, the number of subscribers to cable modem access services will increase from 7.2 million in 2000 to 43.5 million in 2004, and the number of subscribers to DSL will increase from 4.5 million in 2000 to 66.4 million in 2004. Similarly, enterprises are moving from T1 connections at 1.5 megabits per second, or Mbps, and T3 connections at 45 Mbps, to higher speed OC-3 connections at 155 Mbps and gigabit Ethernet connections at 1,000 Mbps, which is one gigabit per second, or 1 Gbps. Web site connection speeds are also increasing as many of these Web sites, which were originally operated from an enterprise's facilities, are outsourced to Internet data centers delivering higher bandwidth connections. As Internet access speeds continue to increase, overall network traffic speed and network bandwidth at these Internet data centers are expected to increase significantly.

  Increasing Risk of Network Attacks


    As enterprises and service providers increasingly use the Internet to conduct business, the amount of confidential information accessible through or delivered over the Internet is also increasing. Maintaining the security of sensitive information and confidential communications is essential. Unlike the private, dedicated communications networks of the last several decades, which were relatively secure from outside intruders, the Internet and networks connected to it are susceptible to security threats and malicious eavesdropping due to their openness and ease of access. In recent years, there has been a substantial increase in the frequency and severity of attempted breaches of network security, often referred to as hacker attacks. Computer Security Institute conducted a 2001 survey that revealed that 91% of responding companies had experienced network security breaches within the past 12 months, with 64% reporting serious breaches that resulted in financial losses. According to InformationWeek Research, network security breaches will cost enterprises $273 billion in 2001.



    Network attacks are becoming not only more prevalent but also more sophisticated and severe, resulting in part from the availability of tools and information outlining how to make these attacks, an increase in hacker sophistication, an increase in the number of connections that are vulnerable to attack and an increase in the overall amount of confidential information accessible through or delivered over the Internet. There has been significant cost and negative publicity resulting from denial of service and distributed denial of service attacks such as those launched on Yahoo!, eBay and other popular Web sites in February 2000. According to the Yankee Group, these attacks resulted in losses exceeding $1.2 billion. In these types of attacks, an attacker floods a Web site with large numbers of packets or connection requests that overwhelm the Web site and prevent legitimate users from accessing it. Other types of attacks are designed not just to prevent access to a Web site, but also to penetrate its security and allow a hacker to take control of a server and deface the Web site or steal sensitive information. Still other attacks include malicious eavesdropping, allowing a hacker to misappropriate confidential communication transmitted over the Internet. In an attempt to combat all of these types of attacks, entities have been increasing their security budget allocations to address heightened network vulnerability.


  Blocking Hacker Attacks with Firewalls

    To block hacker attacks, enterprises and service providers are deploying firewalls at network connection points, including Internet access points, at inter-department network connections and between wired and wireless networks. Firewalls help prevent unauthorized network access by establishing a perimeter defense between two networks, such as an enterprise's network and the Internet. Firewalls can be software-based or hardware-based products that enable users to establish security policies designed to permit only authorized traffic into and out of a connected network. Enterprises and service providers have traditionally deployed firewalls on their own premises, referred to as customer premise equipment firewalls, to protect internal networks from unauthorized access and to block attacks. Many service providers are creating new managed security service offerings, which are sold to enterprises as value-added services. These managed security services can be delivered using firewalls that are deployed and managed either on the customer's premises or from the service provider's facilities, the latter of which is referred to as a cloud-based firewall.

  Preventing Network Eavesdropping with Secure Virtual Private Networks

    Enterprises are seeking to save time and decrease costs by using existing networks, such as the Internet, to create VPNs in lieu of private, dedicated communications networks and dial-up remote access networks. VPNs allow access to an internal network through the Internet and are deployed by creating links, referred to as tunnels, running over a public network to connect two or more locations. VPNs are typically deployed by enterprises for three main applications. Remote access VPNs connect teleworkers and mobile workers to the corporate network. Site-to-site VPNs connect the central office of an enterprise to its various branch and satellite offices. Extranet VPNs connect an enterprise and its customers, suppliers and business partners, allowing them to exchange real-time information such as inventory levels or pricing. According to the Hurwitz Group, the annual cost of a site-to-site VPN deployed by a hypothetical enterprise with ten domestic and ten international branch offices is roughly one-third of that for a traditional private, dedicated communications network.

    Although they greatly reduce network costs, some VPN technologies and implementations are not inherently secure. To create a secure VPN that prevents malicious eavesdropping, the information running through the network tunnels is encrypted and authenticated, typically using the IP security, or IPSec, protocol. Infonetics Research estimates that the IPSec VPN hardware and software markets will grow from a total of $1.1 billion in 2000 to a total of $7.1 billion in 2004. Secure VPNs can be deployed and managed by enterprises using software-based or hardware-based customer premise equipment encryption products. In addition, secure VPNs can be deployed and managed by a service provider using encryption products located either on the customer's premises or in the VPN service provider's facility, the latter of which is referred to as a cloud-based VPN. In many cases, VPN connections need to be managed to ensure that important applications are provided with the desired level of service as the traffic traverses the VPN. To help to deliver the desired quality of service levels, enterprises and service providers deploy traffic management products that can enforce quality of service levels, prioritize traffic or allocate bandwidth for specific traffic.

  Limitations of Existing Security Products


    Attempts at providing firewall and VPN network security were limited originally to the deployment of software-based security products and later to the deployment of first generation hardware-based security appliances. Both of these types of products were designed to secure low bandwidth connections to the Internet and were limited to delivering a single function, either firewall or VPN. In addition, these network security products had significant vulnerabilities. Software-based security products run on personal computers or UNIX workstations, which are susceptible to hacker attacks as a result of the software running on standard, well-known, operating systems that are not secure and that, in some cases, are based on publicly available source code. Early hardware-based appliances were also based on general-purpose operating systems and computing hardware not designed for the processing-intensive nature of network security. While these products address some network security problems, they fail to address a number of key requirements for network security in today's environment.


    Lack of Performance. As network connection speeds have increased, these early types of security products have increasingly created significant performance bottlenecks in networks. As network bandwidths increase and as more data intensive applications are deployed by enterprises and service providers, security solutions need to operate reliably at high rates of data transfer, or throughput rates, often in excess of 1 Gbps. The general purpose operating systems and hardware architectures that early security products employ are not optimized for the complex processing required for security and network traffic management. Software-based security products and first generation hardware-based security appliances also can be overwhelmed by processing-intensive network attacks like denial of service attacks.



    Complexity of Software Installation. Software-based firewall and VPN products are complex, time-consuming and expensive to install and manage, requiring dedicated, highly skilled, costly information technology personnel. To install these products, an enterprise or service provider must purchase and configure a separate computing platform, operating system and security software, each of which is typically administered by a different information technology specialist. Additionally, enterprise and service provider information technology staffs must modify the general purpose operating system utilized by software-based firewall and VPN products to remove the known security vulnerabilities.



    Difficulty of Network Integration. Although first generation hardware-based security appliances simplified the installation process by eliminating the need to purchase and configure multiple components of a security solution, these appliances did little to simplify the integration of the appliance into the network. Most security appliances require an enterprise to reconfigure network addressing to insert the appliance into its network and also require the enterprise to compromise network design in ways that reduce redundancy and therefore network reliability. For many high speed network connections, an enterprise must deploy a complex, costly network design utilizing two or more load balancing switches around an array of these lower speed security appliances to secure a high-speed connection. In addition, when security devices encrypt data, the information necessary to prioritize the traffic is masked, preventing network traffic management devices from working properly. Some security vendors are working on solving these network integration challenges, but success has been limited because delivering these solutions requires extensive network design and architecture expertise.



    Lack of Integrated Functionality. Software-based products and first generation hardware-based security appliances typically were developed to provide a single function, either firewall, VPN or traffic management. As enterprises' and service providers' security needs continued to evolve, single-function products became incapable of cost-effectively meeting the performance and manageability needs of these organizations. To deploy a complete carrier class firewall, VPN and traffic management solution, an enterprise or service provider often purchases a series of separate, expensive, high-performance devices and licenses expensive security software, often from multiple vendors. To reduce cost and network complexity, enterprises and service providers are increasingly looking for high-performance security solutions that integrate firewall and VPN capabilities into one system or appliance. In addition, enterprises and service providers are increasingly requiring integrated network traffic management capabilities, which enable the real-time prioritization of data traffic in order to allocate more bandwidth to business-critical applications. In response to this preference, existing security vendors have started to include additional capabilities in their single function products. However, these products were not originally designed to deliver multiple functions, and, as a result, the addition of these functions decreases performance and increases product complexity.


    Absence of Broad Product Family From a Single Vendor. With more, varied and higher bandwidth network connections, enterprises and service providers require a broad array of high-performance, cost-effective products to secure their networks. An enterprise may need to install a complete array of security products to deliver firewall protection and VPN connectivity for their corporate data center, headquarters campus, branch offices, remote offices, teleworkers, mobile workers and business partners. Service providers securing their infrastructure face a similar set of requirements. These entities desire a comprehensive security solution from a single vendor that can scale from low-bandwidth connections to high bandwidth connections while delivering very high availability. To deliver managed security services to enterprises, service providers also need a complete line of customer premise equipment products and in many cases a multi-customer security solution to deliver cloud-based services. As a result, enterprises and service providers are often forced to implement a VPN and firewall solution that uses different vendors. This can result in a network architecture that is more expensive and complex to install and manage and, as a result of this increased complexity, potentially less secure than a network that is based on a single vendor's products.


The NetScreen Solution


    We provide a broad family of network security systems and appliances that deliver high-performance, cost-effective security for enterprises and service providers. Our security systems and appliances deliver integrated firewall, VPN and network traffic management capabilities in a single device. Each device is standards-based so it can be easily integrated into customer networks, can interoperate with other IPSec devices and can be securely managed and monitored via a wide range of industry standard interfaces. Our system products, the NetScreen-1000 and NetScreen-500, are high capacity, high availability, flexible configuration, network security platforms. Our appliance products, the NetScreen-100, NetScreen-50, NetScreen-25, NetScreen-10 and NetScreen-5XP, are easy to install, low cost network security devices. Our security systems and appliances use our ScreenOS operating system and applications, which allow for flexible security and network configuration to meet the needs of a wide variety of network environments. We also provide software products that are deployed in connection with our security systems and appliances. Our software products permit our end customers to enable VPN connections from personal computers for remote users and easily set security policies and monitor network security from a single management application. Using our products, enterprises and service providers can facilitate secure communication over the Internet, while accommodating sudden surges in network traffic and protecting against denial of service attacks and sophisticated intrusion attempts by hackers.


    Key benefits of our security products are:


    High Performance. Our products are purpose-built to maximize performance across the network. Each of our security systems and appliances uses our GigaScreen ASIC, which we believe is the fastest security ASIC in the industry and the first ASIC to combine both firewall and VPN capabilities. Using our GigaScreen ASIC, our products are able to process security functions in the hardware rather than the software, allowing our products to deliver integrated firewall and VPN capabilities with virtually no degradation of network performance. Unlike most competing hardware products, which are based on general purpose computing devices, each of our products is designed and built specifically to perform processing-intensive network security functions at key points in the network.



    Secure Operating Environment. Our security systems and appliances are based on our ScreenOS operating system and applications that were developed specifically to perform processing-intensive network security functions. ScreenOS includes a suite of applications supporting firewall, VPN, network traffic management and denial of service blocking capabilities. Using ScreenOS, our products enable enterprises and service providers to accommodate sudden surges in network traffic and protect against denial of service and other hacker attacks. We enable deployment of secure VPNs using IPSec, strong encryption, digital certificates and advanced user authentication. The source code for ScreenOS is not generally available to the public, which makes our products more difficult for hackers to analyze for vulnerabilities than those based on widely available, general purpose hardware and software architectures.

    Ease of Implementation and Manageability. Our security systems and appliances are hardware-based and require minimal configuration. As a result, they can be deployed quickly and cost-effectively in a network. The applications in ScreenOS implement industry standard protocols and management interfaces enabling interoperability with a broad range of third-party products. Our products allow enterprises and service providers to enable as needed one or more capabilities, such as firewall, VPN, network traffic management or denial of service blocking. Our security systems use our Virtual Systems capability to enable enterprises and service providers to establish multiple virtual firewalls and VPNs with one system. In addition, other capabilities such as intrusion detection and Web filtering can be enabled through interfaces to third-party products. Our products can be configured and managed remotely using industry standard interfaces, including a built-in Web-based user interface or a command line user interface. In addition, they can be centrally managed using our management software, which enables secure, scalable monitoring of devices, network traffic and security events, as well as policy administration, for up to 10,000 devices.



    Integrated, Cost-effective Network Security Solutions. Each of our security systems and appliances provides integrated firewall, VPN and traffic management capabilities. This integrated approach eliminates the complexity and expense of purchasing and integrating separate single-function products from multiple vendors. In contrast to existing security vendors that have attempted to include additional capabilities into their single function products, we specifically designed our products to integrate these capabilities, enabling our products to provide high performance, cost-effective network security. By reducing network complexity, integrating high performance capabilities and eliminating the need for costly third-party software, our network security solutions lower our end customers' total cost of ownership.



    Breadth of Product Offering. We offer a broad family of products that meets the needs of a wide range of customers and networks from single user environments to large-scale, carrier class network deployments and continues to address our end customers' evolving security needs as their networks expand. Our security systems deliver highly reliable, flexible and integrated firewall, VPN and traffic management capabilities to high bandwidth environments with a larger number of users, providing our enterprise customers with secure e-business Web sites, central site Internet access and VPN connectivity. Our systems can also be deployed by service providers to secure large-scale networks and as multi-customer platforms simplifying the delivery of managed security services. Our security appliances deliver cost-effective, easy to deploy firewall, VPN and traffic management capabilities for lower bandwidth environments with fewer users, providing teleworkers, small to medium-sized businesses and enterprise remote locations with secure Internet access and communication. Using our broad family of products, enterprises and service providers are able to deploy a single vendor security solution, which improves the manageability of their networks and significantly reduces the potential security gaps that are introduced when a solution is deployed using equipment from multiple vendors.



    Industry Leading High Performance Security Systems. Our high performance security systems can be deployed in mission-critical environments such as enterprise central sites, corporate extranets, major e-business Web sites and service provider network infrastructures and can be used to deliver managed security services. Our NetScreen-1000 system is based on our multiprocessor architecture, which uses up to six processing cards, each of which contains one of our GigaScreen ASICs to accelerate processing-intensive security functions. In addition, our multiprocessor architecture, which permits additional security processor cards to be added as additional processing capacity is needed, enables end customers to expand their firewall and VPN capacity rapidly and cost-effectively as needed. Using our high performance security systems, enterprises and service providers are able to deploy integrated VPN and firewall capabilities at up to 2 Gbps of throughput for firewall and 1 Gbps of throughput for VPN. Large numbers of VPN tunnels, sessions and policies can be added to the NetScreen-1000 and NetScreen-500, with minimal degradation in network performance.

A session is an established connection between two computers. The security systems use our Virtual Systems capability to enable enterprises and service providers to establish multiple virtual firewalls and VPNs with one system. This allows service providers to implement cloud-based firewall and VPN services with a single device, instead of deploying separate devices for each of their customers, and thus significantly reduces the cost of delivering managed security services. Because our security systems are higher performance and can serve more users per system than other security products, enterprises and service providers are able to reduce their costs significantly by reducing the number of devices purchased.



    High Reliability and Availability. Our security systems and appliances are based on highly reliable solid state hardware designs. Our security systems are based on a high availability system design that incorporates redundant power supplies and fans that are easily exchanged without turning off the system. The NetScreen-1000 delivers additional redundancy through multiple processing cards. Our security systems can also be deployed in redundant pairs that can share the network traffic load using our ScreenOS, effectively doubling system throughput and resulting in up to 4 Gbps of firewall throughput for the NetScreen-1000 and 1.4 Gbps of firewall throughput for the NetScreen-500. When our systems are deployed in redundant pairs, ScreenOS mirrors the configuration between redundant systems, provides active session maintenance and employs a sophisticated fail-over algorithm to reroute network traffic. In the event of a failure, switching to the standby system occurs quickly and automatically, while maintaining firewall and VPN sessions.


The NetScreen Strategy


    Our objective is to capitalize on our technology and expand our market presence to become the premier provider of high performance network security systems, appliances and software worldwide. Key elements of our strategy include:



    Increase Market Share in the Enterprise Market. We intend to leverage the strength of our products' VPN capabilities and the breadth of our product offerings to facilitate sales of our entire family of security systems and appliances to new enterprise users and to enterprises that currently utilize our products either in a limited capacity or on a smaller scale. Our range of products is well suited for the enterprise market, providing a security solution for any application from basic firewall and VPN applications used to enable secure remote access by teleworkers and small offices, to high-performance, high availability security systems used to secure high bandwidth environments such as e-business Web sites, data centers, enterprise central sites, VPN connectivity and corporate extranets. We intend to broaden our presence in the enterprise market through the expansion of our enterprise-specific sales force, which assists our distributors and value-added resellers on enterprise sales opportunities.



    Extend Presence in the Service Provider Market. We intend to leverage the strength of our high performance security systems to enable service providers to secure their network infrastructure and leverage the breadth of our product family and carrier class management applications to deliver managed security services. We intend to expand our presence in the service provider market by developing higher performance and capacity security systems, focusing our sales efforts on established communication service providers and collaborating with next generation application providers to deliver security solutions optimized for demanding new applications being deployed by carriers. We intend to increase market share by selling our recently released NetScreen-Global PRO 3.0, which expanded the policy management capabilities of our management software to enable our end customers to more easily implement and more closely monitor, manage and enforce security policies, both for their internal networks and for the delivery of managed security services. We intend to introduce a security system with 10 Gbps of capacity in 2002 to address the high bandwidth needs of the largest service providers.

    Expand Our Technology Capabilities to Address Customer Needs. We intend to enhance our technology and cost positions in the network security market through continued internal development and acquisitions of complementary technologies. We believe our current technology platform, consisting of our GigaScreen ASIC and multi-bus architecture, ScreenOS operating system and applications, high availability technology, Virtual Systems capability, multiprocessor architecture and carrier class central management software, provides us security, performance and cost advantages when compared to other security products in the service provider market. We intend to continue developing faster ASICs with additional features, including deeper packet inspection, and new software capabilities that take advantage of the additional features of these ASICs to deliver additional high performance security functions across our product family.



    Expand Alliances to Develop Enhanced Security Solutions. We intend to establish commercial alliances with complementary technology providers to provide low cost, high performance network security solutions to our customers. Initially, we expect these alliances to verify and demonstrate the interoperability of our security products with other networking equipment and technologies. Demonstrating interoperability with other networking products will assist our efforts to acquire new customers whose network infrastructure environments vary widely. We also believe that, over the next year, these alliances will help facilitate the introduction of new features and enhancements allowing our products to work with other security technologies, including intrusion detection systems, anti-virus capabilities, voice over IP, which converts a voice signal into a stream of packets that is transmitted over a network, and GPRS, or general packet radio service, which allows information to be sent and received across a mobile telephone network.






    Increase Brand Awareness and Strengthen Distribution Channels. We intend to continue to expand domestically and internationally through increased sales activities and marketing programs designed to strengthen our brand and distribution channels. We believe our large network of value-added resellers and international distributors provides us with an ideal vehicle to access new markets and customers. We intend to grow our distribution channels by establishing additional relationships with value-added resellers, integrators and distributors that sell network and security solutions to large enterprises and service providers. Moreover, we intend to increase our ability to deliver worldwide support, strengthen foreign operations and increase our indirect sales channels through strategic relationships and third parties.

Products


    Our product family consists of the NetScreen-1000 and NetScreen-500 security systems, the NetScreen-100, NetScreen-50, NetScreen-25, NetScreen-10 and NetScreen-5XP security appliances, the NetScreen-Global PRO, NetScreen-Global PRO Express and NetScreen-Global Manager management software, and the NetScreen-Remote VPN client software. All of our security systems and appliances are based on our custom GigaScreen ASIC and our ScreenOS operating system and applications. Our family of security systems and appliances consists of the following products:




                          Throughput
                       -----------------    IPSec        TCP
    Product            Firewall   VPN    Tunnels (1) Sessions (2)  List Price (3)
    -------            -------- -------- ----------- ------------ ----------------
Security Systems
    NetScreen-1000     2 Gbps   1 Gbps     25,000      500,000    $65,000-$265,200

    NetScreen-500      700 Mbps 250 Mbps   10,000      250,000    $25,000-$80,600

Security Appliances
    NetScreen-100      200 Mbps 200 Mbps   1,000       128,000    $9,995-$14,300

    NetScreen-50       170 Mbps 50 Mbps    100         8,000      $5,995-$7,795

    NetScreen-25       100 Mbps 20 Mbps    25          4,000      $3,495-$4,500

    NetScreen-10(4)    10 Mbps  10 Mbps    100         4,000      $3,995-$6,500

    NetScreen-5XP      10 Mbps  10 Mbps    10          2,000      $495-$1,300

--------
(1) A tunnel is an encrypted link between two devices.

(2) A session is a communication channel between two networked devices utilizing the transmission control protocol, or TCP.


(3) Price depends on configuration and customer location.


(4) The NetScreen-10 will not be sold after December 2001.


  Security Systems


    The NetScreen-1000 and NetScreen-500 are high performance security systems designed to provide integrated firewall, VPN and traffic management capabilities for enterprise environments and service provider network infrastructures. Each can be deployed in high bandwidth environments such as infrastructures and can be used to deliver managed security services. Our security systems allow unique security policies to be enforced for multiple virtual local area networks, or VLANs, allowing a single system to secure multiple networks. Our security systems also allow for the creation of multiple Virtual Systems, each providing a unique security domain with its own virtual firewall and VPN and dedicated management interface. These features enable service providers and enterprises to use a single security system to secure multiple networks and enable service providers to deliver cloud-based security services to multiple customers. The NetScreen-1000 supports 500 VLANs and 100 Virtual Systems. The NetScreen-500 supports 100 VLANs and 25 Virtual Systems.



    To achieve the throughput levels required in high performance carrier deployments, the NetScreen-1000 incorporates our proprietary multiprocessor architecture, which employs up to six processing modules used in parallel. This architecture enables the NetScreen-1000 to achieve up to 2 Gbps of throughput for firewall applications and 1 Gbps of throughput for VPN applications. Our security systems feature our proprietary high availability NetScreen Redundancy Protocol, or NSRP. This capability allows two of our security systems to process network traffic simultaneously while synchronizing system configurations, session states and IPSec tunnel states between the systems. In addition to providing significant performance advantages by distributing the network traffic load between two of our security systems, this technology also provides a highly redundant architecture as one system can take over network traffic processing in less than one second after the failure of the other system. In addition, our systems feature redundant and hot-swappable power supplies and fans to enable seamless repair without interrupting network traffic.

  Security Appliances


    The NetScreen-100, NetScreen-50, NetScreen-25, NetScreen-10 and NetScreen-5XP security appliances are low cost, easy to install products that offer integrated firewall, VPN and network traffic management capabilities. Our security appliances are designed to maximize security and performance while using less physical space than competing products. Our security appliances can be deployed to provide small to medium-sized businesses and enterprise remote locations with secure Internet access and communication. For environments such as enterprise central sites, corporate extranets and e-business Web sites where high availability is critical, the NetScreen-100 includes support for redundant configurations to maintain active firewall and VPN sessions in the event of a failure. It is designed for enterprise branch offices and medium-sized enterprises. The NetScreen-25 is designed to deliver cost effective security for enterprise remote offices and small enterprises. The NetScreen-10 has been used primarily in medium-sized enterprises and branch offices. The NetScreen-10 will not be sold after December 2001. The NetScreen-5XP, our entry-level security appliance, can be deployed to provide small offices and teleworkers with secure Internet access and communication. It is available in two configurations, one to support workgroups of up to 10 users and one to support an unrestricted number of users.


  Software


    NetScreen-Global PRO. NetScreen-Global PRO is a centralized management application that enables enterprises and service providers to control security for large-scale networks from a single location. NetScreen-Global PRO is designed to allow for multi-customer and role-based device configuration, policy management, real-time monitoring and historical reporting of network traffic and security logs for up to 10,000 of our security systems and appliances. The latest version of Netscreen-Global PRO also enables centralized policy management for a new version of NetScreen-Remote VPN client software,which is expected to be available in January 2002. It is designed with open application programming interfaces, or APIs, to integrate into an enterprise's or service provider's existing management infrastructure. A portion of NetScreen-Global PRO is currently pre-installed on a Sun Microsystems, Inc. Netra server to simplify deployment. The list price for NetScreen-Global PRO management software and Sun server is between $19,995 and $205,400 depending on number of devices to be managed and geography.



    NetScreen-Global PRO Express. NetScreen-Global PRO Express is an entry level version of our management software that enables configuration, policy management and real-time monitoring for up to 100 devices. It also enables centralized policy management for a new version of NetScreen-Remote VPN client software, which is expected to be available in January 2002. It is delivered as a pre-installed software application on a Sun Microsystems, Inc., Netra server to simplify deployment. The list price for the NetScreen-Global PRO Express management software and Sun server is between $5,995 and $19,500 depending on the number of devices to be managed and geography.



    NetScreen-Global Manager. NetScreen-Global Manger is a Windows NT based centralized management application that enables enterprises to control security for multi-site networks from a single location. It offers centralized configuration and status monitoring of up to 100 devices, graphical reporting of network activities and policy administration for all of our security systems and appliances. NetScreen-Global Manager is being replaced by NetScreen-Global PRO Express and will not be sold after December 2001.






    NetScreen-Remote. NetScreen-Remote is a client software product that enables remote users to establish VPN connections from personal computers. The NetScreen-Remote software is based on

IPSec client software licensed from SafeNet, Inc., a leading provider of VPN client software. The list price for NetScreen-Remote is up to $12.50 per license.

Services

  Product Support Offerings


    For our security systems and appliances and for our NetScreen-Global PRO and NetScreen-Global PRO Express products, we sell hardware maintenance, 24 hours a day, seven days a week technical support and software maintenance to our end customers. These service offerings can be purchased as a bundle to provide complete service and support for the covered product or as discrete offerings providing only hardware maintenance, technical support or software maintenance. The software maintenance provides our end customers with updates and upgrades during the period of coverage.


  Professional Services and Training Offerings

    To facilitate the sale, installation and usage of our security products, we provide our customers and end users with fee-based, hands-on training classes and professional services such as network design, product installation and configuration, and security assessments. These services can be sold by our resellers and can be delivered by our personnel or by authorized training and service partners.

Technology


    Each of our security systems and appliances is built on a technology core that consists of our ScreenOS, which integrates a security operating system and applications, and our proprietary GigaScreen ASIC, which has been designed specifically for the unique requirements of high-performance security processing. We incorporate our Virtual Systems capability and high availability technology into the NetScreen-1000 and NetScreen-500, and incorporate our scalable multiprocessor architecture into the NetScreen-1000. We incorporate our high availability technology into the NetScreen-100. We have also developed scalable, centralized management software to allow our end customers to manage large numbers of security devices.


  GigaScreen ASIC and Multi-bus Architecture


    We have designed our GigaScreen ASIC to relieve the performance bottleneck that has been associated with both software-based security products running on general purpose computers and first generation hardware-based security appliances that are currently being deployed. Our GigaScreen ASIC provides hardware-based acceleration for firewall and VPN functions, such as IPSec, public key encryption and network address translation, which allows a network to use private internal network addresses that are translated to public network addresses to enable communication with the Internet. Hardware-based firewall acceleration functions include packet inspection and rule searching. Each GigaScreen ASIC performs data encryption using the data encryption standard, or DES, which is an industry standard encryption algorithm, at speeds of up to 1.2 Gbps, or up to 400 Mbps using 3DES, which is based on DES, but involves three passes through the encryption engine. Each GigaScreen ASIC also supports industry standard authentication algorithms, such as MD-5 and SHA-1. The NetScreen-1000, NetScreen-500 and NetScreen-100 are based on system-level designs that incorporate a GigaScreen ASIC connected to a reduced instruction set computing, or RISC, processor through a multi-bus architecture to accelerate processing-intensive security functions. This multi-bus architecture uses both the PCI-bus and a direct connection into the system memory that is used for packet and session data. In contrast with competing silicon and system designs that use the PCI-bus for all communication, our multi-bus architecture increases performance by easing the burden on the PCI-bus and freeing the central processing unit for other tasks.

  ScreenOS


    Our ScreenOS is a security operating system integrated with a suite of applications designed to offer high levels of security and performance that we have incorporated into all of our security systems and appliances. We have developed ScreenOS to deliver a complete suite of tightly integrated high-performance network security functions including firewall, VPN, network traffic management and denial of service blocking. ScreenOS is designed to eliminate traditional performance bottlenecks and known security flaws. It cannot be easily analyzed for vulnerabilities by hackers since the source code is not generally publicly available. In addition to providing a secure operating system and key security applications, ScreenOS delivers a robust set of technologies based on industry standard protocols designed to allow our security systems and appliances to be integrated easily into our end customer's existing networks.


    To facilitate network integration, ScreenOS allows our security systems and appliances to be configured to work in one of three modes of operation, route mode, network address translation, or NAT, mode, and transparent mode. In route mode, the network is configured to have different IP networks on each interface of the security product, and our system or appliance enforces security policies as it routes traffic between different networks. In NAT mode, IP addresses on one interface can be translated into different IP addresses as the traffic traverses the device, allowing IP addresses to be hidden from outside view for increased security as well as allowing addresses to be conserved. NetScreen's transparent mode enables the security device to be integrated easily into a network without any changes to IP addressing of the network. In transparent mode, the device will not be assigned an IP address, which makes it harder for a hacker to detect or attack the security system or appliance.


    ScreenOS supports a number of industry standard and specialized protocols to allow our devices to be integrated into existing networks, security environments and network management environments. ScreenOS supports and is compatible with authentication mechanisms including Radius servers, SecureID token-based authentication and digital certificates and certificate authorities from VeriSign, Inc., Entrust, Inc., Baltimore Technologies, Microsoft Corporation, NetScape Communications Corporation and RSA Security Inc. ScreenOS supports industry standard management protocols including simple network management protocol, or SNMP, syslog, telnet and an ssh-compatible secure shell, as well as proprietary management interfaces to our central management software and to NetIQ's WebTrends monitoring application.



  High Availability Technology



    The NetScreen-1000, NetScreen-500 and NetScreen-100 incorporate our ScreenOS high availability capabilities, which are based on the NetScreen Redundancy Protocol, or NSRP. The NetScreen-1000 and NetScreen-500 currently support NSRP version 2, which enables a redundant pair of our security systems to be integrated into a high availability network architecture, with redundant physical connections between the systems and the adjacent network switches. Both of the systems can simultaneously process network traffic, called an active-active configuration, and can synchronize system configurations, session states and IPSec tunnel states between the systems using redundant, dedicated high availability interfaces between the two systems. This system synchronization allows a redundant system to take over network traffic processing less than one second after a system or network failure to ensure that network traffic can continue to be forwarded. The NetScreen-100 currently utilizes NSRP version 1 to provide for synchronization of system configuration, session states and IPSec tunnel states between an active appliance and a standby appliance, called an active-passive configuration.

  Virtual Systems Capability


    The NetScreen-1000 and NetScreen-500 also incorporate our Screen OS Virtual Systems capability. Used in conjunction with industry standard VLAN technology, this architecture allows end customers to use a single system to create up to 100 virtual firewalls and VPNS, each able to protect a unique security domain. Each Virtual System can have its own address book, policies and management set based on the service provider's end customer requirements. As a result, our Virtual Systems capability allows Internet data center operators and service providers to deliver cloud-based managed security services to numerous individual users easily and cost-effectively.



  Multiprocessor Architecture



    The NetScreen-1000 is based on our scalable multiprocessor architecture and contains multiple processing cards, each based on a GigaScreen ASIC and RISC processor, that are used in parallel. This multiprocessor architecture intelligently distributes network traffic across the processing cards to scale total throughput to 2 Gbps for firewall applications and 1 Gbps for VPN applications.



  Carrier Class Central Management Software



    We have developed carrier class central management software that enables secure, scalable monitoring of devices, network traffic and security events, and policy administration for both enterprises and service providers. This management software incorporates a three-tier system architecture for scalable network monitoring. Devices forward log information to a layer of data collector software that aggregates network traffic logs from hundreds of devices. The data collector software, in turn, forwards log information to a master controller that stores log information in an Oracle database and enables sophisticated network monitoring and reporting of security information, and interfaces into third-party management applications. Multiple customer administrators and multiple customer domains can be supported, enabling service providers to deliver managed security services to multiple customers. The architecture also enables centralized policy management of up to 10,000 security systems and appliances.



Alliances



    We are establishing formal and informal commercial relationships with networking, security and application development companies to provide low cost, high performance network security solutions to our customers. Initially, we expect these alliances to verify and demonstrate the interoperability of our security products with other networking equipment and technologies. We also expect these alliances to help facilitate the introduction of new features and enhancements allowing our products to work with other security technologies such as intrusion detection systems and anti-virus and authentication products and to facilitate our products compatibility with new technologies such as voice over IP and GPRS.

Customers

  Distributors, Resellers and Service Providers


    Domestically, we sell directly to major service providers and value-added resellers to other end customers. Internationally, we sell exclusively through distributors and value- added resellers to our end customers. Sales through distributors and value-added resellers represented approximately 80% of our total revenues in the year ended September 30, 2001. The table below lists our top five customers with respect to revenues for the year ended September 30, 2001 in the following three categories: domestic resellers, direct service provider customers and international resellers.



                                Top Five Direct Service
  Top Five Domestic Resellers     Provider Customers     Top Five International Resellers
------------------------------- ------------------------ --------------------------------
Acclaim Technology, Inc.        Cable and Wireless       Datex Information, Inc.
Alliance Core Technologies Inc. Cox Communications, Inc. e92 Plus Ltd.
ConQuest, Inc.                  Global Center            Hitachi Systems & Services Ltd.
Corsa Network Technologies      KeyBridge Corp.          Nox Co., Ltd.
Patriot Technologies, Inc.      Williams Communications  TownSky International Limited
                                  Group, Inc.


  End Customers


    Our products are sold to end customers, such as established companies and large service providers including traditional local and long distance telephone companies, Internet service providers, managed security service providers, Internet data center operators and metropolitan area network service providers. To date, we have shipped more than 65,000 units of our systems and appliances.


Sales and Marketing

    We market and sell our products through a large network of value-added resellers and distributors and through our direct sales organization.

    Our indirect sales channel, comprised primarily of value-added resellers and distributors, is supported by a dedicated sales force with broad experience in selling network and network security products with resellers. We maintain a broad network of value-added resellers throughout the United States and Canada and distributors throughout the Asia Pacific region, Europe, Latin America and the Middle East. Our arrangements with value-added resellers are non-exclusive, territory specific, and generally cover all of our products and provide for appropriate discounts based on a variety of factors including volume purchases. Our arrangements with distributors also are non-exclusive and territory specific and provide the distributor with discounts based upon the annual volume of its orders.

    In North America, we also have two direct sales organizations, one focused on service providers and the other focused on large enterprises. Our service provider sales organization fulfills orders directly and our enterprise sales organization fulfills orders through our value-added resellers and distributors. Each direct sales organization is supported by our team of experienced sales engineers who are responsible for providing pre-sale technical support and technical training for the sales team and for our value-added resellers and distributors. All of our salespeople are responsible for lead follow-up and account management. A key feature of our sales effort is the relationship we establish at various levels in our customers' organizations. Our sales team maintains contact with key individuals who have service planning and infrastructure build-out responsibility.

    Our marketing activity consists primarily of product marketing, product management and sales support programs. Marketing also includes advertising, our Web site, trade shows, direct marketing and public relations. Our marketing program is designed to build the NetScreen brand, increase customer awareness, generate leads and communicate our product advantages. We also use our marketing program to support the sale of our products through new channels and to new markets.

Customer Service and Support


    We believe that a broad range of support services is essential to the successful installation and utilization of our products. We have hired service and support engineers with networking and security applications experience and have outsourced a portion of our support services. We offer a combination of online, telephone and on-site technical assistance services 24 hours a day, seven days a week. We also offer professional services for network analysis, design and implementation and training and educational services. In addition, we maintain a product and applications knowledge base available on our Web site.



    We offer flexible support programs, including basic hardware and software maintenance, extended software maintenance, domestic next day rapid replacement for parts, and consolidated service level agreements for major customers. We deliver these services directly to major end customers, and also through a support model that takes advantage of the capabilities of our distributors, value-added resellers and other third-party organizations.


Research and Development

    We have assembled a team of engineers with experience in the fields of computing, network system design, Internet routing protocols, Internet security standards, embedded software and network management software. In addition to having the ability to build complex hardware and software systems, our engineering team has experience in developing and delivering large, highly integrated ASICs and scalable security software.


    We believe that strong product development capabilities are essential to our strategy of enhancing our core technology, developing and incorporating additional functions, and maintaining the competitiveness of our product offerings. We are building on our proprietary GigaScreen ASIC and continuing to develop next generation technology to support the anticipated growth in network bandwidth requirements. We continue to develop new releases of our ScreenOS and management software to improve functionality, performance, scalability and the user interface.


    Our research and development process is driven by the availability of new technology, market demand and customer feedback. We have created a structured process for undertaking product development projects. This process involves all functional groups and all levels within our company. Following an assessment of market demand, our research and development team develops a full set of comprehensive functional product specifications based on inputs from the product management and sales organizations. This process is designed to provide a framework for defining and addressing the steps, tasks and activities required to bring product concepts and development projects to market.


    Our research and development expenses, excluding stock-based compensation, were $19.2 million for the year ended September 30, 2001, $10.3 million for the year ended September 30, 2000 and $8.5 million, excluding a further $7.3 million of compensation-related charges resulting from the accelerated vesting of stock options to one of our co-founders, for the year ended September 30, 1999.


Manufacturing

    We outsource the manufacturing of our systems and appliances. We subcontract our manufacturing requirements to Flash Electronics, Inc. and C-MAC Industries, Inc. This subcontracting activity extends from prototypes to full production and includes material procurement, assembly, test, control and shipment to our customers. We design, specify and monitor all of the tests that are required to meet internal and external quality standards. Our subcontracting arrangements provide us with the ability to deliver products quickly to customers by using Flash Electronics' and C-MAC Industries' turnkey manufacturing and drop shipment capabilities. In addition, we can adjust manufacturing volumes rapidly to meet changes in demand. Neither the Flash Electronics agreement nor the C-MAC Industries agreement provides for a fixed term of service. Our agreement with Flash Electronics may be terminated by either party at will, without cause, with at least 30 days' prior written notice. Our agreement with C-MAC Industries may be terminated by either party, with or without cause, with at least 90 days' written notice or upon either party's termination of business, breach of a material provision, protection under the bankruptcy code or insolvency. In addition, our proprietary ASIC is fabricated by foundries operated by Toshiba.


Competition

    The market for network security products is highly competitive, and we expect competition to intensify in the future. Competitors may introduce new competitive products for the same markets currently served by our products. We currently compete principally on the basis of product security, performance, reliability, scalability, manageability and cost-effectiveness. We believe that we compete favorably on the basis of these factors.

    Current and potential competitors in our market include the following, all of which sell worldwide or have a presence in most of the major geographical markets for their products:

    . firewall and VPN software vendors such as Check Point Software Technologies Ltd. and Symantec Corporation;

    . network equipment manufacturers such as Cisco Systems, Inc., Lucent Technologies, Inc., Nokia Corporation and Nortel Networks Corporation;

    . security appliance suppliers such as SonicWALL, Inc. and WatchGuard Technologies, Inc.;

    .   computer and network component manufacturers; and


    . low cost Internet hardware suppliers with products that include network security functionality.


Intellectual Property


    Our success and ability to compete are substantially dependent upon our internally developed technology and know-how. We have four patent applications and one provisional patent application pending in the United States relating to the design of our products. We have elected to extend one of these patent applications to other countries. Our engineering teams have significant expertise in ASIC design, and we own the rights to the design of the ASIC that forms the core of our products. Our ScreenOS operating system and applications and our NetScreen-Global PRO, NetScreen-Global PRO Express and NetScreen-Global Manager software were developed internally and are protected by United States and international copyright laws.



    While we rely on patent, copyright, trade secret and trademark law to protect our technology, we also believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements and reliable product maintenance are essential to establishing and maintaining our position. Other companies may develop technologies that are similar or superior to our technology.


    Our success will depend in part upon our ability to obtain necessary intellectual property rights and protect our intellectual property rights. We may not be able to obtain the necessary intellectual property rights, and other parties may contest our intellectual property rights.

Employees


    As of September 30, 2001, we had 330 full-time employees, 100 of whom were engaged in research and development, 147 in sales and marketing, 19 in customer service and support and 64 in finance, administration and operations. None of our employees is represented by a labor union. We have not experienced any work stoppages, and we consider our relations with our employees to be good.


Facilities

    We lease approximately 51,000 square feet of office space in Sunnyvale, California pursuant to a lease that will expire on February 14, 2003. We believe that our current facilities are adequate to meet our needs for the foreseeable future.

                                  MANAGEMENT

Executive Officers and Directors

    Our executive officers and directors, and their ages and positions as of September 30, 2001, are as follows:

 Name                       Age Position
 ----                       --- --------
 Robert D. Thomas.......... 52  President, Chief Executive Officer and Director
 Remo E. Canessa........... 43  Chief Financial Officer and Corporate Secretary
 Charles R. Clark.......... 48  Vice President of Operations
 Feng Deng................. 38  Vice President of Engineering and Director
 David K. Flynn............ 38  Vice President of Marketing
 James K. Gifford.......... 51  Vice President of Systems and Services
 Yan Ke.................... 38  Vice President and Chief Architect
 Edie R. Rodriguez......... 30  Vice President of Human Resources
 Janine Roth............... 46  Vice President of Business Development
 Mark S. Smith............. 45  Vice President of Worldwide Sales
 Chun P. Chui.............. 59  Director
 Michael L. Goguen......... 37  Director
 Katherine M. Jen.......... 49  Director
 Frank J. Marshall......... 54  Director
 Thomas F. Mendoza......... 50  Director
 Victor E. Parker, Jr...... 32  Director

    Robert D. Thomas has served as our president and chief executive officer and as a member of our board of directors since October 1998. From 1989 to September 1998, Mr. Thomas served in several roles at Sun Microsystems, Inc., a computer hardware and software company, including general manager of intercontinental operations for Sun's software business, director of international market development, and director of marketing in Australia and New Zealand. Mr. Thomas holds a B.S. in mathematics from Adelaide University in Australia.

    Remo E. Canessa has served as our chief financial officer and corporate secretary since July 2001. From December 1998 to July 2001, Mr. Canessa served as a vice president of finance, chief financial officer and treasurer of Bell Microproducts, Inc. From August 1998 to December 1998, Mr. Canessa served as vice president of finance and chief financial officer of InfoSeek Corporation. From February 1998 to May 1998, he served as vice president of finance and chief financial officer at Raster Graphics, Inc. From 1993 to February 1998, Mr. Canessa served as vice president of finance, corporate controller and acting chief financial officer at Bell Microproducts, Inc. He holds a B.A. in economics from the University of California, Berkeley, an M.B.A. from the University of Santa Clara and is a certified public accountant.

    Charles R. Clark has served as our vice president of operations since November 1999. From 1981 to November 1999, Mr. Clark held a number of positions at Integrated Device Technology, Inc., a semiconductor manufacturer, including vice president of the Centaur division and subsystem division and vice president of the SRAM memory division and subsystem division. Mr. Clark holds a B.S. in zoology from San Jose State University.

    Feng Deng has served as our vice president of engineering since November 1999, prior to which he was our vice president of hardware engineering since co-founding NetScreen in October 1997. Mr. Deng has also been a member of our board of directors since September 1999. From 1993 to September 1997, Mr. Deng worked at Intel Corporation, a semiconductor company, where he held a variety of technical positions and was involved in the design and development of microprocessor and chip set products. Mr. Deng holds a B.S. in electrical engineering from Tsing Hua University, Beijing, and an M.S. in computer engineering from the University of Southern California.

    David K. Flynn has served as our vice president of marketing since June 1999. From 1991 to April 1999, Mr. Flynn held various marketing and product management positions at 3Com Corporation, a computer network equipment manufacturer, including vice president of marketing for the architecture and software operation. Mr. Flynn holds a B.A. in economics from Williams College and an M.B.A. from the Stanford Graduate School of Business.

    James K. Gifford has served as our vice president of systems and services since December 1999. From December 1997 to December 1999, Mr. Gifford was a private engineering management and product planning consultant for start-up companies in Silicon Valley. From 1994 to October 1997, Mr. Gifford served in various positions at Diamond Multimedia Systems, a manufacturer of multimedia products for personal computers, including vice president and co-general manager of multimedia input/output products and vice president of the audio and telecommunications engineering division. He holds a B.A. in philosophy from Boston College and a B.S. in computer science and mathematics from the University of Oregon.

    Yan Ke has served as a vice president and our chief architect since he co-founded NetScreen in October 1997. From 1994 to September 1997, Mr. Ke was a senior software engineer at Cisco Systems, Inc., a network equipment company. He holds a B.S. in electrical engineering from Tsing Hua University, Beijing, and an M.S. and a Ph.D. in computer science from Johns Hopkins University.

    Edie R. Rodriguez has served as our vice president of human resources since April 2001. From November 2000 to April 2001, Ms. Rodriguez served as vice president of human resources and administration for Privada, Inc., a privacy infrastructure company. From February 2000 to November 2000, she served as vice president of operations for Timebooster, Inc., an application and business service provider she founded. From February 1998 to February 2000, Ms. Rodriguez served as executive director of staff operations for Compuware Corporation, a client server and mainframe products company. From October 1996 to February 1998, she served as human resources manager of Broderbund Software, a consumer software company. From 1993 to October 1996, she served as operations supervisor for The Chubb Group of Insurance. Ms. Rodriquez holds a B.A. in communications from Santa Clara University.

    Janine Roth has served as our vice president of business development since April 2001. From April 1998 to March 2001, Ms. Roth served as vice president of marketing and business development of ADC Telecommunication/Centigram Communications, a broadband services and enhanced software solutions company. From 1994 to March 1998, she served as executive director of advanced services strategy for BellSouth International, a subsidiary of BellSouth Corporation, a telecommunications service provider company. Ms. Roth holds a B.A. in music from Indiana University, an M.S. in computer science from the University of Wisconsin and an M.I.M. in international management from the American Graduate School of International Management.


    Mark S. Smith has served as our vice president of worldwide sales since July 1999. From September 1996 to July 1999, Mr. Smith served as vice president of worldwide sales at Apptitude, Inc., a computer network management equipment manufacturer. From 1994 to August 1996, Mr. Smith was vice president of sales at Network Peripherals, Inc., a manufacturer of high performance computer network equipment. Mr. Smith holds a B.A. in political science from Wheaton College.


    Chun P. Chiu has served as a member of our board of directors since December 1997. Mr. Chiu co-founded Quality Semiconductor, Inc., a semiconductor manufacturer, in 1989 and served successively as its president, chief executive officer and chairman of the board of directors until it was acquired by Integrated Device Technology in April 1999. Mr. Chiu also co-founded Integrated Device Technology in 1980. Mr. Chiu holds a B.S. in electrical engineering from Waseda University, Tokyo, Japan, and an M.S. in electrical engineering from Oregon State University.

    Michael L. Goguen has served as a member of our board of directors since May 1998. Mr. Goguen has held various positions at Sequoia Capital, a venture capital firm, since July 1996 and has been a general partner since July 1997. From 1995 to July 1996, Mr. Goguen was a director of software at Bay Networks, Inc., a computer network system provider. From 1994 to 1995, Mr. Goguen was a director of software at Centillion Network Inc., a network equipment manufacturing company. Mr. Goguen currently serves as a director of Avanex Corporation, as well as several private companies. Mr. Goguen holds a B.S. in electrical engineering from Cornell University and an M.S. in electrical engineering from Stanford University.


    Katherine M. Jen has served as a member of our board of directors since June 1999. Ms. Jen has been a general partner of AsiaTech Management, LLC, a venture capital firm since November 1997. From 1993 to November 1997, Ms. Jen served as a vice president and corporate secretary of Wyse Technology, a windows-based and custom application terminals provider. Ms. Jen holds an L.L.B. from National Taiwan University.


    Frank J. Marshall has served as a member of our board of directors since December 1997. Mr. Marshall is a private investor in early stage high technology companies and has been a venture partner of Sequoia Capital since 1997. Mr. Marshall serves as vice chairman and a director of Covad Communications Group, Inc. and as a director for PMC-Sierra, Inc. Mr. Marshall also serves as a director and advisor for several private companies. From November 2000 until July 2001, Mr. Marshall was the interim chief executive officer of Covad Communications Group, Inc. Mr. Marshall served as vice president of engineering and general manager, core business unit of Cisco Systems, Inc. from 1992 until October 1997. He holds a B.S. in electrical engineering from Carnegie Mellon University and an M.S. in electrical engineering from the University of California, Irvine.

    Thomas F. Mendoza has served as a member of our board of directors since June 1999. Mr. Mendoza has served as the president of Network Appliance, Inc., a computer networking company, since May 2000, prior to which he served in various management and executive positions at Network Appliance since 1994. Mr. Mendoza holds a B.A. in economics from the University of Notre Dame.

    Victor E. Parker, Jr. has served as a member of our board of directors since July 2000. Mr. Parker has held various positions at Spectrum Equity Investments, a venture capital firm, since August 1998 and has been a general partner since May 2000. From 1992 to June 1996, he was an associate at Summit Partners, a venture capital firm. Mr. Parker was a product manager at ONYX Software, Inc., a computer software company, from June 1997 to September 1997. Mr. Parker also serves as a director of several private companies. Mr. Parker holds a B.A. in earth sciences from Dartmouth College and an M.B.A. from the Stanford Graduate School of Business.

Composition of Board of Directors


    Our board of directors currently consists of eight members. Upon completion of this offering, our board will be divided into three classes that serve staggered three-year terms. The class I directors, initially Ms. Jen and Mr. Chui, will stand for reelection at our 2002 annual meeting of stockholders. The class II directors, initially Messrs. Deng, Mendoza and Parker, will stand for reelection at our 2003 annual meeting of stockholders. The class III directors, initially Messrs. Goguen, Marshall and Thomas, will stand for reelection at our 2004 annual meeting of stockholders. As a result, only one class of directors will be elected each year, while the directors in the other classes will continue on our board for the remainder of their terms. This classification of our board could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, control of NetScreen since it would make it more difficult and time-consuming to replace our then current directors.

Board Committees

    Our board has a compensation committee and an audit committee.

    Our compensation committee consists of Messrs. Goguen, Marshall and Mendoza. The compensation committee reviews and makes recommendations to our board concerning the salaries and incentive compensation of our officers and employees. Although our board currently administers the issuance of stock options and other awards under our 1997 stock option plan, the compensation committee will administer our 2001 equity incentive plan and our 2001 employee stock purchase plan.

    The members of the audit committee are Messrs. Goguen, Marshall and Parker. The audit committee reviews and monitors our financial statements and accounting practices, makes recommendations to our board regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by our independent auditors.

Compensation Committee Interlocks and Insider Participation

    None of the members of our compensation committee has at any time since our formation been an officer or employee of ours. None of our executive officers currently serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our board or compensation committee.

Director Compensation

    Our directors do not receive cash compensation for their services as directors but are reimbursed for their reasonable expenses in attending board and board committee meetings. The following directors have been granted options to purchase shares of our common stock. In February 1998, we granted Mr. Chiu an option to purchase 200,000 shares of common stock at an exercise price of $0.03 per share. In June 1998, we granted Mr. Marshall an option to purchase 160,000 shares of common stock at an exercise price of $0.05 per share. In June 1999, we granted Mr. Mendoza an option to purchase 160,000 shares of common stock at an exercise price of $0.08 per share.

    Members of our board, who are not employees of NetScreen, or any parent, subsidiary or affiliate of NetScreen, will be eligible to participate in our 2001 equity incentive plan. The option grants under this plan are generally intended to be formula grants, although our board has some discretion to vary the grants, and the exercise price of the options will be the fair market value of our common stock on the date of grant.

    Each eligible director who becomes a member of our board on or after the effective date of the registration statement of which this prospectus forms a
part will be granted an option to purchase   shares. Also, each eligible
director who became a member of our board prior to the effective date of the registration statement but has not previously received an option will receive
an option to purchase   shares. Immediately following each annual meeting of
our stockholders, each eligible director will automatically be granted an
additional option to purchase   shares if the director has served continuously
as a member of our board since the date of the prior annual meeting. Our board may make discretionary supplemental grants to an eligible director who has served for less than one year from the date of that director's initial grant, provided that no director may receive more than shares in any calendar year. The options will have ten-year terms. They will terminate three months after the date a director ceases to be a director or a consultant or 12 months if the termination is due to death or disability. All options granted under the 2001 equity incentive plan will become vested and exercisable over a three-year period at a rate of 2.78% per month so long as the director continues as a member of our board or as a consultant. In the event of our dissolution or liquidation or a change-in-control transaction, options granted under the plan will become 100% vested and exercisable in full.

Executive Compensation

    The following table presents compensation information for the year ended September 30, 2001 paid to or accrued for our chief executive officer and our four other most highly compensated executive officers. The compensation table excludes other compensation in the form of perquisites and other personal benefits to an executive officer where that compensation constituted less than 10% of his total annual salary and bonus in the fiscal year.

                          Summary Compensation Table


                                                  Annual Compensation
                                                ------------------
        Name and Principal Positions             Salary  Bonus/(1)/
        ----------------------------            -------- ---------
        Robert D. Thomas....................... $241,250  $105,840
         President and Chief Executive Officer
        Mark S. Smith..........................  175,001   165,643/(2)/
         Vice President of Worldwide Sales
        David K. Flynn.........................  194,792    68,943
         Vice President of Marketing
        Charles R. Clark.......................  174,483    61,534
         Vice President of Operations
        James K. Gifford.......................  172,992    60,800
         Vice President of Systems and Services

--------
(1) Bonuses paid in the fourth quarter of calendar year 2001 for services rendered during the fiscal year ended September 30, 2001.

(2) Includes sales commissions of $125,251.


    In July 2001, we hired Remo E. Canessa as chief financial officer at an annual salary rate of $205,000 and awarded him an option to purchase 430,000 of common stock at an exercise price of $5.00 per share.

    No executive officer named in the summary compensation table above was granted or exercised an option to purchase our common stock in the year ended September 30, 2001, or held any unexercised options to purchase our common stock as of September 30, 2001.

Employment and Change of Control Agreements with Founders


    In October 1997, we entered into founder's restricted stock purchase agreements with Feng Deng and Yan Ke. Messrs. Deng and Ke each purchased 4,000,000 shares of our common stock, subject to our right to repurchase 80% of the shares upon termination of employment. Under those agreements, our right of repurchase lapsed as to 10% of the shares in each of April 1998 and October 1998 and lapsed as to the remainder in equal monthly installments until October 2001, when all shares became fully vested. Our right of repurchase would have lapsed as to all of the shares upon a sale of substantially all the assets, merger where the stockholders prior to the transaction did not retain at least 50% of the voting power or other transfer of more than 50% of the voting power of NetScreen.



    If we terminate the employment of Messrs. Deng or Ke, the terminated founder would be entitled to receive a total of $100,000 payable in 12 equal monthly installments and our right of repurchase would have lapsed as to an additional 20% of the shares he initially acquired.

Change of Control Arrangements with Officers


    With respect to each of the options shown in the table below, in the event of a dissolution, liquidation, merger where NetScreen is not the surviving entity or where NetScreen is the surviving entity but the stockholders prior to the transaction ceased to own their shares or equity interest in NetScreen or a sale of substantially all the assets of NetScreen and an involuntary or constructive termination without cause of the optionee's employment with us or our successor, 50% of the then unvested shares subject to the optionee's stock options would become fully vested. Messrs. Thomas, Smith, Flynn, Clark, Gifford and Canessa and Ms. Roth and Ms. Rodriguez have entered into an employment letter agreement with us that reflects this option vesting acceleration upon a change in control.


                                                    Shares Subject
             Name                      Grant Date     to Options
             ----                     ------------- --------------
             Robert D. Thomas........ October 1998    2,450,000
                                      June 2000         400,000

             Mark S. Smith........... July 1999         890,000
                                      June 2000         140,000

             David K. Flynn.......... June 1999         890,000
                                      June 2000         120,000

             Charles R. Clark........ October 1999      420,000
                                      June 2000          70,000

             James K. Gifford........ December 1999     420,000
                                      June 2000          70,000

             Remo E. Canessa......... July 2001         430,000

             Janine Roth............. May 2001          400,000

             Edie R. Rodriguez....... May 2001          200,000

             Feng Deng............... June 2000         100,000

             Yan Ke.................. June 2000         100,000

Employee Benefit Plan

  1997 Equity Incentive Plan


    In November 1997, our board adopted and our stockholders approved our 1997 equity incentive plan. As of September 30, 2001, options to purchase 8,892,149 shares of our common stock were outstanding under this plan, with a weighted average exercise price of $3.23 per share, and 2,313,789 shares remained available for future grant. Because our 2001 equity incentive plan will become effective as the successor to the 1997 equity incentive plan on the date of this prospectus, no options will be granted under our 1997 equity incentive plan after this offering. However, any options outstanding under our 1997 equity incentive plan on that date will remain outstanding and be subject to the terms of our 1997 equity incentive plan and the relevant stock option agreement until exercise or until they terminate or expire by their terms. Options granted under our 1997 equity incentive plan are subject to terms substantially similar to those described below with respect to options to be granted under our 2001 equity incentive plan.


  2001 Equity Incentive Plan


    In September 2001, our board adopted, and in November 2001 our stockholders approved, the 2001 equity incentive plan. The 2001 equity incentive plan will become effective on the date of this prospectus. The 2001 equity incentive plan authorizes the award of options, restricted stock and stock bonuses.

    The 2001 equity incentive plan will be administered by the compensation committee of our board, which consists of Messrs. Goguen, Marshall and Mendoza, each of whom is an outside director as defined under applicable federal tax laws. The compensation committee will have the authority to interpret this plan and any agreement entered into under the plan, grant awards under the plan and make all other determinations for the administration of the plan.

    The 2001 equity incentive plan provides for the grant of both incentive stock options that qualify under Section 422 of the Internal Revenue Code and nonqualified stock options. The incentive stock options may be granted only to our employees or employees of any of our subsidiaries. The nonqualified stock options, and all awards other than incentive stock options, may be granted to our employees, officers, directors, consultants, independent contractors and advisors and those of any of our subsidiaries. However, consultants, independent contractors and advisors are only eligible to receive awards if they render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant.

    The maximum term of options that may be granted under the 2001 equity incentive plan is ten years. Any awards granted under this plan may be transferred only in limited circumstances other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee. The compensation committee may allow exceptions to this restriction for awards that are not incentive stock options. Options granted under the 2001 equity incentive plan generally expire three months after the termination of the optionee's service to us or to a parent or subsidiary of ours, or 12 months if the termination is due to death or disability. If an optionee is terminated due to cause, then options granted to that optionee will expire immediately on the date of termination. In the event of a liquidation, dissolution or change-in-control transaction, except for options granted to non-employee directors, unless the acquiror assumes or grants options in substitution for the options, the option vesting will accelerate.

    We have reserved 20,000,000 shares of our common stock for issuance under the 2001 equity incentive plan. The number of shares reserved for issuance under this plan will be increased to include:

    . any shares of our common stock reserved under our 1997 equity incentive plan that are not issued or subject to outstanding grants on the date of this prospectus;

    . any shares of our common stock issued under our 1997 equity incentive plan that are repurchased by us at the original purchase price; and

    . any shares of our common stock issuable upon exercise of options granted under our 1997 equity incentive plan that expire or become unexercisable without having been exercised in full at any time after the date of this prospectus.

    In addition, under the terms of the 2001 equity incentive plan, the number of shares of our common stock reserved for issuance under the plan will increase automatically on October 1 of each year by an amount equal to 5% of our total outstanding shares of common stock as of the immediately preceding September 30. However, we cannot grant incentive stock options to purchase more than 50,000,000 shares of our common stock.

    Shares available for grant and issuance under the 2001 equity incentive plan will include:

    . shares of our common stock issuable upon exercise of an option granted under the plan that is terminated or cancelled before it is exercised;

    . shares of our common stock issued upon exercise of any option granted under the plan that we repurchase at the original purchase price;

    . shares of our common stock subject to awards granted under the plan that are forfeited or repurchased by us at the original issue price; and

    . shares of our common stock subject to stock bonuses granted under the plan that otherwise terminate without shares being issued.

    During any calendar year, no person will be eligible to receive more than 250,000 shares, or 500,000 shares in the case of a new employee, under the 2001 equity incentive plan. The 2001 equity incentive plan will terminate in September 2011, unless it is terminated earlier by our board.

  2001 Employee Stock Purchase Plan


    In September 2001, our board adopted, and in November 2001 our stockholders approved, the 2001 employee stock purchase plan subject to stockholder approval. The 2001 employee stock purchase plan will become effective on the first day on which price quotations are available for our common stock on the Nasdaq National Market. The 2001 employee stock purchase plan is designed to enable eligible employees to purchase shares of our common stock at a discount on a periodic basis through payroll deductions.


    Our compensation committee will administer the 2001 employee stock purchase plan. Our employees generally will be eligible to participate in this plan if they are employed by us, or a subsidiary of ours that we designate, for more than 20 hours per week and more than five months in a calendar year. Our employees are not eligible to participate in the 2001 employee stock purchase plan if they are 5% or greater stockholders or would become 5% or greater stockholders as a result of their participation in the plan. Under the 2001 employee stock purchase plan, eligible employees may acquire shares of our common stock through payroll deductions. Our eligible employees may select a rate of payroll deduction between 1% and 10% of their cash compensation, excluding any bonuses and incentive compensation. An employee's participation in this plan will end automatically upon termination of employment for any reason.

    No participant will be able to purchase more than 2,000 shares on any single day or shares having a fair market value of more than $25,000, determined as of the first day of the applicable offering period, for any calendar year in which the employee participates in the 2001 employee stock purchase plan. Except for the first offering period, each offering period will be for two years and will consist of four six-month purchase periods. The first offering period is expected to begin on the first business day on which price quotations for our common stock are available on the Nasdaq National Market. The first purchase period may be more or less than six months long. After that, the offering periods will begin on November 1 and May 1. The purchase price for shares of our common stock purchased under the 2001 employee stock purchase plan will be 85% of the lesser of the fair market value of our common stock on the first day of the applicable offering period or the last day of each purchase period. Our compensation committee will have the power to change the starting date of any later offering period, the purchase date of a purchase period and the duration of any offering period or purchase period without stockholder approval if this change is announced before the relevant offering period or purchase period. The 2001 employee stock purchase plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code.

    We have initially reserved 1,000,000 shares of our common stock for issuance under the 2001 employee stock purchase plan. The number of shares reserved for issuance under the 2001 employee stock purchase plan will increase automatically on October 1 of each year by an amount equal to the number of shares sold under the 2001 employee stock purchase plan in the year ended on the immediately preceding September 30. Our board or compensation committee may reduce the amount of the increase in any particular year. The 2001 employee stock purchase plan will terminate in September 2011, unless it is terminated earlier by our board.

  401(k) Retirement Plan

    We sponsor a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code, or a 401(k) plan. An employee is generally eligible to participate and may enter the plan on the first day of each calendar quarter in which the employee meets the eligibility requirements. Participants may make pre-tax contributions to the plan of up to 15% of their eligible compensation, but not to exceed the limits permitted under the Internal Revenue Code. Each participant is fully vested in his or her contributions and the investment earnings. Contributions by participants to the plan, and the income earned on these contributions, are generally not taxable to the participants until withdrawn. Participant contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives. We had not made any contributions to the plan as of September 30, 2001.

Indemnification of Directors and Executive Officers and Limitation of Liability

    Our certificate of incorporation provides that a director will not be personally liable for monetary damages resulting from any breach of his fiduciary duty as a director, except for liability:

    . for any breach of the director's duty of loyalty to us or our stockholders;

    . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    . under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

    . for any transaction from which the director derived an improper personal benefit.

    Our bylaws provide that:

    . we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

    . we may indemnify our other employees and agents to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

    . we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

    . we may advance expenses, as incurred, to our employees and agents in connection with a legal proceeding; and

    .   the rights conferred in our bylaws are not exclusive.

    In addition to the indemnification required in our certificate of incorporation and bylaws, we intend to enter into indemnity agreements with each of our current directors and executive officers. These agreements provide for the indemnification of our directors and executive officers for all expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We also intend to obtain directors' and officers' insurance to cover our directors, officers and some of our employees for liabilities, including liabilities under securities laws. We believe that these indemnification provisions and agreements and this insurance are necessary to attract and retain qualified directors and officers.

    The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder's investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                          RELATED PARTY TRANSACTIONS

    Other than the transactions described in "Management" and the transactions described below, since our inception there has not been nor is there currently proposed any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of his or her immediate family had or will have a direct or indirect material interest.

Transactions with Promoters


    In October 1997, we sold 4,000,000 shares of common stock to each of Feng Deng, Yan Ke and Qing Xie at a price per share of $0.00025 under restricted stock purchase agreements. At the time of issuance, 80% of the shares held by each of Messrs. Deng, Ke and Xie were unvested and subject to our right of repurchase upon termination of their employment. On each of April 30, 1998 and October 31, 1998, our right of repurchase expired as to 10% of the shares of Mr. Deng and Mr. Ke and it continued to expire as to an additional 1.667% of the shares each month through October 2001 when all shares became fully vested. When Mr. Xie departed in September 1999, we repurchased 733,334 shares of common stock from him at a price per share of $0.00025. If there had been a sale of substantially all the assets, merger where the stockholders prior to the transaction did not retain at least 50% of the voting power or other transfer of more than 50% of the voting power of NetScreen, our right of repurchase would have expired as to all of the remaining unvested shares held by Mr. Deng and Mr. Ke.


Preferred Stock Financings

    Since our inception, we have issued shares of preferred stock in private placement transactions as follows:

    . from November 1997 to January 1998, we sold 4,400,000 shares of Series A preferred stock at $0.25 per share;

    . in February 1998, we sold 2,000,000 shares of Series B preferred stock at $0.50 per share;

    . in May 1998, we sold 7,000,000 shares of Series C preferred stock at approximately $0.53 per share;

    . in May 1999, we sold 9,496,786 shares of Series D preferred stock at approximately $1.14 per share;

    . in July and August 2000, we sold 9,576,296 shares of Series E preferred stock at approximately $3.82 per share; and


    . in October 2001, we sold 5,762,502 shares of Series F preferred stock at approximately $5.21 per share.


    Purchasers of our preferred stock included, among others, executive officers, directors and holders of more than 5% of our outstanding stock or entities affiliated with them. The following table presents the number of shares purchased by each of these related parties. Each share of preferred stock will convert automatically into one share of common stock upon the closing of this offering. Mr. Goguen, a director of NetScreen, is also a general partner of Sequoia Capital, the general partner of Sequoia Capital VII and its affiliates. Mr. Parker, a director of NetScreen, is also a general partner of Spectrum IV Investment Managers' Fund, L.P., Spectrum Investors Parallel IV, L.P. and Spectrum Equity Associates IV, the general partner of Spectrum Equity Investors IV, L.P. Ms. Jen, a director of NetScreen, is also a general partner of AsiaTech Management LLC, the general partner of Silicon

Valley Equity Fund, L.P. and Silicon Valley Equity Fund II, L.P. Mr. Marshall, a director of NetScreen, is also a general partner of Big Basin Partners L.P. and Timark L.P.

                                             Series A  Series B  Series C  Series D  Series E  Series F
Purchaser                                    Preferred Preferred Preferred Preferred Preferred Preferred   Total
---------                                    --------- --------- --------- --------- --------- --------- ----------
Entities Affiliated with Sequoia Capital....       --        --  7,000,000 1,750,010 1,235,890 1,337,398 11,323,298
Entities Affiliated with Spectrum Equity
 Investors..................................       --        --         --        -- 4,192,660   561,517  4,754,177
Entities Affiliated with Silicon Valley
 Equity Fund................................       --        --         -- 1,312,508   186,946    67,210  1,566,664
Big Basin Partners L.P. and affiliates......  400,000   200,000         --    40,000    80,000    25,000    745,000
Chun P. Chiu................................  460,000   180,000         --        --    83,978              723,978
Feng Deng...................................  196,000    20,000         --        --        --              216,000
Yan Ke......................................  196,000    20,000         --        --        --              216,000
Qing Xie....................................  196,000    20,000         --        --        --              216,000

Sale of Products to Relative of Officer


    During the year ended September 30, 2001, we sold products and services to two companies owned by the brother of Mr. Deng. These companies acted as resellers of our products and services in China. All transactions were conducted at arm's length. The total amount sold to these companies was approximately $1.6 million. As of September 30, 2001, accounts receivable included approximately $125,000 due from these companies.


Loans to Executive Officers in Connection With Exercise of Options

    In connection with the exercise of options by the executive officers listed below, these executive officers and directors delivered notes on the dates and in the amounts indicated below. In each case, these notes are payable on or before the fifth anniversary of the date of the note and accrue interest at a rate of 6% compounded annually. These notes are secured by the shares purchased by the executive officer.

                                                Number of     Amount of
        Date                      Name       Shares Purchased   Loan
        ----                      ----       ---------------- ---------
        July 2000.......... Robert D. Thomas      400,000     $299,800
        July 2000.......... Mark S. Smith         140,000      104,930
        July 2000.......... David K. Flynn        120,000       89,940
        July 2000.......... Feng Deng             100,000       74,950
        July 2000.......... Yan Ke                100,000       74,950
        January 2000....... James K. Gifford      420,000      209,790
        November 1999...... Charles R. Clark      420,000      209,790
        August 1999........ Mark K. Smith         890,000      110,805
        July 1999.......... Robert D. Thomas    1,120,000       83,440
        July 1999.......... David K. Flynn        890,000       66,305
        March 1999......... Robert D. Thomas    1,330,000       99,085

    As of September 30, 2001, these loans remain outstanding.

Registration Rights


    We have entered into an investors' rights agreement with each of the purchasers of preferred stock listed above. Under this agreement, these and other stockholders are entitled to registration rights with respect to their shares of common stock issuable upon conversion of their preferred stock upon the closing of this offering. Following this offering, holders of up to 38,358,780 shares of our common stock, including 123,196 shares of common stock issuable upon exercise of warrants, will be entitled to registration rights with respect to the shares of common stock. See "Description of Capital Stock--Registration Rights."

Indemnification Agreements

    We intend to enter into indemnity agreements with each of our directors and executive officers. These indemnity agreements will require us to indemnify these individuals to the fullest extent permitted by Delaware law.

Future Agreements

    We intend that all future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates, will be approved by a majority of our board, including a majority of the independent and disinterested directors on our board, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                            PRINCIPAL STOCKHOLDERS

    The following table presents information regarding beneficial ownership of our common stock as of September 30, 2001 and as adjusted to reflect the sale of common stock in this offering by:

    . each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

    .   each of our directors;

    . each of our executive officers named in the summary compensation table above; and

    .   all of our directors and executive officers as a group.


    Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of September 30, 2001 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Two of our founders listed in the table below purchased restricted stock subject to a lapsing right of repurchase at their initial purchase price. Some officers who had immediately exercisable options exercised them and received restricted stock subject to a lapsing right of repurchase at their initial exercise price. Unless indicated below, the address for each 5% or greater stockholder is c/o NetScreen Technologies, Inc., 350 Oakmead Parkway, Sunnyvale, California 94085.



    The percentage of outstanding shares beneficially owned as of September 30, 2001 is based on 62,016,326 shares of common stock outstanding on that date, assuming that all outstanding preferred stock (including the Series F preferred stock sold in October 2001) has been converted into common stock. The percentage of common stock outstanding following this offering is based on shares of common stock.






                                                                 Percentage of Outstanding
                                                                 Shares Beneficially Owned
                                                Number of Shares -------------------------
                                                  Beneficially    Before           After
Name of Beneficial Owner                             Owned       Offering         Offering
------------------------                        ---------------- --------         --------
Michael L. Goguen(1)...........................    11,323,298      18.3%               %
 Sequoia Capital and affiliates
Sequoia Capital VII............................     9,164,056      14.8
Victor E. Parker, Jr.(2).......................     4,754,177       7.7
 Spectrum Equity Investors and affiliates
Spectrum Equity Investors IV, L.P..............     4,670,978       7.5
Feng Deng(3)...................................     4,316,000       7.0
Yan Ke(4)......................................     4,196,000       6.8
Qing Xie.......................................     3,482,666       5.6
Robert D. Thomas(5)............................     2,795,000       4.5
Katherine M. Jen(6)............................     1,566,664       2.5
 Silicon Valley Equity Fund and affiliates
Mark S. Smith(7)...............................     1,030,000       1.7
David K. Flynn(8)..............................     1,010,000       1.6
Chun P. Chiu(9)................................       923,978       1.5
Frank J. Marshall(10)..........................       883,000       1.4
 Big Basin Partners L.P. and affiliates
Charles R. Clark(11)...........................       490,000         *
James K. Gifford (12)..........................       487,000         *
Thomas F. Mendoza (13).........................       199,318         *
All executive officers and directors as a group
  (16 persons)(14).............................    35,004,435      56.4

--------
  *  Represents beneficial ownership of less than 1%.
 (1) Represents 9,164,056 shares held by Sequoia Capital VII, 407,848 shares held by Sequoia Technology Partners VII, 162,400 shares held by SQP 1997, 91,350 shares held by Sequoia 1997 LLC, 160,246 shares held by Sequoia International Partners, 1,176,910 shares held by Sequoia Capital Franchise Fund and 160,488 shares held by Sequoia Capital Franchise Partners. Mr. Goguen, one of our directors, is a member of SC VII-A Management, LLC, the general partner of Sequoia Capital VII, Sequoia Technology Partners VII, SQP 1997, Sequoia 1997 LLC and Sequoia International Partners. Mr. Goguen is also a managing partner of SCFF Management, LLC, the general partner of Sequoia Capital Franchise Fund and Sequoia Capital Franchise Partners. Mr. Goguen disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the Sequoia funds. The address of Sequoia Capital and Mr. Goguen is 3000 Sand Hill Road, Building 4, Suite 280, Menlo Park, California 94025.
 (2) Represents 4,670,978 shares held by Spectrum Equity Investors IV, L.P., 55,624 shares held by Spectrum IV Investment Managers' Fund, L.P. and 27,575 shares held by Spectrum Investors Parallel IV, L.P., Mr. Parker, one of our directors, is a general partner of Spectrum IV Investment Managers' Fund, L.P., Spectrum Investors Parallel IV, L.P. and of Spectrum Equity Associates IV, the general partner of Spectrum Equity Investors IV, L.P. Mr. Parker disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the Spectrum funds. The address of Spectrum Equity Investors, L.P. and Mr. Parker is 333 Middlefield Road, Suite 200, Menlo Park, California 94025.

 (3) Includes 50,000 shares held by the Feng Deng Retained Annuity Trust, 50,000 shares held by the Birong Hu Retained Annuity Trust, 40,000 shares held by Alec Deng, 40,000 shares held by Jingrui Deng, 40,000 shares held by Zuying Xue, 40,000 shares held by Zhong Deng, 40,000 shares held by Wengeng Hu, 40,000 shares held by Vongxian Xu and 68,750 shares that, as of September 30, 2001, are subject to our lapsing right of repurchase at the initial purchase price. These shares are no longer subject to a right of repurchase.


 (4) Includes 100,000 shares held by the Elaine Ke 2000 Irrevocable Trust, 100,000 shares held by the Kevin Ke 2000 Irrevocable Trust, 40,000 shares held by Youan Ke, 40,000 shares held by Elaine Ke, 40,000 shares held by Kevin Ke, and 68,750 shares that, as of September 30, 2001, are subject to our lapsing right of repurchase at the initial purchase price. These shares are no longer subject to a right of repurchase.

 (5) Includes 14,000 shares held on behalf of Alexandria Thomas, 14,000 shares held on behalf of Kendall Thomas, 8,000 shares held on behalf of Lana Whittmer, and 938,542 shares that, as of September 30, 2001, are subject to our lapsing right of repurchase at the initial purchase price.
 (6) Represents 1,425,192 shares held by Silicon Valley Equity Fund, L.P. and 141,472 shares held by Silicon Valley Equity Fund II, L.P. Ms. Jen, one of our directors, is a managing partner of AsiaTech Management LLC, the general partner of the Silicon Valley Equity Fund, L.P. and Silicon Valley Equity Fund II, L.P. Ms. Jen disclaims beneficial ownership of these shares, except to the extent of her pecuniary interest in the Silicon Valley Equity funds.
 (7) Includes 75,000 shares held by Deborah Smith Trust dtd 11/2/00, 75,000 shares held by Mark Smith Trust dtd 11/2/00, and 504,167 shares that, as of September 30, 2001, are subject to our lapsing right of repurchase at the initial purchase price.
 (8) Represents 994,000 shares held by the Flynn Living Trust U/T/A dated July 22, 1999, 8,000 shares held by the Connor Flynn 2000 Trust and 8,000 shares held by the Hunter Flynn 2000 Trust. Includes 471,875 shares that, as of September 30, 2001, are subject to our lapsing right of repurchase at the initial purchase price.

 (9) Includes 336,974 shares held by the Chiu Family Living Trust, 141,366 shares held by the Chiu Family Charitable Remainder Unitrust, 205,638 shares held by the Chiu Family Children's Trust, 40,000 shares held by KJL Investment Group and 13,334 shares that, as of September 30, 2001, are subject to our lapsing right of repurchase at the initial purchase price. Mr. Chiu disclaims beneficial ownership of the shares held by the Chiu Family Charitable Remainder Unitrust.

(10) Includes 688,200 shares held by Big Basin Partners L.P., of which Mr. Marshall is a general partner, and 56,800 shares held by Timark LP, of which Mr. Marshall is a general partner.
(11) Includes 4,000 shares held as custodian for Casey Clark, 4,000 shares held as custodian for Jamie Clark, 4,000 shares held as custodian for Travis Clark and 275,625 shares that, as of September 30, 2001, are subject to our lapsing right of repurchase at the initial purchase price.
(12) Includes 1,000 shares held by Olivia Gifford, 1,000 shares held by Matthew Gifford, and 284,375 shares that, as of September 30, 2001, are subject to our lapsing right of repurchase at the initial purchase price.
(13) Includes 73,334 shares that, as of September 30, 2001, are subject to our lapsing right of repurchase at the initial purchase price.
(14) Includes 1,030,000 shares subject to options exercisable within 60 days of September 30, 2001 and an aggregate of 2,738,752 shares held by our executive officers and directors as a group that, as of September 30, 2001, are subject to our lapsing right of repurchase at the initial purchase price.

                         DESCRIPTION OF CAPITAL STOCK

General


    Immediately after the closing of this offering, we will be authorized to issue 500,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.001 par value per share. As of September 30, 2001, and assuming the conversion of all outstanding preferred stock (including the Series F preferred stock sold in October 2001) into common stock, there were 62,016,326 shares of our common stock outstanding held by approximately 322 stockholders, of which 4,279,814 shares were subject to our right of repurchase. In addition, as of September 30, 2001, there were outstanding options to purchase 8,958,149 shares of our common stock and outstanding warrants to purchase 123,196 shares of our common stock. The following description of our capital stock does not purport to be complete and is subject to and qualified by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.


Common Stock

    Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available, at the times and in the amounts that our board may determine. Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Our certificate of incorporation does not provide for cumulative voting for the election of directors. In addition, our certificate of incorporation and bylaws require the approval of two-thirds, rather than a majority, of the shares entitled to vote for some matters. See "--Anti-Takeover Provisions" below. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon a liquidation, dissolution or winding-up of NetScreen, the holders of our common stock would be entitled to share ratably among themselves in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock.

Preferred Stock

    Upon the closing of this offering, each outstanding share of our preferred stock will be converted into one share of our common stock. See note 5 of notes to consolidated financial statements for a description of our existing preferred stock.

    Following the offering, we will be authorized, subject to limitations imposed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. Our board can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders. Our board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of NetScreen and might harm the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

Warrants

    Warrants to purchase 123,196 shares of common stock were outstanding as of September 30, 2001, assuming conversion of all outstanding preferred stock into common stock.

    In October 1998, we issued warrants to purchase a total of 60,952 shares of our Series C preferred stock with an exercise price of aproximately $0.53 per share. If not sooner exercised, these warrants will remain outstanding for the lesser of three years after the completion of this offering or seven years from the date of the warrant agreements.

    In November 1999, we issued a warrant to purchase 20,960 shares of our Series D preferred stock at an exercise price of approximately $1.14 per share. If not sooner exercised, this warrant will remain outstanding for the lesser of three years after the completion of this offering or seven years from the date of the warrant agreement.

    In April 2001, we issued a warrant to purchase 41,284 shares of our Series E preferred stock at an exercise price of approximately $3.82 per share. If not sooner exercised, this warrant will remain outstanding for the lesser of five years after the completion of this offering or ten years from the date of the warrant agreement.

Registration Rights


    Following this offering, the holders of up to 38,358,780 shares of our common stock, including 123,196 shares of common stock issuable upon the exercise of warrants, will be entitled to rights with respect to the registration of these shares under the Securities Act, as described below.


  Demand Registration Rights

    Upon the earlier of three years from date of the Series F closing or six months following the closing of this offering, the holders of at least one-quarter of the shares having registration rights can request that we register all or a portion of their shares, so long as that registration covers at least one-quarter of their shares unless the total offering price of the shares to the public is at least $5.0 million. We will only be required to file two registration statements in response to their demand registration rights if both of these registration statements are declared effective. We may postpone the filing of a registration statement for up to 120 days once in a 12-month period if we determine that the filing would be seriously detrimental to our business. We must pay all expenses, except for underwriters discounts and commissions, incurred in connection with these demand registrations, except that we are not required to pay for expenses incurred if the holders of these rights subsequently withdraw their request for registration.

  Piggyback Registration Rights

    If we register any securities for public sale after this offering, the stockholders with registration rights will have the right to include their shares in the registration statement. The managing underwriter of any underwritten offering will have the right to limit the number of shares registered by these holders in the registration statement due to marketing reasons. We must pay all the expenses, except for underwriters discounts and commissions, for the first three registrations due to piggyback rights.

  Form S-3 Registration Rights

    The holders of shares having registration rights can request that we register their shares if we are eligible to file a registration statement on Form S-3 and if the total price of the shares offered to the public is at least $1 million. We may postpone the filing of a Form S-3 registration statement for up to 120 days once in a 12-month period if we determine that the filing would be seriously detrimental to our business. We may also postpone the filing of a Form S-3 registration statement if we have effected two registrations on Form S-3 within the preceding 12 months. We must pay all expenses, except for underwriters discounts and commissions, of the first Form S-3 Registration in a given 12-month period, and the holders of shares having registration rights must pay the expenses for any subsequent Form S-3 registration in that 12-month period.

Anti-Takeover Provisions

    The provisions of Delaware law, our certificate of incorporation and our bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

  Delaware Law

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets with any "interested stockholder," meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation's outstanding voting stock, unless:

    . the transaction is approved by the board of directors prior to the date the interested stockholder attained that status;

    . upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

    . on or subsequent to that date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

    This section might have an anti-takeover effect with respect to transactions not approved in advance by our board, including discouraging attempts to acquire us that might result in a premium over the market price for the shares of stock held by stockholders.

  Certificate of Incorporation and Bylaw Provisions

    Following the completion of this offering, our certificate of incorporation and bylaws will provide that:

    . no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;

    . the approval of holders of two-thirds of the shares entitled to vote at an election of directors will be required to adopt, amend or repeal our bylaws or amend or repeal the provisions of our certificate of incorporation regarding the election and removal of directors and ability of stockholders to take action;

    . stockholders may not fill vacancies on our board, unless the board determines by resolution that the vacancies will be filled by the stockholders;

    . our board will be divided into three classes, serving staggered three-year terms, which means that only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms. For more information on the classification of our board, please see "Management -- Composition of Board of Directors;" and

    . we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

    Some of these provisions of our certificate of incorporation and bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

Transfer Agent and Registrar

    The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Listing

    We have applied to list our common stock on the Nasdaq National Market under the trading symbol "NSCN."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

    Upon the completion of this offering, we will have     shares of our common
stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares held by our "affiliates," as that term is defined in Rule 144 promulgated under the Securities Act, may only be sold in compliance with the limitations described below. The remaining shares of our common stock will be deemed "restricted securities" as defined under Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act, which are summarized below. Subject to the lock-up agreements described below and other lock-up agreements and the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows:


Number of
 Shares                                               Comment
 ------                                               -------
   none      After the date of this prospectus, shares sold in this offering and shares saleable under
             Rule 144(k) that are not subject to a lock-up agreement.
56,253,824   After 180 days from the date of this prospectus, the lock-up agreements terminate and these shares are saleable under Rule 144, 144(k) or 701, subject in some cases to rights of repurchase by us or to volume limitations.
 5,762,502   On October 4, 2002, subject in some cases to volume limitations.


    Some of the shares in the table above, including shares held by executive officers and directors, listed as not being saleable until 180 days after the date of this prospectus may become saleable at a sooner date, as described under "--Lock-up Agreements" below.

Lock-up Agreements

    NetScreen, each of our officers and directors and substantially all of our stockholders have agreed, subject to specified exceptions, that, without the prior written consent of Goldman, Sachs & Co., they will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of our common stock or options or warrants to acquire shares of our common stock during the 180-day period following the date of this prospectus. Goldman, Sachs & Co. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. See "Underwriting."

Rule 144

    In general, under Rule 144 as currently in effect, a person, or group of persons whose shares are required to be aggregated, including an affiliate of NetScreen who has beneficially owned shares for at least one year, is entitled to sell within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock, which will be approximately shares immediately after
this offering, or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of the sale is filed. In addition, a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell those shares under Rule 144(k) without regard to the requirements described above. When a person acquires shares from one of our affiliates, that person's holding period for the purpose of effecting a sale under Rule 144 would commence on the date of transfer from the affiliate.

Rule 701

    In general, under Rule 701 of the Securities Act, any employee, officer, director, consultant or advisor who purchased shares from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares in reliance on Rule 144, but without compliance with certain restrictions, including the holding period contained in Rule 144. However, all shares issued pursuant to Rule 701 are subject to lock-up agreements and will only become eligible for sale at the expiration of those agreements.

Stock Options

    As of September 30, 2001, options to purchase a total of 8,958,149 shares of our common stock were outstanding. We intend to file a Form S-8 registration statement under the Securities Act to register all 8,958,149 shares of our common stock subject to outstanding options, and an additional 23,313,789 shares of our common stock reserved for issuance under our employee benefit plans. Accordingly, shares of our common stock issued under these plans will be eligible for sale in the public markets, subject to vesting restrictions and the lock-up agreement described below. See "Management--Employee Benefit Plans."

Registration Rights


    Holders of up to 38,358,780 shares of our outstanding common stock, including 123,196 shares of common stock issuable upon the exercise of warrants, will have rights to participate in any future registration of securities by us. Beginning three years after the date of the Series F closing, subject to specified blackout periods, these holders will have two demand registration rights with respect to their shares of our common stock to require us to register their shares of our common stock under the Securities Act. If the holders of these registrable securities request that we register their shares, and if the registration is effected, these shares would become freely tradable without restriction under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock. See "Description of Capital Stock--Registration Rights."

                                 UNDERWRITING

    NetScreen and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to some conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., J.P. Morgan Securities Inc., UBS Warburg LLC and First Union Securities, Inc., are the representatives of the underwriters.

                                                     Number of
                             Underwriters             Shares
                             ------------            ---------
                  Goldman, Sachs & Co...............
                  J.P. Morgan Securities Inc........
                  UBS Warburg LLC...................
                  First Union Securities, Inc.......
                                                      ------
                     Total..........................
                                                      ======

    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from us to cover these sales. They may exercise that option for 30 days. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    The following table shows the per share and total underwriting discount to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                  Paid by NetScreen     No Exercise Full Exercise
                  -----------------     ----------- -------------
               Per share...............      $            $
               Total...................      $            $

    Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $    per share from the initial public offering price. Any of
these securities dealers may resell any shares purchased from the underwriters
to other brokers or dealers at a discount of up to $    per share from the
initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

    NetScreen, its directors, officers and employees and holders of substantially all of its common stock have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. and except as described in "Shares Eligible for Future Sale." This restriction does not apply to any issuances under our existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of transfer restrictions.

    Prior to this offering, there has been no public market for our common stock. The initial public offering price for the common stock in this offering will be negotiated among us and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and our earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuations of companies in related businesses.

    We have applied for approval for quotation of our common stock on the Nasdaq National Market under the symbol "NSCN."

    In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of this option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

    The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

    Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our common stock and, together with the imposition of a penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

    At our request, the underwriters have reserved for sale, at the initial
public offering price, up to     shares of common stock offered in this
offering for individuals designated by NetScreen who have expressed an interest in purchasing the shares of common stock in the offering. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares that are not purchased by these persons will be offered by the underwriters to the general public on the same terms as the other shares offered hereby.


    First Union Securities, Inc., one of the underwriters, is an indirect, wholly owned subsidiary of Wachovia Corporation, which conducts its investment banking, institutional and capital markets businesses under the trade name of Wachovia Securities. Any references to Wachovia Securities in this prospectus, however, do not include Wachovia Securities, Inc., member NASD/SIPC and a separate broker-dealer subsidiary of Wachovia Corporation and an affiliate of First Union Securities, Inc.


    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

    We estimate that the total expenses of the offering, excluding underwriting
discounts, will be approximately $    million.

    We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act of 1933.

                           VALIDITY OF COMMON STOCK

    The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Fenwick & West LLP, Palo Alto, California. As of the date of this prospectus, Fenwick & West LLP and an investment entity affiliated with Fenwick & West LLP beneficially owned an aggregate of 79,318 shares of our common stock. The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, San Francisco, California.

                                    EXPERTS


    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule at September 30, 2000 and 2001, and for each of the three years in the period ended September 30, 2001, as set forth in their report. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedule to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The registration statement, including exhibits and schedule, may be inspected without charge at the principal office of the Securities and Exchange Commission in Washington, D.C., and copies of all or any part of it may be obtained from that office after payment of fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at http://www.sec.gov.

    We intend to provide our stockholders with annual reports containing financial statements audited by an independent public accounting firm and quarterly reports containing unaudited financial data for the first three quarters of each year.

                         NETSCREEN TECHNOLOGIES, INC.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                           Page
                                                                           ----
Report of Ernst & Young LLP, Independent Auditors......................... F-2
Consolidated Balance Sheets............................................... F-3
Consolidated Statements of Operations..................................... F-4
Consolidated Statements of Redeemable Convertible Preferred Stock and Net
  Capital Deficiency...................................................... F-5
Consolidated Statements of Cash Flows..................................... F-6
Notes to Consolidated Financial Statements................................ F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
NetScreen Technologies, Inc.


    We have audited the accompanying consolidated balance sheets of NetScreen Technologies, Inc. as of September 30, 2000 and 2001, and the related consolidated statements of operations, redeemable convertible preferred stock and net capital deficiency, and cash flows for each of the three years in the period ended September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NetScreen Technologies, Inc. at September 30, 2000 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States.




                                          /s/ ERNST & YOUNG LLP

San Jose, California

November 7, 2001

                         NETSCREEN TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS
              (in thousands, except share and per share amounts)




                                                                                                              Pro Forma
                                                                                                            Stockholders'
                                                                                           September 30,      Equity--
                                                                                        ------------------  September 30,
                                                                                          2000      2001        2001
                                                                                        --------  --------  -------------
                                                                                                             (Unaudited)
Assets
Current assets:
  Cash and cash equivalents............................................................ $ 26,069  $ 11,505
  Short-term investments...............................................................    5,800     6,150
  Restricted cash......................................................................       --     3,236
  Accounts receivable, net of allowance for doubtful accounts of $1,716 and $2,874 at
   September 30, 2000 and 2001.........................................................   10,536    16,355
  Inventories..........................................................................    1,799     1,877
  Other current assets.................................................................    1,256     2,814
                                                                                        --------  --------
    Total current assets...............................................................   45,460    41,937
Property and equipment.................................................................    2,263     6,186
Restricted cash........................................................................       36     1,377
Other assets...........................................................................      356       701
                                                                                        --------  --------
    Total assets....................................................................... $ 48,115  $ 50,201
                                                                                        ========  ========

Liabilities and Redeemable Convertible Preferred Stock and
 Net Capital Deficiency
Current liabilities:
  Accounts payable..................................................................... $  5,940  $  4,586
  Accrued expenses.....................................................................    3,690     7,141
  Accrued compensation.................................................................    1,902     4,632
  Deferred revenue.....................................................................    9,636    15,737
  Current portion of debt and capital lease obligations................................      328     1,511
                                                                                        --------  --------
    Total current liabilities..........................................................   21,496    33,607
                                                                                        --------  --------
Long-term portion of debt and capital lease obligations................................      673     2,663
Commitments
Redeemable convertible preferred stock, $0.001 per value, issuable in series:
 Authorized shares--33,600,000
 Issued and outstanding shares--32,473,082 at September 30, 2000 and 2001;
  none at September 30, 2001 (pro forma)...............................................   53,629    56,542    $     --
Net capital deficiency:
  Common stock, $0.001 par value:
   Authorized shares--100,000,000
   Issued and outstanding shares--24,668,846, 23,780,742 and 56,253,824 at
    September 30, 2000 and 2001 and September 30, 2001 (pro forma).....................       25        24          56
  Additional paid-in capital...........................................................  112,727   105,267     161,777
  Accumulated deficit..................................................................  (57,208)  (91,436)    (91,436)
  Deferred stock compensation..........................................................  (81,177)  (54,895)    (54,895)
  Stockholders' notes receivable.......................................................   (2,050)   (1,571)     (1,571)
                                                                                        --------  --------    --------
    Total net capital deficiency (pro forma stockholders' equity)......................  (27,683)  (42,611)   $ 13,931
                                                                                        --------  --------    ========
      Total liabilities and redeemable convertible preferred stock and net capital deficiency...................................................................... $ 48,115  $ 50,201
                                                                                        ========  ========


                            See accompanying notes.

                         NETSCREEN TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              (in thousands, except share and per share amounts)


                                                                           Year Ended September 30,
                                                                         ----------------------------
                                                                           1999      2000      2001
                                                                         --------  --------  --------
Revenues:
   Product.............................................................. $  5,669  $ 23,438  $ 71,197
   Maintenance and service..............................................      202     3,146    14,366
                                                                         --------  --------  --------
       Total revenues...................................................    5,871    26,584    85,563
                                                                         --------  --------  --------
Cost of revenues:
   Product*.............................................................    1,538     6,578    22,128
   Maintenance and service*.............................................      150     1,797     3,668
                                                                         --------  --------  --------
       Total cost of revenues...........................................    1,688     8,375    25,796
                                                                         --------  --------  --------
Gross margin............................................................    4,183    18,209    59,767
                                                                         --------  --------  --------
Operating expenses:
   Research and development*............................................   15,840    14,365    25,595
   Sales and marketing*.................................................    6,713    27,536    54,784
   General and administrative*..........................................    1,440     9,786    11,611
                                                                         --------  --------  --------
       Total operating expenses.........................................   23,993    51,687    91,990
                                                                         --------  --------  --------
Loss from operations....................................................  (19,810)  (33,478)  (32,223)
Interest expense........................................................      (71)     (202)     (258)
Interest and other income...............................................      151       659     1,344
                                                                         --------  --------  --------
Loss before taxes.......................................................  (19,730)  (33,021)  (31,137)
Provision for income taxes..............................................       --        --      (168)
                                                                         --------  --------  --------
Net loss................................................................  (19,730)  (33,021)  (31,305)
Deemed dividend on Series E convertible preferred stock.................       --      (699)   (2,923)
                                                                         --------  --------  --------
Net loss applicable to common stockholders.............................. $(19,730) $(33,720) $(34,228)
                                                                         ========  ========  ========
Basic and diluted net loss per share applicable to common stockholders.. $  (2.99) $  (2.82) $  (2.05)
                                                                         ========  ========  ========
Shares used in computing basic and diluted net loss per share applicable
  to common stockholders................................................    6,598    11,954    16,696
                                                                         ========  ========  ========
Pro forma basic and diluted net loss per share applicable to common
  stockholders..........................................................                     $  (0.70)
                                                                                             ========
Shares used in computing pro forma basic and diluted net loss per share
  applicable to common stockholders.....................................                       49,169
                                                                                             ========
------------------------------------------------------------------------
* Includes stock-based compensation of the following:
   Cost of product revenues............................................. $     --  $    991  $  1,405
   Cost of maintenance and service revenues.............................       --       671     1,210
   Research and development.............................................       75     4,082     6,376
   Sales and marketing..................................................      236     5,993     9,348
   General and administrative...........................................       21     3,003       704
                                                                         --------  --------  --------
   Total stock-based compensation....................................... $    332  $ 14,740  $ 19,043
                                                                         ========  ========  ========


                            See accompanying notes.

                         NETSCREEN TECHNOLOGIES, INC.

   CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND NET
                              CAPITAL DEFICIENCY
              (in thousands, except share and per share amounts)




                                                                      Redeemable Convertible
                                                                         Preferred Stock            Common Stock    Additional
                                                                      ---------------------  -   -----------------   Paid-in
                                                                         Shares      Amount        Shares    Amount  Capital
                                                                       ----------   -------  -   ----------  ------ ----------
Balance at September 30, 1998........................................ 13,400,000    $ 5,679      12,213,400   $12    $    856
Issuance of Series D convertible preferred stock at $1.14 per share,
 net of issuance costs of $36........................................  9,496,786     10,818              --    --          --
Issuance of common stock under stock option plan at $0.025 to $0.15..         --         --       5,830,506     6         406
Compensation expense related to accelerated vesting of founder's
 shares..............................................................         --         --              --    --       7,279
Issuance of warrants in connection with debt agreements..............         --         --              --    --          18
Compensation expense for options to consultants......................         --         --              --    --       3,687
Deferred stock compensation..........................................         --         --              --    --       8,352
Amortization of deferred stock compensation..........................         --         --              --    --          --
Net loss and other comprehensive
loss.................................................................         --         --              --    --          --
                                                                       ----------   -------  -   ----------   ---    --------
Balance at September 30, 1999........................................ 22,896,786     16,497      18,043,906    18      20,598
Repurchase of founder's stock........................................         --         --        (733,334)   (1)         (1)
Issuance of Series E convertible preferred stock at $3.82 per share,
 net of issuance costs of $101.......................................  9,576,296     36,433              --    --          --
Deemed dividend on Series E convertible preferred stock..............         --        699              --    --          --
Issuance of common stock under stock option plan at $0.0005 to $2.50.         --         --       6,990,774     7       2,930
Issuance of common stock upon exercise of nonplan stock options at
 $0.0005 to $0.75....................................................         --         --         490,000     1         255
Repurchase of common stock...........................................         --         --        (122,500)   --         (30)
Compensation expense for options to consultants......................         --         --              --    --       1,515
Deferred stock compensation..........................................         --         --              --    --     101,073
Amortization of deferred stock compensation..........................         --         --              --    --          --
Reversal of deferred compensation for terminated employees...........         --         --              --    --     (13,613)
Net loss and other comprehensive
loss.................................................................         --         --              --    --          --
                                                                       ----------   -------  -   ----------   ---    --------
Balance at September 30, 2000........................................ 32,473,082     53,629      24,668,846    25     112,727
Issuance costs of Series E convertible preferred stock...............         --        (10)             --    --          --
Deemed dividend on Series E convertible preferred stock..............         --      2,923              --    --          --
Issuance of common stock under stock option plan at $0.075 to $5.00..         --         --          69,582    --         129
Issuance of common stock upon exercise of nonplan stock options at
 $0.50...............................................................         --         --          30,000    --          15
Repurchase of common stock...........................................         --         --        (987,686)   (1)       (476)
Repayment of stockholder's note......................................         --         --              --    --          --
Issuance of warrants in connection with debt arrangements............         --         --              --    --         111
Deferred stock compensation..........................................         --         --              --    --       6,804
Amortization of deferred stock compensation..........................         --         --              --    --          --
Reversal of deferred stock compensation for terminated employees.....         --         --              --    --     (14,043)
Net loss and other comprehensive
loss.................................................................         --         --              --    --          --
                                                                       ----------   -------  -   ----------   ---    --------
Balance at September 30, 2001........................................ 32,473,082    $56,542      23,780,742   $24    $105,267
                                                                       ==========   =======  =   ==========   ===    ========




                                                                                Deferred     Stock-
                                                                      Accum-     Stock      holders'  Total Net
                                                                      ulated    Compen-      Notes     Capital
                                                                      Deficit    sation    Receivable Deficiency
                                                                      --------  ---------  ---------- ----------
Balance at September 30, 1998........................................ $ (3,758) $    (437)  $    --    $ (3,327)
Issuance of Series D convertible preferred stock at $1.14 per share,
 net of issuance costs of $36........................................       --         --        --          --
Issuance of common stock under stock option plan at $0.025 to $0.15..       --         --      (364)         48
Compensation expense related to accelerated vesting of founder's
 shares..............................................................       --         --        --       7,279
Issuance of warrants in connection with debt agreements..............       --         --        --          18
Compensation expense for options to consultants......................       --         --        --       3,687
Deferred stock compensation..........................................       --     (8,352)       --          --
Amortization of deferred stock compensation..........................       --        332        --         332
Net loss and other comprehensive
loss.................................................................  (19,730)        --        --     (19,730)
                                                                      --------  ---------   -------    --------
Balance at September 30, 1999........................................  (23,488)    (8,457)     (364)    (11,693)
Repurchase of founder's stock........................................       --         --        --          (2)
Issuance of Series E convertible preferred stock at $3.82 per share,
 net of issuance costs of $101.......................................       --         --        --          --
Deemed dividend on Series E convertible preferred stock..............     (699)        --        --        (699)
Issuance of common stock under stock option plan at $0.0005 to $2.50.       --         --    (1,476)      1,461
Issuance of common stock upon exercise of nonplan stock options at
 $0.0005 to $0.75....................................................       --         --      (210)         46
Repurchase of common stock...........................................       --         --        --         (30)
Compensation expense for options to consultants......................       --         --        --       1,515
Deferred stock compensation..........................................       --   (101,073)       --          --
Amortization of deferred stock compensation..........................       --     14,740        --      14,740
Reversal of deferred compensation for terminated employees...........       --     13,613        --          --
Net loss and other comprehensive
loss.................................................................  (33,021)        --        --     (33,021)
                                                                      --------  ---------   -------    --------
Balance at September 30, 2000........................................  (57,208)   (81,177)   (2,050)    (27,683)
Issuance costs of Series E convertible preferred stock...............       --         --        --          --
Deemed dividend on Series E convertible preferred stock..............   (2,923)        --        --      (2,923)
Issuance of common stock under stock option plan at $0.075 to $5.00..       --         --        --         129
Issuance of common stock upon exercise of nonplan stock options at
 $0.50...............................................................       --         --        --          15
Repurchase of common stock...........................................       --         --       399         (78)
Repayment of stockholder's note......................................       --         --        80          80
Issuance of warrants in connection with debt arrangements............       --         --        --         111
Deferred stock compensation..........................................       --     (6,804)       --          --
Amortization of deferred stock compensation..........................       --     19,043        --      19,043
Reversal of deferred stock compensation for terminated employees.....       --     14,043        --          --
Net loss and other comprehensive
loss.................................................................  (31,305)        --        --     (31,305)
                                                                      --------  ---------   -------    --------
Balance at September 30, 2001........................................ $(91,436) $ (54,895)  $(1,571)   $(42,611)
                                                                      ========  =========   =======    ========


                            See accompanying notes.

                         NETSCREEN TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)


                                                                                            Year Ended September 30,
                                                                                          ----------------------------
                                                                                            1999       2000       2001
                                                                                          --------   --------   --------
Operating activities
Net loss................................................................................. $(19,730)  $(33,021)  $(31,305)
Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization.........................................................      290        686      2,172
   Net loss on disposal of property and equipment........................................       --        199         --
   Amortization of deferred stock compensation...........................................      332     14,740     19,043
   Compensation expense for options to consultants.......................................    3,687      1,515         --
   Compensation expense related to accelerated vesting of founder's shares...............    7,279         --         --
   Compensation expense related to warrants issued in connection with debt arrangements..       --         --         23
   Changes in operating assets and liabilities:
      Accounts receivable (net of allowances)............................................   (1,548)    (8,311)    (5,819)
      Inventories........................................................................     (333)    (1,043)       (78)
      Other current assets...............................................................     (137)    (1,001)    (1,558)
      Other assets.......................................................................      (24)      (154)      (257)
      Accounts payable...................................................................      547      4,856     (1,354)
      Accrued expenses...................................................................      761      2,809      3,451
      Accrued compensation...............................................................      727      1,063      2,730
      Deferred revenue...................................................................    1,794      7,624      6,101
                                                                                          --------   --------   --------
Net cash used in operating activities....................................................   (6,355)   (10,038)    (6,851)
                                                                                          --------   --------   --------
Investing activities
Purchase of property and equipment.......................................................     (231)    (1,653)    (5,605)
Purchases of short-term investments......................................................       --     (6,200)   (19,850)
Maturities of short-term investments.....................................................       --        400     19,500
                                                                                          --------   --------   --------
Net cash used in investing activities....................................................     (231)    (7,453)    (5,955)
                                                                                          --------   --------   --------
Financing activities
Proceeds from borrowing arrangements.....................................................      482          5      3,325
Principal payments on debt and capital lease obligations.................................     (278)      (300)      (642)
Restricted cash..........................................................................       --         --     (4,577)
Proceeds from issuance of common stock, net of repurchases...............................       48      1,477         66
Proceeds from issuance of convertible preferred stock, net...............................   10,818     36,433        (10)
Repayment of stockholder's note..........................................................       --         --         80
Repurchase of founder's stock............................................................       --         (2)        --
                                                                                          --------   --------   --------
Net cash provided by (used in) financing activities......................................   11,070     37,613     (1,758)
                                                                                          --------   --------   --------
Net increase (decrease) in cash and cash equivalents.....................................    4,484     20,122    (14,564)
Cash and cash equivalents at beginning of period.........................................    1,463      5,947     26,069
                                                                                          --------   --------   --------
Cash and cash equivalents at end of period............................................... $  5,947   $ 26,069   $ 11,505
                                                                                          ========   ========   ========
Supplemental disclosures of cash flow information
Cash paid for interest................................................................... $     71   $    176   $    213
Cash paid for taxes...................................................................... $      1   $     --   $     --

Supplemental schedule of noncash investing and financing activities
Property and equipment acquired under capital lease...................................... $    383   $    526   $    490
Issuance of warrants in connection with debt arrangements................................ $     18   $     --   $    111
Deferred stock compensation related to options issued below fair market value............ $  8,352   $101,073   $  6,804
Reversal of deferred stock compensation for terminated employees......................... $     --   $ 13,613   $ 14,043
Deemed dividend on Series E convertible preferred stock.................................. $     --   $    699   $  2,923


                            See accompanying notes.

                         NETSCREEN TECHNOLOGIES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1. The Company and Summary of Significant Accounting Policies

The Company


    NetScreen Technologies, Inc. (the "Company" or "NetScreen") provides a broad family of network security systems and appliances that deliver high performance, cost-effective security for enterprises and service providers. The Company's security systems and appliances deliver integrated firewall, virtual private network, or VPN, and network traffic management capabilities in a single device using the Company's GigaScreen application specific integrated circuit and ScreenOS security operating system and applications. NetScreen's products are used by enterprises and services providers.


    NetScreen was incorporated in Delaware on October 30, 1997.

Principles of Consolidation

    The consolidated financial statements include the Company's accounts and those of its wholly owned subsidiaries. Upon consolidation, all significant intercompany accounts and transactions have been eliminated.

Foreign Currency Transactions


    Foreign currency transactions of foreign operations are measured using U.S. dollars as the functional currency. Accordingly, monetary accounts (principally cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities) are remeasured using the foreign exchange rate at the balance sheet date. Accounts related to operations and non-monetary balance sheet items are remeasured at the rate in effect at the date of the transaction. The effects of foreign currency remeasurement are reported in current operations and were immaterial for all periods presented.


Use of Estimates

    The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.



Revenue Recognition


    The Company derives revenues primarily from sales of its hardware-based security systems and appliances and maintenance, and, to a lesser extent, from software products and services. The Company generally recognizes revenues when persuasive evidence of an arrangement exists, delivery or customer acceptance, where applicable, has occurred, the fee is fixed or determinable, and collection is probable. The Company sells to value-added resellers, distributors and end customers. The Company's agreements with distributors provide for limited stock rotation and price protection rights. Stock rotation rights provide distributors with the right to exchange unsold inventory for alternate products of equal or greater value. Price protection rights grant distributors the right to credit on future purchases in the event of decreases in the prices of the Company's products. The Company defers revenues on all sales to its distributors until the distributor has sold the products to its customers. The Company's agreements with value-added resellers typically do not include stock rotation or price protection rights. At the time of shipment to value-added resellers, the Company reserves for estimated

                         NETSCREEN TECHNOLOGIES, INC.

returns and exchanges. These revenue reserves are estimated and adjusted periodically based on historical rates of returns and allowances, inventory levels at value-added resellers and other related factors.


    The Company defers a portion of its product revenues based on the value of certain maintenance arrangements included with each product sale and recognizes these revenues over the applicable maintenance period. The Company also derives a portion of its revenues from sales of separate extended maintenance arrangements. The Company sells hardware maintenance, 24 hours a day, seven days a week technical support, and software maintenance to end customers. These arrangements are sold as a bundle or as discrete offerings providing only hardware maintenance, technical support or software maintenance. For bundled arrangements, revenue is allocated among the elements based on their fair values as determined by the price charged by the Company when each element is sold separately (renewal rate), and is recognized over the period of the related maintenance obligation.


    The Company's hardware products carry a one-year warranty that includes factory repair services or replacement parts as needed. The Company accrues estimated expenses for warranty obligations at the time that products are shipped.

Deferred Revenue


    As of September 30, 2001, the Company recorded deferred revenue of approximately $1.0 million relating to product shipments that occurred throughout fiscal 2001 which did not have persuasive evidence of an arrangement. The Company will recognize revenue when the Company receives a signed agreement from the customer if all other revenue recognition criteria are met.


Cash and Cash Equivalents


    The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. The carrying value of cash and cash equivalents approximated fair value at September 30, 2000 and 2001.


Inventories

    Inventories are stated at the lower of standard cost, which approximates actual (first-in, first-out method) or market value (estimated net realizable value). The valuation of inventories at the lower of standard cost or market value requires the use of estimates regarding the amount of inventory that will be sold and the prices at which current inventory will be sold. These estimates are dependent on the Company's assessment of current and expected orders from its customers.

    Inventories consisted of the following (in thousands):


                                                               September 30,
                                                               -------------
                                                                2000   2001
                                                               ------ ------
   Raw materials.............................................. $  980 $  709
   Work-in-process............................................     --     --
   Finished goods.............................................    819  1,168
                                                               ------ ------
                                                               $1,799 $1,877
                                                               ====== ======

                         NETSCREEN TECHNOLOGIES, INC.

Property and Equipment


    Property and equipment are carried at cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight line method over the estimated useful lives of the property and equipment of one to three years. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the assets.


    Property and equipment consisted of the following (in thousands):


                                                               September 30,
                                                             ----------------
                                                              2000     2001
                                                             -------  -------
 Computers and equipment.................................... $ 2,640  $ 7,184
 Software...................................................     640    1,026
 Furniture and fixtures.....................................      --      564
 Leasehold improvements.....................................      --      601
                                                             -------  -------
                                                               3,280    9,375
 Accumulated depreciation and amortization..................  (1,017)  (3,189)
                                                             -------  -------
                                                             $ 2,263  $ 6,186
                                                             =======  =======



    Property and equipment included assets under equipment financing arrangements totaling approximately $1,344,000 and $4,973,000 at September 30, 2000 and 2001, respectively. The accumulated depreciation related to assets under equipment financing arrangements was approximately $592,000 and $1,832,000 at September 30, 2000 and 2001, respectively.



Initial Public Offering



    In September 2001, the Board of Directors of the Company authorized the Company to proceed with an initial public offering of its common stock.


Unaudited Pro Forma Balance Sheet


    If the offering contemplated by this prospectus (the "offering") is consummated, each share of Series A, B, C, D and E convertible preferred stock outstanding as of the closing date will automatically be converted into one share of common stock. Unaudited pro forma balance sheet information at September 30, 2001, which is adjusted for the assumed conversion of the Series A, B, C, D and E convertible preferred stock outstanding at September 30, 2001, is disclosed on the balance sheet.


Concentrations of Credit Risk


    Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term investments and accounts receivable. The Company places all of its cash equivalents with high credit issuers. Carrying amounts of financial instruments held by the Company, which include cash equivalents, short-term investments, restricted cash, accounts receivable, accounts payable and accrued expenses, approximate fair value due to their short duration. The Company performs ongoing credit evaluations of its customers, generally requires customers to prepay for maintenance and maintains reserves for potential losses. The Company's customer base is primarily composed of businesses throughout the United States, Europe and Asia.

                         NETSCREEN TECHNOLOGIES, INC.

    Two customers accounted for 11% and 10% of revenues for the year ended September 30, 1999. No single customer accounted for 10% or more of revenues in the year ended September 30, 2000 or 2001. No single customer accounted for more that 10% of accounts receivable as of September 30, 2000 or 2001. The Company generally does not require any collateral from its customers.


Capitalized Software

    The Company capitalizes eligible software costs as products achieve technological feasibility, subject to net realizable value considerations. SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed" requires the capitalization of certain software development costs once technological feasibility is established, which the Company defines as the completion of a working model. Development costs incurred after the establishment of technological feasibility have not been material and, therefore, have been expensed.

Advertising Costs


    The Company's policy is to expense advertising costs as incurred. The Company's advertising costs were $417,000, $3.4 million and $4.3 million for the years ended September 30, 1999, 2000 and 2001, respectively.


Stock-Based Compensation

    The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Expenses associated with stock-based compensation are being amortized ratably over the vesting periods of the individual awards consistent with the method described in FASB Interpretation No. 28. The Company provides additional pro forma disclosures as required under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Options granted to consultants and other non-employees are accounted for in accordance with Emerging Issues Task Force Consensus No. 96-18, "Accounting for Equity Investments That Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods or Services," and valued using the Black-Scholes method prescribed by SFAS 123. The options are subject to periodic revaluation over their vesting periods.

Comprehensive Loss

    Total comprehensive losses were not materially different from net losses for any of the periods presented.

Net Loss Per Share

    Basic and diluted net loss per share is presented in conformity with SFAS No. 128, "Earnings Per Share" ("SFAS 128"), for all periods presented. Pursuant to SAB No. 98, common stock and convertible preferred stock issued or granted for nominal consideration prior to the anticipated effective date of the Company's initial public offering must be included in the calculation of basic and diluted net loss per common share as if they had been outstanding for all periods presented.

    In accordance with SFAS 128, basic net loss per share is calculated using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase.

                         NETSCREEN TECHNOLOGIES, INC.

Diluted net loss per share would give effect to any dilutive effect of common stock equivalents consisting of convertible preferred stock, stock options and warrants (using the treasury method). Potentially dilutive securities have been excluded from the Company's diluted net loss per share computations as their inclusion would be antidilutive. The total number of shares excluded from the computations of diluted net loss per share were approximately 25,625,000, 37,097,000 and 41,554,000 for the years ended September 30, 1999, 2000 and
2001, respectively.


    Pro forma basic and diluted net loss per share applicable to common stockholders, as presented in the statements of operations, has been computed as described above and also gives effect, under Securities and Exchange Commission guidance, to the conversion of the convertible preferred stock (using the as-if converted method) as if such conversion had occurred on October 1, 2000 or on the dates of original issuance, if later.



    The following table presents the calculation of historical basic and diluted net loss per share applicable to common stockholders and pro forma basic and diluted net loss per share applicable to common stockholders (in thousands, except per share amounts):



                                                                      Year Ended September 30,
                                                                    ----------------------------
                                                                      1999      2000      2001
                                                                    --------  --------  --------
Net loss applicable to common stockholders......................... $(19,730) $(33,720) $(34,228)
                                                                    ========  ========  ========
Basic and diluted:
   Weighted-average shares of common stock outstanding.............   14,185    20,811    24,247
   Less weighted-average shares subject to repurchase(1)...........   (7,587)   (8,857)   (7,551)
                                                                    --------  --------  --------
   Shares used in computing basic and diluted net loss per share
     applicable to common stockholders.............................    6,598    11,954    16,696
                                                                    ========  ========  ========
Basic and diluted net loss per share applicable to common
  stockholders..................................................... $  (2.99) $  (2.82) $  (2.05)
                                                                    ========  ========  ========
Pro forma:
   Shares used above...............................................                       16,696
   Pro forma adjustment to reflect weighted-average effect of the
     assumed conversion of convertible preferred stock.............                       32,473
                                                                                        --------
Shares used in computing pro forma basic and diluted net loss per
  share applicable to common stockholders..........................                       49,169
                                                                                        ========
Pro forma basic and diluted net loss per share applicable to common
  stockholders.....................................................                     $  (0.70)
                                                                                        ========

--------

(1) The weighted-average shares subject to repurchase represent nonvested shares. Employees purchased shares by exercising options before the options had vested. In addition, shares of common stock purchased by the founders are subject to vesting. The nonvested shares are subject to a right of repurchase by the Company at the initial purchase price if the employee forfeits the shares before the employee satisfies the service requirement, generally four years.


Recent Accounting Pronouncements

    In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141, "Business Combination" ("SFAS 141"). SFAS 141 establishes new standards for accounting and reporting for business combinations initiated after June 30, 2001. Use of the pooling-of-interests method will be

                         NETSCREEN TECHNOLOGIES, INC.

prohibited. The Company will adopt this statement during the first quarter of fiscal 2002 and does not believe that SFAS 141 will have a material effect on its operating results of financial position.

    In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets ("SFAS 142"), which supersedes APB Opinion No. 17, "Intangible Assets." SFAS 142 establishes new standards for goodwill, including the elimination of goodwill amortization, which is to be replaced with methods of periodically evaluating goodwill for impairment. The Company will adopt this statement during the first quarter of fiscal 2002 and does not believe that SFAS 142 will have a material effect on its operating results or financial position.

2. Financial Instruments


    Investments, including cash equivalents, restricted cash and short-term investments were as follows (in thousands):



                                                          September 30,
                                                        -----------------
                                                          2000     2001
                                                        --------  -------
      Money market and mutual funds.................... $    574  $ 2,030
      Commercial paper.................................   26,420       --
      U.S. government securities.......................       --    7,223
      Municipal bonds and notes........................    5,800    6,150
                                                        --------  -------
      Total investments................................   32,794   15,403
      Amounts classified as cash equivalents and
        restricted cash................................  (26,994)  (9,253)
                                                        --------  -------
      Total short-term investments..................... $  5,800  $ 6,150
                                                        ========  =======



    Gross unrealized gains and losses on available-for-sale securities at September 30, 2000 and 2001 were immaterial.


Restricted Cash


    As of September 30, 2000, the Company had $36,000 as collateral for a standby letter of credit in connection with a leasing arrangement. As of September 30, 2001, the Company had $4.6 million as collateral for an irrevocable standby letter of credit in connection with a facilities lease.


3. Long-Term Debt and Capital Lease Obligations


    In October 1998, the Company issued a secured promissory note for approximately $482,000 that bears interest at 7.25% per annum. The note does not require the Company to meet any financial covenants. The note is due in May 2002 and is secured by assets of the Company. The loan is payable in equal monthly installments of principal and interest of approximately $13,000. All interest accumulated under the loan had been paid as of September 30, 2000. As of September 30, 2001, the amount outstanding under the loan was $166,000.



    In October 1998, the Company entered into a $318,000 (later adjusted to $404,000) equipment leasing arrangement with the same lender. During the year ended September 30, 2000, the Company expanded the equipment leasing arrangement by an additional $500,000. As of September 30, 2001, there was no availability for future purchases of equipment under this leasing arrangement.

                         NETSCREEN TECHNOLOGIES, INC.

    In February 2001, the Company entered into an equipment leasing arrangement of $514,000. The lease is payable in monthly installments of principal and interest of approximately $15,000 through February 2004.


    In April 2001, the Company entered into a loan and security agreement for $3.5 million. Under the agreement, the Company may borrow amounts to finance eligible equipment purchases. The lender has a security interest in the equipment. Borrowings under the agreement bear interest at the U.S. Treasury note rate for notes with a three-year maturity plus 3.75% and are payable in equal monthly installments over a three-year term. A final payment equal to 9% of the amount borrowed is due at the end of the three-year term, has been treated as an additional finance charge and is being amortized over the term of the loan. The Company is not required to meet any financial covenants. The commitment terminates on November 30, 2001. As of September 30, 2001, the Company had borrowed $2.0 million at an annual interest rate of 8.2% under this agreement and $1.5 million remained available for future purchases of equipment.



    In August 2001, the Company entered into a loan and security agreement for $3.0 million. Under the agreement, the Company may borrow amounts to finance eligible equipment purchases. The lender has a security interest in the equipment. Borrowings under the agreement bear interest at the U.S. Treasury note rate for notes with a three-year maturity plus 9.5% and are payable in equal monthly installments over a three-year term. The Company is required to maintain an unrestricted cash balance of $11.0 million while borrowings are outstanding under the agreement. The commitment terminates on October 31, 2001. As of September 30, 2001, the Company had borrowed $1.3 million at an annual interest rate of 13.8% under this arrangement and $1.7 remained available for future purchases.


    Equipment acquired under these arrangements has been included in Property and Equipment on the accompanying balance sheet.

    Future principal payments under debt and capital lease obligations are as follows (in thousands):


            Year ending September 30:
               2002.......................................... $1,511
               2003..........................................  1,504
               2004..........................................  1,159
                                                              ------
            Total future principal payments.................. $4,174
                                                              ======


    During the year ended September 30, 2000, the Company repaid $183,000 of debt outstanding under a previous line of credit agreement with a bank.

4. Commitments

    The Company leases its office facilities under noncancelable operating leases expiring at various dates through May 2003.


    In August 2000, the Company entered into a lease for approximately 51,000 square feet of office space in Sunnyvale, California, which commenced on January 21, 2001 and will terminate on February 14, 2003. The related cost of the lease is approximately $270,000 per month. The lease is secured by a $4.6 million standby letter of credit as of September 30, 2001.

                         NETSCREEN TECHNOLOGIES, INC.

    Rent expense was approximately $640,000, $1.2 million and $3.4 million for the years ended September 30, 1999, 2000 and 2001, respectively.



    During the year ended September 30, 2001, the Company entered into several facilities leases for foreign sales offices. The leases expire at various dates through May 2003. The related cost of the leases is approximately $47,000 per month.



    Future minimum lease payments under noncancelable operating leases at September 30, 2001 were as follows (in thousands):



            Year ending September 30:
               2002.......................................... $3,612
               2003..........................................  1,269
                                                              ------
            Total minimum payments........................... $4,881
                                                              ======


5. Redeemable Convertible Preferred Stock


    Each share of Series A, B, C, D and E preferred stock is convertible, at the holder's option, into shares of common stock on a one-for-one basis, subject to certain antidilutive adjustments. Outstanding shares of Series A, B, C, D and E preferred stock automatically convert into common stock upon the closing of an underwritten public offering of common stock with aggregate proceeds to the Company of at least $40.0 million and entity value, as defined, of not less than $353.0 million.


    The preferred stockholders are entitled to one vote for each share of common stock into which their shares can be converted.


    The holder of each share of Series A, B, C and D convertible preferred stock is entitled to noncumulative dividends, when, as and if declared by the Board of Directors, at annual rates equal to approximately $0.02, $0.04, $0.04 and $0.09 per share, respectively. No dividends have been declared through September 30, 2001. The Series E convertible preferred stock is entitled to a cumulative dividend of approximately $0.31 per share. The Series E convertible preferred stock accrues dividends from the date of issuance whether or not declared; however, the accrued and unpaid dividends will not be payable in the event of optional conversion of the Series E convertible preferred stock or in the event of an automatic conversion of the Series E convertible preferred stock prior to July 6, 2003. No dividends can be declared or paid on the Series A, B, C and D convertible preferred stock until the Series E convertible preferred stock dividend has been paid.



    In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the Series E convertible preferred stockholders are entitled to receive, prior and in preference to any payment or distribution on any shares of Series A, B, C or D convertible preferred stock or common stock, an amount equal to approximately $3.82 per share plus all accrued and unpaid dividends, whether or not declared. After payment of the Series E convertible preferred stock liquidation preference, the Series A, B, C and D convertible preferred stockholders are entitled to receive, prior and in preference to any payment or distribution to any series of common stock, $0.25, $0.50, $0.53 and $1.14 per share, respectively, plus all declared but unpaid dividends. If upon any liquidation, dissolution or winding up of the Company, the available funds and assets are insufficient to permit the payment to the Series A, B, C and D convertible preferred stockholders of their respective

                         NETSCREEN TECHNOLOGIES, INC.

full preferential amounts, then all the remaining available funds and assets will be distributed among the Series A, B, C and D convertible preferred stockholders pro rata according to their respective liquidation preferences.


    A change in control of the Company may, in certain circumstances, be deemed to be a liquidation and trigger the liquidation preferences associated with the outstanding shares of Series A, B, C, D and E preferred stock. Because a change in control could occur and not be solely within the control of the Company, all preferred stock has been deemed to be redeemable and thus is classified outside of permanent equity as required by EITF D-98 "Classification and Measurement of Redeemable Securities," issued on July 19, 2001.



    The Company recorded a non-cash dividend of $699,000 and $2.9 million during the years ended September 30, 2000 and 2001, respectively, to account for the cumulative dividend on the Series E convertible preferred stock.



    The Company is authorized to issue 33,600,000 shares of convertible preferred stock, designated in series. A summary of the redeemable convertible preferred stock is as follows:



                               Shares Issued                                        Aggregate
                      Shares        and      Noncumulative Cumulative Liquidation  Liquidation
                    Authorized  Outstanding    Dividend     Dividend  Preference    Preference
                    ---------- ------------- ------------- ---------- ----------- --------------
                                                                                  (in thousands)
Series A...........  4,400,000   4,400,000       $0.02          --       $0.25       $ 1,100
Series B...........  2,000,000   2,000,000       $0.04          --       $0.50         1,000
Series C...........  7,200,000   7,000,000       $0.04          --       $0.53         3,675
Series D........... 10,000,000   9,496,786       $0.09          --       $1.14        10,874
Series E........... 10,000,000   9,576,296          --       $0.31       $3.82        40,156
                    ----------  ----------                                           -------
                    33,600,000  32,473,082                                           $56,805
                    ==========  ==========                                           =======


6. Stockholders' Equity

Founders' Shares


    In October 1997, the Company issued 12,000,000 shares of common stock to its three founders for cash proceeds of $30,000. Of these shares, 2,400,000 were vested immediately, 1,200,000 shares became vested six months after the effective date of the agreement and an additional 1,200,000 shares became vested one year after the effective date of the agreement. The remaining shares vest 2.77% per month for thirty-six months. In the event a founder's employment with the Company is terminated, the Company has the right to repurchase all unvested shares from that founder at the original issuance price. During the year ended September 30, 2000, 733,334 shares were repurchased from a founder. At September 30, 2001, 11,133,333 shares were vested.


Accelerated Vesting and Share Repurchase

    During September 1999, the Company entered into a Severance and Release Agreement with a founder of the Company. The Company agreed to pay the founder $165,000 in cash over the term of one year. In addition, the Company accelerated the vesting on approximately 1,000,000 shares of the founder's unvested shares and recorded $7.3 million of compensation expense related to the transaction, which is included in research and development in the accompanying statements of operations.

                         NETSCREEN TECHNOLOGIES, INC.

Stock Splits

    In August 1998, the Company effected a two-for-one stock split of its outstanding common stock. In April 1999, the Company effected a two-for-one stock split of its outstanding preferred stock. In November 2000, the Company effected another two-for-one split of its outstanding common stock. All share and per share amounts have been adjusted to reflect the splits.

Common Stock


    The Company is authorized to issue up to 100,000,000 shares of common stock. As of September 30, 2001, 23,780,742 shares of common stock were issued and outstanding and common stock was reserved for future issuance as follows:



Conversion of Series A preferred stock...............................  4,400,000
Conversion of Series B preferred stock...............................  2,000,000
Conversion of Series C preferred stock...............................  7,000,000
Conversion of Series D preferred stock...............................  9,496,786
Conversion of Series E preferred stock...............................  9,576,296
Outstanding warrants.................................................    123,196
Outstanding stock options............................................  8,958,149
Shares of common stock available for grant under stock option plans..  2,313,789
                                                                      ----------
                                                                      43,868,216
                                                                      ==========


Warrants

    In October 1998, in connection with the negotiation of a loan and equipment lease agreement, the Company granted warrants to purchase 60,952 shares of Series C convertible preferred stock at $0.53 per share and 20,960 shares of Series D convertible preferred stock at $1.14 per share to the lender. The warrants are exercisable for seven years after the effective date of the agreement or three years after the completion of an initial public offering, whichever is longer. The fair value of the warrants was approximately $18,000 using the Black-Scholes option pricing model based on a risk-free interest rate of 6%, a volatility of .5, and expected lives ranging from 0 to 6 years.


    In April 2001, in connection with a loan and security agreement, the Company granted warrants to purchase 41,284 shares of Series E convertible preferred stock at $3.82 per share to the lender. The warrants are exercisable for ten years after the date of grant or five years after the closing of an initial public offering, whichever is longer. The fair value of the warrants was approximately $191,000 using the Black-Scholes option pricing model based on a risk-free interest rate of 6%, a volatility of .9, and expected life of 10 years. The fair value of the warrants is being amortized over three years, which is the term of the related loan.


Nonplan Option Grants


    During the year ended September 30, 2000, the Company issued options to purchase 578,000 shares of common stock to entities at prices ranging from $0.0005 to $0.75 per share. The Company granted an additional 8,000 options at a price of $5.00 during the year ended September 30, 2001. The Company issued nonplan options due to the limited number of options available under the 1997 Plan. Of the 586,000 nonplan options granted, 420,000 were to an employee and 166,000 were to consultants. The employee options vest over four years. The Company recorded $1.2 million of deferred

                         NETSCREEN TECHNOLOGIES, INC.

stock compensation expense related to the employee during fiscal 2000 and 2001. The vast majority of the consultant options vesting was accelerated in August 2000. The Company recorded $1.3 million and $30,000 of compensation expenses related to these consultant options during fiscal 2000 and 2001, respectively. (See "Consultant Options.")



    During the year ended September 30, 2000, 490,000 shares were exercised at prices ranging from $0.0005 to $0.75 per share. During the year ended September 30, 2001, 30,000 shares were exercised at a price of $0.50 per share. As of September 30, 2001, 66,000 options were outstanding at prices ranging from $0.50 to $5.00 per share. All outstanding options were exercisable at September 30, 2001.



1997 Equity Incentive Plan



    In November 1997, the Company adopted the 1997 Equity Incentive Plan (the "1997 Plan"), which provides for the granting of incentive stock options and nonqualified stock options to employees and consultants. The 1997 Plan authorized the grant of options to purchase up to 23,200,014 shares of the Company's common stock. Under the 1997 Plan, the Company's Board of Directors determines the term of each award and the award price. In the case of incentive stock options, the exercise price may be established at an amount not less than the fair market value of the Company's common stock on the date of grant, while nonqualified stock options may have an exercise price not less than 85% of the fair market value on the date of grant. Options granted may be immediately exercisable. The Company has the right to purchase any exercised and unvested shares at the original exercise price. Options generally vest ratably over a four-year period commencing with the grant date and expire no later than ten years from the date of grant.


    The following is a summary of activity for the 1997 Plan:


                                                               Outstanding Options
                                                               --------------------
                                                                           Weighted
                                                    Shares                 Average
                                                   Available   Number of   Exercise
                                                   for Grant    Shares      Price
                                                  -----------  ----------  --------
Options outstanding as of September 30, 1998.....   5,329,200   4,057,400   $0.04
   Options authorized............................          --          --
   Options granted...............................  (5,183,000)  5,183,000   $0.09
   Options exercised.............................          --  (5,830,506)  $0.09
   Options canceled..............................     763,406    (763,406)  $0.04
                                                  -----------  ----------
Options outstanding as of September 30, 1999.....     909,606   2,646,488   $0.06
   Options authorized............................   8,600,014          --
   Options granted............................... (10,154,130) 10,154,130   $1.22
   Options exercised.............................          --  (6,990,774)  $0.42
   Options canceled..............................   1,355,470  (1,355,470)  $3.10
   Shares repurchased............................     122,500          --   $0.25
                                                  -----------  ----------
Options outstanding as of September 30, 2000.....     833,460   4,454,374   $1.22
   Options authorized............................   5,000,000          --
   Options granted...............................  (5,167,700)  5,167,700   $5.01
   Options exercised.............................          --     (69,582)  $1.90
   Options canceled..............................     660,343    (660,343)  $3.56
   Shares repurchased............................     987,686          --   $0.48
                                                  -----------  ----------
Options outstanding as of September 30, 2001.....   2,313,789   8,892,149   $3.23
                                                  ===========  ==========

                         NETSCREEN TECHNOLOGIES, INC.

    All options outstanding under the 1997 Plan were exercisable at September 30, 2001. As of September 30, 2001, options to purchase 1,188,400 shares were vested but not exercised at a weighted average exercise price of $1.32 per share. As of September 30, 2001, 4,146,481 unvested options had been exercised and were subject to repurchase.



    As of September 30, 2001, the weighted average remaining contractual life of outstanding options under the 1997 Plan was 9.07 years. The range of exercise prices of options outstanding at September 30, 2001 was $0.05 to $7.50.



    In addition, the following table summarizes information about options under the 1997 Plan that were outstanding and exercisable at September 30, 2001:



                      Options Outstanding and Exercisable
                -----------------------------------------------
                                            Weighted
                                            Average    Weighted
                  Range of                 Remaining   Average
                  Exercise      Number    Contractual  Exercise
                   Prices     Outstanding Life (Years)  Price
                   ------     ----------- ------------ --------
                $0.05 - $0.50  1,098,614      8.05     $0.4562
                $0.75 - $0.75  2,299,035      8.74     $0.7500
                $2.50 - $4.50    462,000      8.94     $2.6255
                $5.00 - $5.00  4,687,200      9.45     $5.0000
                $5.10 - $7.50    345,300      9.66     $5.4475
                               ---------
                $0.05 - $7.50  8,892,149      9.07     $3.2338
                               =========


Restricted Stock Program to Certain Employees

    In July 2000, the Company cancelled 474,000 options granted in March 2000 and replaced them with restricted stock with an exercise price of $0.0005. The Company is recording compensation over the vesting period of the restricted stock for the difference between the fair market value in July 2000 of $1.50 and the exercise price of $0.0005.

Pro Forma Stock-Based Compensation


    Pro forma information regarding net loss is required by SFAS 123. The information is required to be determined as if the Company had accounted for its employee stock options granted under the fair value method. The fair value of these options was estimated at the date of grant using the minimum value method with the following weighted average assumptions:



                                                Year Ended September 30,
                                                ------------------------
                                                  1999    2000    2001
                                                -------  ------- -------
        Expected life.......................... 5 years  5 years 5 years
        Expected stock price volatility........   90%      90%     90%
        Risk-free interest rate................  4.95%    6.29%   4.99%
        Dividend yield.........................  None     None    None

                         NETSCREEN TECHNOLOGIES, INC.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' respective vesting periods. If the Company had elected to recognize compensation cost based on the fair value of the options granted at the grant date as prescribed by FAS 123, net loss applicable to common stockholders and net loss per share applicable to common stockholders would have increased to the pro forma amounts indicated in the table below (in thousands, except for per share amounts):



                                                              Year Ended September 30,
-                                                           ----------------------------
                                                              1999      2000      2001
                                                            --------  --------  --------
Net loss applicable to common stockholders:
   As reported............................................. $(19,730) $(33,720) $(34,228)
                                                            ========  ========  ========
   Pro forma............................................... $(20,193) $(36,369) $(39,008)
                                                            ========  ========  ========
Basic and diluted net loss per share applicable to common
  stockholders:
   As reported............................................. $  (2.99) $  (2.82) $  (2.05)
                                                            ========  ========  ========
   Pro forma............................................... $  (3.06) $  (3.04) $  (2.34)
                                                            ========  ========  ========



    The weighted average fair value of options granted during the years ended September 30, 1999, 2000 and 2001 was $2.33, $10.32 and $4.25, respectively.


    The option valuation models were developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.



Deferred Stock Compensation


    During the years ended September 30, 1999, 2000 and 2001, in connection with the grant of stock options to employees, the Company recorded deferred stock compensation of approximately $8.4 million, $101.1 million and $6.8 million, respectively, representing the difference between the exercise price and the deemed fair value for financial reporting purposes of the Company's common stock on the date these stock options were granted. Deferred compensation is included as a reduction of stockholders' equity and is being amortized ratably over the vesting period of the individual award, generally four years, consistent with the method described in FASB Interpretation No. 28. During the years ended September 30, 1999, 2000 and 2001, the Company recorded amortization of deferred stock compensation of approximately $332,000, $14.7 million and $19.0 million, respectively, related to employee stock options. At September 30, 2001, approximately $54.9 million of deferred stock compensation related to employee stock options remained unamortized.



  Consultant Options



    As of September 30, 2001, the Company had granted options to purchase approximately 227,000 shares of common stock to individual consultants at exercise prices ranging from $0.0005 to $7.50 per share. The options were granted in exchange for consulting services rendered and vest over

                         NETSCREEN TECHNOLOGIES, INC.

terms ranging from immediately to four years. The options issued to consultants have been and will be marked to market using the estimate of fair value at the end of each accounting period pursuant to FASB's Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods, or Services." The Company recorded compensation expense of approximately $3.7 million, $1.5 million and $166,000 in the years ended September 30, 1999, 2000 and 2001, respectively, related to options issued to consultants. As of September 30, 2001, all consultant options were fully vested.


Stockholders' Notes Receivable


    The stockholders' notes receivable were issued in conjunction with the issuance of common stock under the Company's stock option plan. The notes were secured by the related shares of common stock and are full recourse notes, with interest compounded annually on the unpaid balance at a rate of 6% per year. During the year ended September 30, 2001, the Company received payments on the notes of $80,000 and canceled notes totaling $399,000 in connection with the repurchase of shares.



  2001 Equity Incentive Plan



    In September 2001, the Company's Board of Directors adopted the 2001 Equity Incentive Plan (the "2001 Plan"), subject to stockholder approval. The 2001 Plan will become effective on the date of the initial public offering and provides for the granting of incentive stock options, nonqualified stock options, restricted stock and stock bonuses to employees, officers, directors, consultants, independent contractors and advisors.



    The 2001 Plan is the successor to the Company's 1997 Plan and, upon its effective date, no additional shares will be granted under the 1997 Plan. The Company has reserved 20,000,000 shares of common stock for issuance under the 2001 Plan. The number of shares reserved for issuance under the 2001 Plan will be increased by the number of shares available for grant under the 1997 Plan on the effective date of this prospectus and any shares that are canceled or repurchased under the 1997 Plan after the date of this prospectus. In addition, the number of shares reserved for issuance under the 2001 Plan will increase automatically on October 1 of each year by an amount equal to 5% of the Company's total outstanding shares of common stock as of the immediately preceding September 30.



  2001 Employees Stock Purchase Plan



    In September 2001, the Company's Board of Directors adopted the 2001 Employee Stock Purchase Plan (the "2001 ESPP"), subject to stockholder approval. The 2001 ESPP is designed to enable eligible employees to purchase shares of the Company's common stock at a discount and will become effective on the first day on which price quotations are available for the Company's common stock on the Nasdaq National Market. Except for the first offering period, each offering period will be for two years and will consist of four six-month purchase periods. The first offering period is expected to begin on the first business day on which price quotations for the Company's common stock are available on the Nasdaq National Market. The first purchase period may be more or less than six months long. After that, the offering periods will begin on November 1 and May 1. The purchase price for shares of common stock under the 2001 ESPP will be 85% of the lesser of the fair market value of the Company's common stock on the first day of the applicable offering period or the last day of each purchase period.

                         NETSCREEN TECHNOLOGIES, INC.

    The Company has initially reserved 1,000,000 shares of common stock for issuance under the 2001 ESPP. The number of shares reserved for issuance under the 2001 ESPP will increase automatically on October 1 of each year by an amount equal to the number of shares sold under the plan in the preceding fiscal year.





7. Income Taxes



    The Company's income tax benefit differs from the income tax benefit determined by applying the U.S. federal statutory rate to the net loss as follows:



                                                              Year Ended September 30,
                                                            ---------------------------
                                                             1999      2000      2001
                                                            -------  --------  --------
Income tax benefit at U.S. statutory rate.................. $(6,906) $(11,557) $(10,898)
Valuation allowance for deferred tax assets................   6,906    11,557    10,898
Foreign income taxes for which no U.S. benefit is currently
  recognizable.............................................      --        --       168
                                                            -------  --------  --------
Income tax provision....................................... $    --  $     --  $    168
                                                            =======  ========  ========



    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes are as follows:



                                        September 30,
                                     ------------------
                                       2000      2001
                                     --------  --------
Deferred tax assets:
   Net operating loss carryforwards. $  4,958  $  6,473
   Tax credit carryforwards.........      600     1,872
   Deferred compensation............    4,993     7,967
   Deferred revenue.................      800     5,661
   Other reserves and accruals......    2,576     3,361
                                     --------  --------
Total deferred tax assets...........   13,927    25,334
Valuation allowance.................  (13,927)  (25,334)
                                     --------  --------
Net deferred tax assets............. $     --  $     --
                                     ========  ========



    Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which are uncertain. Accordingly, a valuation allowance in an amount equal to the deferred tax assets as of September 30, 2000 and September 30, 2001 has been established to reflect these uncertainties. The valuation allowance increased by $3.2 million, $9.4 million and $11.4 million during the years ended September 30, 1999, 2000 and 2001, respectively.



    As of September 30, 2001, the Company had federal and state net operating loss carryforwards of approximately $16.2 million and $13.8 million, respectively. The Company also had federal and state research and development tax credit carryforwards of approximately $1,132,000 and $1,138,000, respectively. The federal and state net operating loss and tax credit carryforwards will expire at various dates beginning in 2005, if not utilized.

                         NETSCREEN TECHNOLOGIES, INC.

    Utilization of the net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating loss and tax credit carryforwards before utilization.


8. Business Segment Information

    The Company operates in one business segment, the sale of security and traffic management solutions for network environments.

    The Chief Executive Officer has been identified as the Chief Operating Decision Maker ("CODM") because he has the final authority over resource allocation decisions and performance assessment. The CODM does not receive discrete financial information about individual components of the Company's business.

    Revenues by geographic regions were as follows (in thousands):


                                        Year Ended September 30,
                                        ------------------------
                                         1999     2000    2001
                                        ------  -------  -------
               Revenues:
                  North America........ $3,798  $20,341  $44,826
                  Asia.................  1,508    3,540   25,228
                  Europe...............    562    2,701   14,798
                  Others...............      3        2      711
                                        ------  -------  -------
                      Total............ $5,871  $26,584  $85,563
                                        ======  =======  =======


9. 401(k) Plan


    The Company has a defined contribution plan intended to qualify under
Section 401 of the Internal Revenue Code, or a 401(k) plan. All employees may elect to contribute up to 15%, but no greater than $10,500 per year, of their annual compensation to the plan through salary deferrals, subject to IRS limits. From October 30, 1997 (inception) to September 30, 2001, the Company made no matching contributions to the plan.


10. Related Party Transactions


    During the year ended September 30, 2001, the Company sold products and services to companies owned by the brother of one of the Company's founders. The total amount sold to these companies was approximately $1,574,000. As of September 30, 2001, accounts receivable included approximately $125,000 due from these companies.


11. Subsequent Events





Series F Convertible Preferred Stock


    In October 2001, the Company completed the sale of 5,762,502 shares of the Company's Series F convertible preferred stock, $0.001 par value per share, at a price of $5.2061 per share, for cash proceeds of approximately $29.9 million, net of issuance costs of $130,000. The fair value of the

                         NETSCREEN TECHNOLOGIES, INC.

shares at the time of issuance was estimated to be approximately $10.00 per share. The difference between the fair value of $10.00 per share and the issue price of $5.2061 per share will be accounted for as a dividend totaling approximately $27.6 million in the quarter ending December 31, 2001.



    Each share of Series F convertible preferred stock is convertible, at the holder's option, into shares of common stock on a one-for-one basis, subject to certain anti-dilutive adjustments. Outstanding shares of Series F convertible preferred stock automatically convert into common stock upon the earlier of:
(1) the closing of an underwritten public offering of common stock with aggregate proceeds to the Company of at least $50.0 million and share price of at least $10.41 per share; (2) the date specified by written consent or agreement of the holders of the then-outstanding shares of the Series F convertible preferred stock; or (3) the date specified by written consent or agreement of the holders of not less than two-thirds of the then-outstanding shares of the Series A, B, C, D, E and F convertible preferred stock (voting together as a single class on an as-converted to common stock basis), provided that any automatic conversion of the Series F convertible preferred stock pursuant to this clause (3) must be effective in connection with an underwritten public offering of at least $50.0 million.



    The Series F convertible preferred stockholders are entitled to one vote for each share of common stock into which their shares can be converted.



    The Series F convertible preferred stock is entitled to a cumulative dividend of approximately $0.42 per share increased to $0.62 from and after the date on which certain events of default occur. Dividends on the Series F convertible preferred stock accrue from the date of issuance whether or not earned or declared; however, the accrued and unpaid dividends will not be payable in the event of optional conversion of the Series F convertible preferred stock or in the event of an automatic conversion of the Series F convertible preferred stock prior to the third annual anniversary of the original issue date. No dividends can be declared or paid on the Series A, B, C, D and E convertible preferred stock until the Series F convertible preferred stock dividend has been paid. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the Series F convertible preferred stockholders are entitled to receive, prior and in preference to any payment or distribution to any shares of Series A, B, C, D or E convertible preferred stock or common stock, an amount equal to approximately $10.41 per share plus all accrued and unpaid dividends, whether or not declared.


    The Company will accrue a deemed dividend at an annual rate of $0.42 per share to account for the cumulative dividend on the Series F convertible preferred stock.


    In connection with the sale of the Series F convertible preferred stock, the Company effected a two-for-one stock split of the Series A, B, C, D and E convertible preferred stock outstanding on the date of filing of the Restated Certificate of Incorporation in connection with sale of the Series F convertible preferred stock. All preferred share amounts have been adjusted to reflect this split.

                            Description of Artwork

Back Inside Cover Page

    Caption on top of page--Text reading "NetScreen Technologies: Network Security Solutions."

    The page is divided into three sections by horizontal bold lines.


    The first section is entitled "Security Systems" in the upper left and leads with the text "High performance, high capacity, high availability, flexible hardware configuration systems able to deliver single customer dedicated security or multi-customer cloud-based security." on the right. The section contains a product photograph of a NetScreen-1000 labeled "NetScreen-1000" with the text "Highest capacity enterprise central sites, service provider network infrastructures, Internet data centers, e-business Web sites." immediately to the right. Below is a product photograph of a NetScreen-500 labeled "NetScreen-500" with the text "Enterprise central sites, service provider network infrastructures, Internet data centers, e-business Web sites." immediately to the right.



    The second section is entitled "Security Appliances" on the left and leads with the text "Easy to install, low cost, network security devices." on the right. The section contains a product photograph of a NetScreen-100 labeled "NetScreen-100" with the text "High performance enterprise networks, branch offices, enterprise central sites and e-business Web sites." immediately to the right. Below is a product photograph of a NetScreen-50 labeled "NetScreen-50" with the text "Enterprise branch offices and medium enterprises." immediately to the right. Below that is a product photograph of a NetScreen-25 labeled "NetScreen-25" with the text "Enterprise remote offices and small enterprises." Below that is a product photograph of a NetScreen-5XP labeled "NetScreen-5XP" with the text "Small offices and teleworkers." immediately to the right.



    The third section is entitled "Management Software" on the left with a screen shot of NetScreen's central management software depicting connected points on a map of the world below. Under the screen shot are the words "NetScreen-Global PRO." On the right of this section are bullet points with text reading "Scalable, centralized security management for up to 10,000 devices." and "Enterprise management and multi-customer management for service providers."


    Bottom of page--The NetScreen logo.

                    --------------------------------------
                    --------------------------------------
No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                ---------------

                               TABLE OF CONTENTS


                                                          Page
                                                          ----
                  Prospectus Summary.....................   3
                  Risk Factors...........................   7
                  Special Note Regarding Forward-Looking
                    Statements...........................  18
                  Use of Proceeds........................  18
                  Dividend Policy........................  18
                  Capitalization.........................  19
                  Dilution...............................  20
                  Selected Consolidated Financial Data...  21
                  Management's Discussion and Analysis of
                    Financial Condition and Results of
                    Operations...........................  22
                  Business...............................  32
                  Management.............................  49
                  Related Party Transactions.............  59
                  Principal Stockholders.................  62
                  Description of Capital Stock...........  64
                  Shares Eligible for Future Sale........  68
                  Underwriting...........................  70
                  Validity of Common Stock...............  72
                  Experts................................  72
                  Where You Can Find Additional
                    Information..........................  72
                  Index to Consolidated Financial
                    Statements........................... F-1


                                ---------------


Through and including      , 2002 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.


                    --------------------------------------
                    --------------------------------------
                    --------------------------------------
                    --------------------------------------

                                    Shares

                                   NetScreen

                              Technologies, Inc.

                                 Common Stock

                                ---------------

                             [LOGO] Netscreen logo

                                ---------------

                             Goldman, Sachs & Co.

                                   JPMorgan

                                  UBS Warburg


                              Wachovia Securities


                      Representatives of the Underwriters

                    --------------------------------------
                    --------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

    The following table sets forth the costs and expenses to be paid by the Registrant in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee....... $ 23,000
NASD filing fee...........................................    9,700
Nasdaq National Market listing fee........................   95,000
Accounting fees and expenses..............................    *
Legal fees and expenses...................................    *
Road show expenses........................................    *
Printing and engraving expenses...........................    *
Blue Sky qualification fees and expenses and NASD expenses    *
Transfer agent and registrar fees and expenses............    *
Miscellaneous expenses....................................    *
                                                           --------
   Total.................................................. $   *
                                                           ========

--------
*   To be filed by amendment

Item 14. Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

    As permitted by the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

    . for any breach of the director's duty of loyalty to the Registrant or its stockholders;

    . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    . under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

    . for any transaction from which the director derived an improper personal benefit.

    As permitted by the Delaware General Corporation Law, the Registrant's Bylaws provide that:

    . the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

    . the Registrant may indemnify its other employees and agents to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

    . the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

    . the Registrant may advance expenses, as incurred, to its employees and agents in connection with a legal proceeding; and

    .   the rights conferred in the Bylaws are not exclusive.

    The Registrant intends to enter into Indemnity Agreements with each of its current directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

    The indemnification provisions in the Registrant's Certificate of Incorporation and Bylaws and the Indemnity Agreements entered into between the Registrant and each of its directors and officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

    Reference is also made to Section 8 of the Underwriting Agreement, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities.

    The Registrant is seeking directors' and officers' liability insurance and expects the insurance to include coverage for securities matters.

    See also the undertakings set out in response to Item 17.

    Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document                                                                   Number
----------------                                                                   ------
Form of Underwriting Agreement....................................................  1.01

Form of Restated Certificate of Incorporation to be filed upon the closing of the offering........................................................................  3.02

Restated Bylaws of the Registrant to be effective upon the closing of the offering  3.04

Form of Indemnity Agreement to be entered into by and between the Registrant and each executive officer and director......................................... 10.07

Item 15. Recent Sales of Unregistered Securities.

    From October 1, 1998 through September 30, 2001, we have issued and sold the following unregistered securities. The numbers of shares below reflect a two for one stock split of each series of preferred stock effective as of October 2, 2001.

    1. On October 27, 1998, we granted Comdisco, Inc. two warrants, to purchase an aggregate of 60,952 shares of Series C preferred stock with an exercise price of approximately $0.53 per share, under a Loan and Security Agreement dated October 27, 1998 and Master Lease Agreement dated October 27, 1998 with Equipment Schedule No. VL-1 dated October 27, 1998.


    2. On May 11, 1999 and at a subsequent closing on May 15, 1999, we issued and sold 9,496,786 shares of Series D preferred stock to five venture capital funds, seven corporate investors, Inkeun Lee, Masaharu Shinya, Hien Ngoc Truong, Alex Chang, Godfrey Fong, Nahil Sifri, Paul Gupta, Chiu Family Living Trust, Chiu Family Charitable Remainder Unitrust, M. Liu Trust and David C. Weng Living Trust at a per share purchase price of approximately $1.14.

    3. On November 24, 1999, we granted Comdisco, Inc. a warrant to purchase 20,960 shares of Series D preferred stock with an exercise price of approximately $1.14 per share under a Master Lease Agreement dated October 27, 1998 with Equipment Schedule No. VL-3 and VL-4 dated November 24, 1998.


    4. At four separate closings from July 6, 2000 to August 31, 2000, we issued and sold 9,576,296 shares of Series E preferred stock to six venture capital funds, twenty corporate investors, Masaharu Shinya, Paul Gupta, Nahil Sifri, Thomas Mendoza, Daniel Gutenberg, Michael Chiu, Hans Tai, Chiu Family Living Trust, Chiu Family Children's Trust, Chiu Family Charitable Remainder Unitrust, David C. Weng Living Trust, and Hsu Kwei Chou and Aiko Chou Trust at a per share purchase price of approximately $3.82.


    5. In April 2001, we granted GATX Ventures, Inc. a warrant to purchase 41,284 shares of our Series E preferred stock at an exercise price of approximately $3.82 per share under a Loan and Security Agreement dated April 13, 2001.

    6. From October 1, 1998 through September 30, 2001, we issued 12,730,862 shares of common stock to employees upon exercise of options under our 1997 Equity Incentive Plan or otherwise sold shares, with exercise prices ranging from $0.03 to $5.00 per share.

    7. From October 1, 1998 through September 30, 2001, we issued 520,000 shares of common stock to employees or consultants outside the 1997 Equity Incentive Plan.


    8. On October 4, 2001, we issued and sold 5,762,502 shares of Series F preferred stock to seven venture capital funds, five investment funds and Inkeun Lee at a per share purchase price of approximately $5.21.


    Each share of preferred stock will automatically convert into one share of common stock upon the closing of this offering.

    The sales described in paragraph 6 above were determined to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions under compensation benefit plans and contracts relating to compensation as provided under Rule
701. The remaining sales described above were determined to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, as transactions by an issuer not involving any public offering. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution and appropriate legends were affixed to the share certificates issued in these transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules.

    (a) The following exhibits are filed herewith:


Number                                        Exhibit Title
------                                        -------------
 1.01  Form of Underwriting Agreement.*

 3.01  Restated Certificate of Incorporation of the Registrant as filed October 2, 2001.*

 3.02  Form of Restated Certificate of Incorporation to be filed upon the closing of the offering.*

 3.03  Bylaws, as amended, dated March 16, 2001.*

Number                                       Exhibit Title
------                                       -------------
 3.04  Restated Bylaws of the Registrant to be effective upon the closing of the offering.*

 4.01  Fifth Amended and Restated Investor Rights Agreement by and among the Registrant, certain stockholders and certain investors dated October 3, 2001.

 4.02  Specimen Common Stock Certificate.**

 5.01  Form of Opinion of Fenwick & West LLP.

10.01  Form of Restated Founder's Restricted Stock Purchase Agreement.*

10.02  1997 Equity Incentive Plan, as amended on August 10, 2001, and form of stock option agreement.*

10.03  2001 Equity Incentive Plan, and form of stock option agreement.*

10.04  2001 Employee Stock Purchase Plan.*

10.05  1997 Equity Incentive Plan form of stock option agreement for executive officers.*

10.06  Form of Offer Letter for executive officers.*

10.07  Form of Indemnity Agreement to be entered into by and between the Registrant and each executive officer and director.*

10.08  Form of Promissory Notes from executive officers to the Registrant made in connection with exercise of options.*

10.09  Purchase Agreement by and between FLASH Electronics, Inc. and the Registrant dated
       May 13, 1998.*/***

10.10  Master Lease Agreement by and between Comdisco, Inc. and the Registrant dated
       October 27, 1998.*

10.11  Loan and Security Agreement by and between Comdisco, Inc. and the Registrant dated
       October 27, 1998.*

10.12  Software License Agreement by and between Information Resource Engineering, Inc. (now
       SafeNet, Inc.) and the Registrant dated June 30, 2000.*

10.13  Sublease Agreement by and between Philips Electronics North America Corporation and the Registrant dated September 29, 2000.*

10.14  Purchase/Service Agreement by and between Avaya, Inc. and the Registrant dated
       November 21, 2000.*

10.15  Manufacturing Agreement by and between A-Plus Manufacturing Corporation (now C-MAC
       Industries, Inc.) and the Registrant dated December 15, 2000.*/***

10.16  Loan and Security Agreement by and between GATX Ventures, Inc. and the Registrant dated April 13, 2001.*

10.17  Amendment #1 to Software License Agreement by and between Information Resource
       Engineering, Inc. (now SafeNet, Inc.) and the Registrant dated June 22, 2001.*

10.18  International Customer Agreement by and between IBM Global Services and the Registrant dated July 25, 2001.*

10.19  Master Loan and Security Agreement by and between Wells Fargo Equipment Finance, Inc.
       and the Registrant dated August 17, 2001.*

21.01  List of Subsidiaries of Registrant.*

   Number                           Exhibit Title
   ------                           -------------
   23.01  Form of Consent of Fenwick & West LLP (See Exhibit 5.01).

   23.02  Consent of Ernst & Young LLP.

   24.01  Power of Attorney (see page II-6 of this Registration Statement).*

--------

*   Previously filed.


**  To be filed by amendment.


*** Confidential treatment has been requested for portions of this exhibit.
    These portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.


    (b) The following financial statement schedule is filed herewith:

    Schedule II--Valuation and Qualifying Accounts

    Other financial statement schedules are omitted because the information called for is not required or is shown either in the Registrant's consolidated financial statements or the notes thereto.

Item 17. Undertakings.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

       (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 12th day of November 2001.


                                          NETSCREEN TECHNOLOGIES, INC.


                                          By:      /s/ REMO E. CANESSA

                                             __________________________________

                                                      REMO E. CANESSA


                                                  Chief Financial Officer





    Pursuant to the requirements of the Securities Act, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the date indicated.



            Name                       Title                  Date
            ----                       -----                  ----
Principal Executive Officer:

             *               President, Chief Executive November 12, 2001
----------------------------   Officer and Director
      ROBERT D. THOMAS

Principal Financial Officer and Principal Accounting Officer:

     /s/ REMO E. CANESSA     Chief Financial Officer    November 12, 2001
----------------------------
      REMO E. CANESSA

Additional Directors:

             *               Director                   November 12, 2001
----------------------------
        CHUN P. CHIU

             *               Director                   November 12, 2001
----------------------------
         FENG DENG

             *               Director                   November 12, 2001
----------------------------
     MICHAEL L. GOGUEN

             *               Director                   November 12, 2001
----------------------------
      KATHERINE M. JEN

             *               Director                   November 12, 2001
----------------------------
     FRANK J. MARSHALL

             *               Director                   November 12, 2001
----------------------------
     THOMAS F. MENDOZA

             *               Director                   November 12, 2001
----------------------------
   VICTOR E. PARKER, JR.

By:  /s/ REMO E. CANESSA
----------------------------
      REMO E. CANESSA
      Attorney-in-Fact

                         NETSCREEN TECHNOLOGIES, INC.

               SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                (in thousands)


                                                       Additions
                                            Balance at Charged to             Balance
                                            Beginning  Costs and  Deductions  at End
Description                                 of Period   Expenses     (1)     of Period
-----------                                 ---------- ---------- ---------- ---------
Allowance for doubtful accounts receivable:
   Year ended September 30, 1999...........   $   58     $  417     $  126    $  349
   Year ended September 30, 2000...........   $  349     $2,356     $  989    $1,716
   Year ended September 30, 2001...........   $1,716     $3,251     $2,093    $2,874

--------
(1) Represents amounts written off as uncollectible

                                 EXHIBIT INDEX


Number                                        Exhibit Title
------                                        -------------
 1.01  Form of Underwriting Agreement.*

 3.01  Restated Certificate of Incorporation of the Registrant as filed October 2, 2001.*

 3.02  Form of Restated Certificate of Incorporation to be filed upon the closing of the offering.*

 3.03  Bylaws, as amended, dated March 16, 2001.*

 3.04  Restated Bylaws of the Registrant to be effective upon the closing of the offering.*

 4.01  Fifth Amended and Restated Investor Rights Agreement by and among the Registrant, certain stockholders and certain investors dated October 3, 2001.

 4.02  Specimen Common Stock Certificate.**

 5.01  Form of Opinion of Fenwick & West LLP.

10.01  Form of Restated Founder's Restricted Stock Purchase Agreement.*

10.02  1997 Equity Incentive Plan, as amended on August 10, 2001, and form of stock option agreement.*

10.03  2001 Equity Incentive Plan, and form of stock option agreement.*

10.04  2001 Employee Stock Purchase Plan.*

10.05  1997 Equity Incentive Plan form of stock option agreement for executive officers.*

10.06  Form of Offer Letter for executive officers.*

10.07  Form of Indemnity Agreement to be entered into by and between the Registrant and each executive officer and director.*

10.08  Form of Promissory Notes from executive officers to the Registrant made in connection with exercise of options.*

10.09  Purchase Agreement by and between FLASH Electronics, Inc. and the Registrant dated
       May 13, 1998.*/***

10.10  Master Lease Agreement by and between Comdisco, Inc. and the Registrant dated
       October 27, 1998.*

10.11  Loan and Security Agreement by and between Comdisco, Inc. and the Registrant dated
       October 27, 1998.*

10.12  Software and License Agreement by and between Information Resource Engineering, Inc.
       (now SafeNet, Inc.) and the Registrant dated June 30, 2000.*

10.13  Sublease Agreement by and between Philips Electronics North America Corporation and the Registrant dated September 29, 2000.*

10.14  Purchase/Service Agreement by and between Avaya, Inc. and the Registrant dated
       November 21, 2000.*

10.15  Manufacturing Agreement by and between A-Plus Manufacturing Corporation (now C-MAC
       Industries, Inc.) and the Registrant dated December 15, 2000.*/***

10.16  Loan and Security Agreement by and between GATX Ventures, Inc. and the Registrant dated April 13, 2001.*

10.17  Amendment #1 to Software License Agreement by and between Information Resource
       Engineering, Inc. (now SafeNet, Inc.) and the Registrant dated June 22, 2001.*

10.18  International Customer Agreement by and between IBM Global Services and the Registrant dated July 25, 2001.*

Number                                     Exhibit Title
------                                     -------------

10.19  Master Loan and Security Agreement by and between Wells Fargo Equipment Finance, Inc.
       and the Registrant dated August 17, 2001.*

21.01  List of Subsidiaries of Registrant.*

23.01  Form of Consent of Fenwick & West LLP (See Exhibit 5.01).

23.02  Consent of Ernst & Young LLP.

24.01  Power of Attorney (see page II-6 of this Registration Statement).*

--------

*   Previously filed.


**  To be filed by amendment.


*** Confidential treatment has been requested for portions of this exhibit.
    These portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.